EXHIBIT 99.F

BUDGET REVIEW

2012

NATIONAL TREASURY

REPUBLIC OF SOUTH AFRICA

Budget Review

2012

National Treasury

Republic of South Africa

22 February 2012

ISBN:	978-0-621-40579-8
RP:	02/2012

The Budget Review is compiled using the latest available information from departmental and other sources. Some of this information is unaudited or subject to revision.

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Communications Directorate

National Treasury

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The document is also available on the internet at: www.treasury.gov.za.

Foreword

The 2012 Budget is tabled as the global economy is going through a difficult time. Recovery from the financial and economic crisis that opened in 2008 remains slow and uneven. Developed and developing economies alike confront weaker growth prospects. A solution to the European crisis eludes policymakers, casting a long shadow over the world economy.

In the face of all this, South Africa has demonstrated resilience. The economy is growing, though more slowly than originally projected. More jobs are being created. Household spending is robust and private-sector investment is gathering pace.

The challenge before us is to build on our strengths, taking the steps necessary to improve the competitiveness and productivity of our economy to grow more rapidly, create jobs, and reduce poverty and inequality. Government’s infrastructure investment plans provide a foundation for these objectives.

Consistent with the undertaking we made in the 2011 Medium Term Budget Policy Statement, this Budget balances support for the economy with the gradual consolidation of South Africa’s fiscal position to ensure the long-term health of our public finances. It begins a shift in the composition of expenditure towards investment. Over time, this will release greater resources for pro-growth investment and spending on the initial phases of national health insurance and a reformed social security system.

Government cannot succeed in realising the objectives of our Constitution on its own. South Africa’s growth and development path will be forged in partnership with the private sector.

This Budget sets out a clear challenge for government at all levels to achieve more by using public resources with greater efficiency. Our success in achieving the ambitious goals we set ourselves will be determined by our ability to execute our plans in full and on time.

The 2012 Budget is the culmination of hard work by many people:

•	The Minister’s Committee on the Budget, whose unenviable task is to ensure alignment between technical processes and political imperatives

•	Cabinet, which takes the policy decisions that are given monetary expression in the Budget

•	Numerous government officials who contribute data and participate in processes culminating in Budget Day.

Special recognition must go to Minister of Finance Gordhan and Deputy Minister Nene for their political skills, unflagging energy and attention to detail. Finally, my very special word of thanks goes to the National Treasury team for their hard work and unwavering support in producing yet another good set of Budget documents.

Lungisa Fuzile

Director-General: National Treasury

Contents

Chapter 1	Levers of economic change	1
	Introduction	1
	Fiscal sustainability and growth	4
	Summary of the 2012 Budget Review	7
	Budget documentation	12

Chapter 2	Economic outlook	13
	Overview	13
	Domestic outlook	14
	Global developments	15
	Real output trends	19
	Employment and remuneration	22
	Domestic expenditure	24
	Balance of payments	26
	Monetary and financial sector developments	30
	Conclusion	32

Chapter 3	Fiscal policy	33
	Overview	33
	Fiscal trends and goals	34
	The budget framework	37
	Public-sector borrowing requirement	43
	Conclusion	44

Chapter 4	Revenue trends and tax proposals	45
	Overview	45
	Budget revenue – revised estimates	46
	Overview of tax proposals	49
	Conclusion	60

Chapter 5	Asset and liability management	61
	Overview	61
	Developments in South Africa’s debt markets	62
	Managing the debt portfolio	63
	Consolidated borrowing and financing	65
	National borrowing requirement	65
	Financing the national borrowing requirement	66
	Debt-service costs	70
	Government’s debt portfolio	71
	Financing borrowing by state-owned entities	74
	Development finance institutions	74
	Conclusion	76

Chapter 6	Social security and national health insurance	77
	Overview	77
	Social security and labour policies	78
	Social security and retirement reform	80
	National health insurance	81
	Social assistance	84
	Social security funds	88
	Conclusion	90

Chapter 7	Infrastructure	91
	Overview	91
	Sector review	93
	Improving infrastructure delivery	101
	Conclusion	106

Chapter 8	Medium-term expenditure and division of revenue	107
	Enhancing growth and service delivery	107
	Division of revenue	108
	Expenditure outcome and revised estimate: 2010/11 and 2011/12	115
	Consolidated government expenditure	115
	Revised medium-term expenditure plans	116
	Conclusion	126

Annexure A	Report of the Minister of Finance to Parliament	129
	Introduction	129
	Budgetary review and recommendation reports	129
	Recommendations of the Standing Committee on Appropriations on the 2011 Medium Term Budget Policy Statement	131
	Recommendations of the Select Committee on Appropriations on the 2011 Medium Term Budget Policy Statement	132
	Recommendations of the Select Committee on Appropriations on the 2011 Division of Revenue Amendment Bill	133
	Recommendations of the Standing Committee on Finance on the 2011 Medium Term Budget Policy Statement	134
	Joint recommendations of the Standing and Select Committees on Finance on the Revised Fiscal Framework	136

Annexure B	Statistical tables	139
	Explanatory notes on the statistical tables	139

Annexure C	Miscellaneous tax amendments	175
	Tax expenditure statement: February 2012	175
	Direct tax proposals	178
	Indirect tax proposals	182
	Miscellaneous tax amendments	187

Annexure D	Details of specific excise duties	195

Annexure E	Budget summary	199

Annexure F	Glossary	203

v

Tables

1.1	Macroeconomic outlook – summary	8
1.2	Consolidated government fiscal framework	8
1.3	Summary of tax proposals	9
1.4	Projected state debt and debt costs	10
1.5	Division of revenue	12

2.1	Macroeconomic projections, 2008 – 2014	15
2.2	Macroeconomic projections, 2008/09 – 2014/15	15
2.3	Annual percentage change in GDP and consumer price inflation, selected regions/countries, 2011 – 2013	17
2.4	Growth in mining output by sector, 2007 – 2011	19
2.5	Growth in manufacturing output by sector, 2008 – 2011	20
2.6	Formal sector non-agricultural employment	23
2.7	Real investment growth by economic activity, 2007 – 2011	26
2.8	Contribution to overall investment growth, 2007 – 2011	26
2.9	Summary of South Africa’s current account, 2007 – 2011	26
2.10	Summary of South Africa’s financial account, 2007 – 2011	27
2.11	Composition and performance of South Africa’s trade with major regions, 2005 – 2011	29

3.1	Consolidated government budget framework, 2008/09 – 2014/15	38
3.2	Consolidated government revenue, 2008/09 – 2014/15	39
3.3	Revised estimates of consolidated government revenue and expenditure, 2010/11 and 2011/12	42
3.4	Consolidated government budget medium-term estimates, 2012/13 – 2014/15	43
3.5	Public-sector borrowing requirement, 2008/09 – 2014/15	44

4.1	Budget estimates and revenue outcome, 2010/11 and 2011/12	46
4.2	Estimates of revenue before tax proposals, 2012/13	47
4.3	Budget revenue, 2008/09 – 2014/15	48
4.4	Impact of tax proposals on 2012/13 revenue	49
4.5	Estimates of individual taxpayers and taxable income, 2012/13	50
4.6	Personal income tax rate and bracket adjustments, 2011/12 – 2012/13	50
4.7	Total combined fuel taxes on petrol and diesel, 2010/11 – 2012/13	56
4.8	Changes in specific excise duties, 2012/13	58

5.1	Financing of consolidated government net borrowing requirement, 2008/09 – 2014/15	65
5.2	National government net borrowing requirement, 2010/11 – 2014/15	66
5.3	Financing of national government net borrowing requirement, 2010/11 – 2014/15	67
5.4	Loan redemptions, 2010/11 – 2014/15	67
5.5	Treasury bill issuance, 2011/12 – 2012/13	68
5.6	Domestic long-term market loan issuance, 2011/12	68
5.7	New domestic bonds, 2012/13	69
5.8	Change in cash balances, 2011/12 – 2014/15	70
5.9	National government debt-service costs, 2010/11 – 2014/15	71
5.10	Total national government debt, 2008/09 – 2014/15	71
5.11	Maturity distribution of domestic marketable bonds, 2009/10 – 2011/12	72
5.12	Composition of domestic debt by instrument, 2008/09 – 2014/15	72
5.13	Ownership of domestic government bonds, 2007 – 2011	73
5.14	Composition of provisions and contingent liabilities, 2010/11 – 2014/15	73
5.15	Guarantee exposure against major state-owned entities and development finance institutions, 2010/11 – 2011/12	74
5.16	Financial position of development finance institutions, 2006/07 – 2010/11	75
5.17	Projected major sources of funding for development finance institutions, 2010/11 – 2015/16	75

6.1	Health expenditure in SA public and private sectors, 2008/09 – 2013/14	82
6.2	Social grants values, 2011/12 and 2012/13	85
6.3	Social grants beneficiary numbers by type and province, 2008/09 – 2014/15	85
6.4	Social grants expenditure by type and province, 2008/09 – 2014/15	86
6.5	Social grant trends as a percentage of GDP	87
6.6	Social security funds, 2008/09 – 2014/15	88
6.7	UIF benefits and recipient numbers, 2008/09 – 2011/12	89

7.1	Mega-projects under consideration, 2012 – 2020	93
7.2	Major infrastructure projects	94
7.3	Major infrastructure projects in concept, prefeasibility and feasibility stages	95
7.4	Public-sector infrastructure expenditure by area of responsibility, 2008/09 – 2010/11	102
7.5	Public-sector infrastructure expenditure and estimates by sector, 2010/11 – 2014/15	103

8.1	Division of nationally raised revenue, 2008/09 – 2014/15	110
8.2	Total transfers to provinces, 2010/11 – 2014/15	110
8.3	Conditional grants to provinces, 2011/12 – 2014/15	112
8.4	National transfers to local government, 2008/09 – 2014/15	114
8.5	Consolidated government expenditure by function, 2011/12 – 2014/15	115
8.6	2012 Budget priorities – additional MTEF allocations, 2012/13 – 2014/15	117
8.7	Education expenditure, 2008/09 – 2014/15	118
8.8	Health and social protection expenditure, 2008/09 – 2014/15	119
8.9	Economic infrastructure expenditure, 2008/09 – 2014/15	120
8.10	Local government, housing and community amenities expenditure, 2008/09 – 2014/15	121
8.11	Economic services and environmental protection expenditure, 2008/09 – 2014/15	122
8.12	Science and technology expenditure, 2008/09 – 2014/15	124
8.13	General public service expenditure, 2008/09 – 2014/15	125
8.14	Defence, public order and safety expenditure, 2008/09 – 2014/15	126

Figures

2.1	Weekly bond flows and cumulative equity flows to emerging markets, 2010 – 2012	16
2.2	Global shares of import volumes, export volumes and industrial production, 2000 – 2010	18
2.3	Total employment, 2008 – 2011	23
2.4	Employment trends by age and education level, 2008 – 2011	24
2.5	Annual change in remuneration, unit labour costs, productivity and employment, 2007 – 2011	24
2.6	Ratios of household debt and debt-service costs to disposable income, 1990 – 2011	25
2.7	Gold, platinum, oil and food price trends, 2005 – 2011	27
2.8	Mapping South Africa’s exports, 2011	28
2.9	Credit extension by classification, 2003 – 2011	30
2.10	Contributions to CPI inflation, 2010 – 2011	31

3.1	Primary balance of consolidated government, 2002/03 – 2014/15	34
3.2	Spending on debt-service costs compared to other priorities, 2002/03 – 2014/15	35
3.3	Current balance of consolidated government, 2002/03 – 2014/15	36
3.4	Real growth in components of current expenditure, 2002/03 – 2014/15	36
3.5	Non-interest expenditure and average revenue, 2002/03 – 2014/15	37
3.6	Average real growth in expenditure, 2007/08 – 2014/15	40

5.1	Bond yields and cumulative net bond and equity purchases by non-residents, 2010 – 2012	62

6.1	Social spending, 2002/03 – 2011/12	78

7.1	Public and private-sector capital investment, 1962 – 2010	92
7.2	The phases of project development	101

8.1	Key spending trends, 2008/09 – 2014/15	108

Consolidated government expenditure R1,06 trillion 8.8%
Social services R615,7 billion 7.9%
Economic affairs R145,0bn 7.7%
General economic and commercial affairs; mining, manufacturing and construction; other industries R21,4bn 20%
Agriculture, forestry and fisheries; rural development and land reform R22,0bn 10.6%
Fuel and energy R6,2bn -6.6%
Transport R74,9bn 3.5%
Environmental protection R9,5bn 8.8%
Labour affairs R2,2bn 5.9%
Communication R2,5bn -0.4%
Employment programmes R6,2bn 39.1%
General public services R141,4bn 9.8%
Other general public services R11,6bn -5.3%
Executive & legislative & finance affairs R29,0bn 3.3%
State debt cost R89,4bn 16.6%
International relations & cooperation R6,2bn 3.1%
Home affairs R5,3bn -9.5%
Defence R41,6bn 8.5%
Public order and safety R98,0bn 8.2%
Police services R65,0bn 6.8%
Prisons R17,9bn 9.3%
Law courts R15,1bn 13.3%
Contingency reserve R5,8bn
Science and technology R10,8bn 9.5%
Education R207,3bn 6%
Basic education R152,1bn 4.6%
Tertiary education R31,3bn 13.9%
Education administration R9,6bn 5.8%
Vocational & continuing education training R14,4bn 5.6%
Recreation and culture R8,6bn -5.2%
Housing and community amenities R120,1bn 11.7%
Local government and community development R59,1bn 14.5%
Water supply R32,1bn 13.7%
Housing development R28,8bn 4.4%
Health R121,9bn 7.1%
District health services R42,3bn 4.9%
Provincial hospital services R25,9bn 3.5%
Other health services R18,6bn 19.1%
Central hospital services R17,6bn 3.6%
Health infrastructure R8,1bn 4.9%
HIV / Aids & TB R9,5bn 15.5%
Social protection R157,9bn 9.1%
Other grants R8,2bn 8.8%
Provincial welfare services R12,3bn 6%
Policy oversight and grant & benefits administration R11,3bn 1.7%
Disability grant R19,2bn 7.4%
Social security fund benefits R29,4bn 16.5%
Child support grant R38,2bn 12.3%
Old age grant R39,3bn 5.4%

Note: Consolidated government expenditure in R billion, percentages reflect growth relative to 2011/12 estimated outcome.

1

Levers of economic change

¡ Introduction

South Africa’s budget policy framework is guided by the challenges of growth, job creation and poverty reduction. The 2012 Budget gives effect to the stance outlined in last year’s Medium Term Budget Policy Statement, setting out a fiscal framework that will narrow the gap between spending and revenue, support the economy, strengthen capital investment and improve the performance of the public service.	Budget is about growth, job creation, infrastructure investment, education and better service delivery

Faster economic growth must go hand in hand with job creation and generate the tax revenue that enables government to pursue progressive developmental policies. Though gross domestic product (GDP) growth is likely to be subdued in 2012, the strengths of the South African economy, and progress towards a global recovery, will contribute to higher growth over the medium term.

But development is not just the pursuit of faster growth – it is also about creating a more equitable future. As South Africa negotiates its way through the present global transition, we must shift the balance of opportunity towards those for whom work, regular income, decent shelter and adequate nutrition are still aspirations. Expanding construction of economic and social infrastructure, enhancing economic competitiveness, moderating remuneration and consumption, sustaining investment in people and skills, supporting rural development and job creation are among the levers of economic change at our disposal.	‘…We will begin to write a new story about South Africa – the story of how, working together, we drove back unemployment and reduced economic inequality and poverty.’ – President Zuma, 2012 State of the Nation Address

Finding a path through the global crisis

The global financial and economic crisis that began in 2008 has confronted the world with a range of difficult challenges and questions. Previously accepted paradigms have been discredited and new solutions are being sought:

2012 BUDGET REVIEW

•    The global system of financial regulation failed to prevent the crisis. A vigorous debate is now under way to determine what constitutes suitable oversight of international and national financial architecture, banking systems, equity and bond markets, and related institutions.

• Excessive accumulation of debt, which set the crisis in motion, has yet to be unwound. Debt burdens continue to weigh on growth in the United States and Europe.

• National budgets in many countries are under pressure, and limited fiscal resources are confronted by rising demand for social services and stimulus measures in the face of weaker growth.

• Widespread inequality, which has risen sharply in many countries, is fuelling public anger and political instability.

• Unemployment has increased, with the challenge of mass joblessness among youth placing many countries in a chronic predicament.

• Unsustainable social security arrangements are creating fiscal and financial instability – particularly in Europe.

South Africa entered the global crisis with its own legacy of inadequate infrastructure, widespread poverty and inequality, structural unemployment and a slow pace of transformation. Entrenched in a long history of unbalanced development, these challenges require a clear change of direction and new momentum.

A healthy fiscal position has enabled government to maintain social and economic spending programmes despite the decline in revenue during the 2009 recession. Yet more effective levers of change are required to accelerate development.

Global dynamics point to the direction of change that South Africa needs to take	Shifting dynamics in the global economy point to the direction of change required. New patterns in trade and finance, investment and technology, skills acquisition and distribution, business restructuring and global cooperation are transforming the international landscape. Given reduced demand from its traditional markets, South Africa’s trade and industrial policies will encourage local firms to explore new areas of growth based on improved competitiveness. China, India and Brazil offer significant opportunities. Infrastructure, mining, finance and retail developments across Africa are helping to fuel an impressive growth trajectory in which South African firms can participate.

Competing in this dynamic global environment requires flexibility, innovation and bold leadership in government and the private sector. Moving towards a more adaptable economy requires greater progress in building capable developmental public institutions and a compelling environment for business investment.

Building a stronger economy

Macroeconomic framework includes a countercyclical fiscal and monetary stance that supports growth and investment	South Africa’s macroeconomic framework includes a countercyclical fiscal and monetary stance that supports growth and investment. Stable and low inflation protects living standards, particularly of working families and low-income households. Low interest rates, regulatory certainty and enabling public-sector investments encourage the private sector to expand existing businesses and explore undiscovered opportunities. Yet

CHAPTER 1: LEVERS OF ECONOMIC CHANGE

macroeconomic measures are not enough; they need to be complemented by trade support, competition policy and active labour market measures. And the greatest opportunities for inclusive growth lie in the productive mobilisation of South Africa’s people. Policies and programmes for a healthy, educated, skilled and capable citizenry are the most powerful levers of social and economic change.

South Africa has considerable strengths on which to build. The banking sector is well capitalised and improvements in capital market regulation will reinforce the resilience of this sector. The introduction of fiscal guidelines has enhanced transparency about long-term fiscal choices. As outlined in the 2012 State of the Nation Address, a public infrastructure plan, overseen by the Presidential Infrastructure Coordinating Commission, will catalyse investment in five major regions.	Strengths include sound fiscal and monetary policies and a well-capitalised banking sector

Proposals to spur growth and development

Key elements of South Africa’s growth and employment strategy are elaborated in a draft national development plan published last year by the National Planning Commission, building on the New Growth Path adopted in 2010. The Commission identifies unemployment, income inequality, poor-quality education, poorly located and insufficient infrastructure, the resource intensity of exports and skewed spatial patterns as the main challenges facing the economy.

The proposed interventions aim to expand economic opportunity for all through investing in infrastructure, diversifying exports, strengthening links to faster-growing economies, enacting reforms to lower the cost of doing business, reducing constraints to growth in various sectors, moving to more efficient and climate-friendly production systems, and encouraging entrepreneurship and innovation.

Improving infrastructure and network services that support industries such as mining and agriculture, as well as new, dynamic industries, will be the focus of a more labour-absorbing growth path. Regulatory reform, improved competitiveness and an enabling investment climate will boost employment and growth prospects. Lower living costs and improvements in the skills base will improve the ability of individuals to respond to job openings and economic downturns. Combined with higher labour market participation, earnings moderation will help to lower the level of income inequality.

South Africa has to use its strengths. This means getting more people working, exploiting our mineral wealth, and making good use of local innovation and business know-how.

For these proposals to become effective levers of change, the quality of leadership and improved cooperation between business, labour and government are critical.

South Africa also has plans to transform public institutions in need of overhaul. Reforms to social security and the organisation of health services will protect the vulnerable and promote inclusion. The introduction of national assessment tests across the school system provides a foundation for monitoring quality improvement. More direct incentives for industrial development and enhancing competitiveness will boost investment and job creation. Improved public administration will reduce the costs of doing business and alleviate bureaucratic delays. Budgetary and financing arrangements in all of these areas are critical to ensure good governance, competitive procurement, value for money and fiscal sustainability.	Plans to reform social security and introduce national health insurance for all South Africans

The 2012 Budget Review sets out revenue and spending proposals in the context of the economic outlook. It includes a special focus on infrastructure plans, signalling a new impetus in public-sector investment as a foundation for long-term growth, employment and development. It also reinforces themes emphasised in several past budgets: industrial competitiveness and improving trade performance, moderation in consumption and higher savings, investment in skills, improving the quality of education and enhancing the efficiency of the public service.

2012 BUDGET REVIEW

Highlights of the 2012 Budget

Economic recovery and employment

•	Economic growth forecast to slow from 3.1% in 2011 to 2.7% in 2012, increasing to 4.2% by 2014

•	Consumer price inflation to rise from average of 5% in 2011 to 6.2% in 2012, declining to 5.1% in 2014

•	Current account deficit to rise from 3.3% of GDP in 2011 to average 4.4% over next three years

•	Employment is growing – 365 000 jobs were created in the year to December 2011 and unemployment fell to 23.9%

Budget framework

•	Additional R55.9 billion in government expenditure plans over next three years

•	Real growth in non-interest expenditure of 2.6% over MTEF

•	Budget deficit of 4.6% projected in 2012/13, 4% in 2013/14 and 3% in 2014/15

•	National government net loan debt projected to reach R1.5 trillion in 2014/15

•	Debt stock and interest costs as percentage of GDP to stabilise over medium term

Tax proposals

•	Personal income tax relief of R9.5 billion

•	Tax incentive to encourage savings

•	Reforms to medical scheme contributions and retirement savings deductions

•	Tax relief for micro and small businesses

•	Dividend withholding tax introduced at 15%

•	Capital gains tax increased

•	A packet of 20 cigarettes will cost 58c more

•	A litre of wine will cost 18c more, a 340ml can of beer will cost 9c more and a 750ml bottle of spirits will cost R6 more

•	General fuel levy increase of 20c a litre, and 8c a litre more for the Road Accident Fund

•	Electricity levy increased by 1c/kWh

Additions to spending plans over next three years

•	R9.5 billion for the economic competitiveness and support package, including R2.3 billion for dedicated special economic zones

•	R6.2 billion for job creation

•	R3 billion for equalisation of subsidies to no-fee schools and expansion of access to grade R

•	R1 billion for national health insurance pilot projects

•	R1.4 billion for early childhood development

•	R4 billion for passenger rail coaches

•	R1 billion for rail signalling and depot infrastructure

•	R4.7 billion for solar water geysers

•	R1.8 billion for municipal water infrastructure

•	R3.9 billion for upgrading informal settlements

¡ Fiscal sustainability and growth

Over the medium term, the deficit will be reduced and public debt stabilised as a percentage of GDP	To achieve its developmental mandate, government requires sufficient tax revenue, which is derived directly from economic activity. In response to the global economic downturn, government temporarily increased borrowing to maintain public services and infrastructure spending. Over the medium-term expenditure framework (MTEF) period, the deficit will be reduced and public debt stabilised as a percentage of GDP.

Fiscal consolidation, phased in as the economy improves, will avoid the social and economic dislocation associated with more rapid adjustments. It takes into account the rising financing requirements of state enterprises

CHAPTER 1: LEVERS OF ECONOMIC CHANGE

and private-sector investment. Over the next three years, budget policy will be guided by the principles expressed in South Africa’s fiscal guidelines – countercyclicality, sustainability and intergenerational fairness. Government will continue to focus on value for money, shifting resources from consumption towards infrastructure investment, and support for economic competitiveness.

Value for money

An uncertain global growth outlook and the need to rebuild fiscal buffers means that state resources will remain constrained for some time to come. The resources made available to government in the 2012 Budget are nevertheless considerable. Total government spending next year will reach R1.1 trillion. This represents a doubling in expenditure since 2002/03 in real terms (after taking account of rising prices).	Total government spending next year will reach R1.1 trillion

Despite consistent growth in public spending over the past decade, rising budget allocations have not been matched by a commensurate improvement in service-delivery outcomes. Over the period ahead, government is taking steps to strengthen efficiency in public spending, to eliminate wastage, to improve the alignment between allocations and policy priorities, and to root out corruption.

Public-sector financial management failures need to be addressed more vigorously, mainly in the procurement of goods and services and in contract management. Changes to regulations may be required, including greater transparency and public disclosure, and more rigorous tender procedures. Stringent oversight and better training programmes are needed. In state institutions and in the business sector, better value for money depends on honesty, transparency and fair rules.	Procurement reforms required, accompanied by greater transparency and disclosure

Improving financial management and rooting out corruption in the public sector

Combating corruption requires steps to improve financial management, combat misconduct and ensure transparency in the supply chain. The National Treasury is working with departments in all these areas.

•

Making use of reports by the Auditor General, strategic support plans are compiled for departments that obtained qualified, adverse or disclaimed audit opinions. This work has contributed significantly to improved financial management and audit outcomes within Correctional Services and Home Affairs. The National Treasury plans to build on these successes over the period ahead.

•	The Treasury has developed a capacity-building model for public-sector financial management. Training for new and existing staff in accounting frameworks and standards is being provided.

•

A multi-agency working group on supply chain management has been established. It aims to improve compliance with supply chain management prescripts and prevent tender/bid-related fraud and corruption throughout government. The group includes representatives from the Treasury, the South African Revenue Service and the Financial Intelligence Centre.

•	Internal controls are being strengthened, and a public-sector audit committee forum is being established to train audit committee members.

Shifting the composition of spending

Over the past decade, substantial increases in social service spending and social grant transfers have improved welfare and reduced poverty. In the period ahead, budgeting will give greater emphasis to infrastructure, employment and economic growth. International experience demonstrates that higher levels of public and private investment in economic and social infrastructure promotes more rapid GDP growth, rising employment and per capita incomes, and a broadening of economic activity.	Maintaining the value of social expenditure while shifting emphasis to capital investment

2012 BUDGET REVIEW

A new vision for infrastructure delivery

The Presidential Infrastructure Coordinating Commission, comprising Cabinet ministers, provincial premiers and metropolitan mayors, and led by the President and the Deputy President, has identified several regional investment plans, each with a series of large interconnected projects.

These initiatives aim to open up agricultural, mining and industrial opportunities that are dependent on energy, water and transport capacity. They include several large projects that fall within the investment plans of state-owned entities, and some that are still at a conceptualisation phase and which may require fiscal support. In summary, the proposed regional investment plans are as follows:

•

Rail, road and water infrastructure investment in the Waterberg and Steelport regions of Limpopo to support mining and beneficiation, including rail connections to Mpumalanga’s coal-fired power stations.

•	Further investment in the Durban-Free State-Gauteng logistics corridor, including freight rail improvements, and the expansion of coal freight rail capacity to Richards Bay.

•

A southeastern development node, linking industry and agriculture with the export capacity of the Eastern Cape, a new dam on the Umzimvubu River, and various water, sanitation, electricity, roads, housing and airport improvements.

•	Water, roads, rail and electricity projects in North West province.

•	West Co oast projects, including expansion of the iron-ore rail line between Sishen and Saldanha Bay.

In addition, Transnet is to invest in a new manganese export line to the Ngqura port.

Promoting a more competitive economy

Well-maintained network infrastructure (electricity, rail, roads, ports) is a precondition for a globally competitive economy. Economic infrastructure allows businesses to grow and access new markets by providing critical inputs such as water, power, telecommunications, access to technology and a skilled workforce, as well as logistics to distribute goods and services. Social infrastructure improves the health, education andd mobility of the population, who are able to become more productive.

Regional infrastructure corridors to expand manufacturing and agriculture	In building on existing public-infrastructure investments, government has identified several regional infrastructure packages. These initiatives combine new and existing projects and will boost exports, expand manufacturing and agricultural potential, and stimulate furrther investment.

As announced in the Medium Term Budget Policy Stattement, the 2012 Budget introduces an economic competitiveness and support package. It includes measures to support manufacturers temporarily in distress, build special economic zones, and improve skills and technology in agriculture, mining beneficiatioon, renewable energy and manufacturing. A total of R25 billion will be made available over six years, with R9.5 billion allocated in the current MTEF.

CHAPTER 1: LEVERS OF ECONOMIC CHANGE

South Africa’s open books: transparency and accountability in public finances

Government’s transparent budget process ensures that Parliament and the public are provided with comprehensive information on the public finances, strengthening oversight and accountability. Over the next 12 months the National Treasury is building on this commitment to transparency:

•	Later this year, the Treasury will publish a report on South Africa’s long-term fiscal dynamics and the choices facing the country.

•	During 2012, the Treasury will begin publishing yearly reports on public debt management.

•

From 2013, the consolidated government account will be presented in a more transparent format that clearly distinguishes between government’s operating activities, and its plans to invest in capital and infrastructure.

•	Collaboration with national departments, together with the Department of Performance Monitoring and Evaluation, will be stepped up to strengthen the quality of strategic and annual performance plans.

¡ Summary of the 2012 Budget Review

Economic outlook

Chapter 2 describes the outlook for the economy and its adjustment to a changing international environment. While developments in Europe will hold back growth somewhat in 2012, South Africa’s financial institutions and public finances are sound, and serve as the foundation for higher growth over the medium term. Real growth in GDP is expected to average 2.7 per cent in 2012. Buoyant household consumption expenditure, improved business confidence and investment, rising exports and improved public-sector infrastructure spending are expected to boost economic growth to 3.6 per cent in 2013 and 4.2 per cent in 2014.	Projected GDP growth of 2.7 per cent in 2012 and 4.2 per cent in 2014

Over the medium term, imports are projected to grow quicker than exports in response to strong domestic demand. This will contribute to the current account deficit widening from an estimated 3.3 per cent of GDP in 2011 to 4.4 per cent of GDP in 2014. This level of deficit should be comfortably financed through a combination of foreign direct investment, international investment in the bond and equity markets, long-term foreign loans to public entities and trade finance.

The trade-weighted rand exchange rate depreciated by 13.2 per cent between July and December 2011. In the year ahead, the currency will remain subject to swings in global risk appetite as investors choose between low-yield “safe haven” assets and higher-yielding investments in emerging markets.	Rand remains subject to changes in global risk appetite

Headline consumer price index (CPI) inflation is projected to increase from an average of 5 per cent in 2011 to 6.2 per cent in 2012 as a result of high food prices, rising administered prices and higher prices of imported goods due to the weaker rand. After temporarily rising above the upper limit of the 3-6 per cent target, inflation is forecast to fall to 5.3 per cent in 2013 and 5.1 per cent in 2014.

Shifts in the global economy provide considerable opportunities for domestic growth and employment. This is reflected in the growing share of South Africa’s exports to China and the Southern African Development Community, and the relative decline in the share of exports to traditional markets such as Europe.	Opportunities to expand trade with other emerging markets

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South Africa can capture a greater share of world manufacturing through focused efforts to achieve a competitive position in global production networks and supply chains. Local firms can also find growing investment opportunities in the African continent, where the commodity boom, improved political stability and prudent macroeconomic policies have fuelled a considerable increase in growth over the past decade.

Policy reforms and actions needed to reduce the cost of doing business, cut red tape, raise productivity and diversify exports	Making the most of these opportunities requires policy reforms and actions by business and labour to reduce the cost of doing business, cut red tape, raise productivity, diversify exports and promote enhanced regional integration. The country’s regional and global comparative advantages in mining, infrastructure development, retail and distribution, tourism and financial and professional services offer significant potential for jobs and growth, particularly if underpinned by innovation and productivity gains.

Table 1.1 Macroeconomic outlook – summary

Real growth	2011	2012	2013	2014
Percentage	Estimate	Forecast
Household consumption	4.9	3.6	3.8	4.2
Gross fixed capital formation	4.3	4.1	4.5	6.0
Exports	6.0	2.9	5.8	6.6
Imports	9.4	7.2	7.1	8.3
Gross domestic product	3.1	2.7	3.6	4.2

Consumer price inflation (CPI)	5.0	6.2	5.3	5.1
Current account balance (% of GDP)	-3.3	-4.3	-4.5	-4.4

Fiscal policy and trends

Chapter 3 discusses fiscal policy – the management of revenue, expenditure and debt – alongside changes to the budget framework. By defining a sustainable fiscal path, government is able to pay for existing programmes without jeopardising the affordability of public services and national priorities.

Table 1.2 Consolidated government fiscal framework

	2011/12	2012/13	2013/14	2014/15
R billion	Revised estimate	Medium-term estimates
Revenue	830.2	904.8	1 005.9	1 118.2
Percentage of GDP	27.7%	27.4%	27.8%	28.0%
Expenditure	972.5	1 058.3	1 149.1	1 239.7
Percentage of GDP	32.5%	32.1%	31.7%	31.0%
Budget balance	-142.3	-153.5	-143.3	-121.5
Percentage of GDP	-4.8%	-4.6%	-4.0%	-3.0%

Gross domestic product	2 995.5	3 301.4	3 622.2	3 997.0

Budget deficit expected to fall from 4.8 per cent of GDP in 2011/12 to 3 per cent in 2014/15	Growth in government spending alongside falling tax revenue during the economic crisis resulted in the budget deficit reaching 6.5 per cent of GDP in 2009/10. Since then, public spending growth has moderated, which together with a recovery in revenues will allow debt to be stabilised as a percentage of GDP by 2014/15. The budget deficit is expected to fall from 4.8 per cent of GDP in 2011/12 to 3 per cent in 2014/15.

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To create the space for a higher share of resources to be allocated to capital and other priority areas, growth in compensation of employees will need to moderate. In addition to normal pay progression, the 2012 Budget makes allowance for a 5 per cent cost of living adjustment for civil servants.

The public-sector borrowing requirement is forecast to decline from 7.1 per cent of GDP in 2011/12 to 5 per cent in 2014/15. The improvement represents a greater contribution from the internally generated cash flows of state corporations to fund their capital expenditure programmes, as well as lower municipal debt issuance.

Tax policy

Chapter 4 discusses tax policy and proposals. Tax revenues have improved in 2010/11 and 2011/12, and should continue to recover in line with growth in economic activity. Revenue has performed well across most tax categories, with corporate income taxes and customs revenue having performed particularly strongly.	Tax revenues should continue to recover in line with economic growth

Table 1.3 Summary of tax proposals

	2011/12		2012/13
R billion	Budget estimate	Revised estimate	Budget estimate
Tax revenue (gross)	741.6	738.7	828.7
Non-tax revenue	10.0	17.6	15.1
Less: SACU payments	-21.8	-21.8	-42.2

National budget revenue	729.9	734.6

Revenue before tax proposals			828.7

Tax proposals			-2.3
(Net) personal income tax relief			-4.3
Business taxes			-6.4
Taxes on goods and services			8.3
Revenue after tax proposals			826.4

Budget revenue			904.8

The 2012 Budget tax proposals improve the fairness of the tax system. Effective capital gains tax rates are increased. Measures to encourage household saving for retirement and other needs are proposed. Personal income tax brackets are adjusted to take account of inflation. Tax relief is provided for small business. Reforms to the tax treatment of contributions to retirement savings, and further reforms to the tax treatment of medical scheme contributions, are put forward.	Proposals will improve the fairness of the tax system and bolster household savings

Long-term challenges for tax policy include options for funding national health insurance reforms and phasing in the taxation of carbon emissions.

Government borrowing

Chapter 5 discusses government’s debt management and borrowing strategy. Sound economic and fiscal policies, deep and liquid domestic capital markets, and the availability of international funding have enabled government to finance substantially increased debt levels since the 2008 recession. As the economy recovers and fiscal consolidation proceeds, government borrowing will moderate, with debt projected to peak at 38.5 per cent of GDP in 2014/15. Government continues to finance its borrowing requirement mainly in the domestic capital market.	As the economy recovers and fiscal consolidation proceeds, government borrowing will moderate

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Table 1.4 Projected state debt and debt costs

R billion	2011/12	2012/13	2013/14	2014/15
Net loan debt	997.5	1 189.4	1 370.7	1 537.7
Percentage of GDP	33.3%	36.0%	37.8%	38.5%
Net domestic debt	943.5	1 138.3	1 327.2	1 493.4
Foreign debt	54.0	51.1	43.5	44.3

State debt cost	76.6	89.4	100.8	109.0

Percentage of GDP	2.6%	2.7%	2.8%	2.7%

State debt-service costs will peak at 2.8 per cent of GDP in 2013/14 and decline thereafter	Government debt-service costs will reach 2.8 per cent of GDP in 2013/14 and are forecast to decline to 2.7 per cent in 2014/15. Lower debt-service costs create more space to fund priority expenditure. The moderation in government borrowing takes into account rising financing requirements of state-owned enterprises and the private sector as infrastructure spending and business investment gather momentum.

Measures are in progress to improve coordination of the financing arrangements for major infrastructure projects and to enhance the role of the Development Bank of Southern Africa in mobilising appropriate long- term capital. Development finance institutions also have important roles in funding industrial development, extending credit to small enterprises, promoting housing development and supporting agriculture. Government will ensure that these institutions remain financially stable, and facilitate cost-effective funding, enabling them to deliver on their mandates.

Social security and national health insurance

Chapter 6 reviews the role of the social security system in providing income support and helping to alleviate poverty. Despite limited fiscal resources, government provides a safety net for nearly one-third of the population through the social grant programme. Contributory social security reforms and a national health insurance framework are now under consideration, alongside measures to boost job creation and improve work conditions.

Green paper proposing social security reforms to be published in 2012	This year government will publish a green paper proposing major social security reforms. It will recommend that the present fragmented arrangements be replaced by an integrated contributory social security system that includes provision for a basic retirement pension and shared death, disability and unemployment insurance for all workers.

Over the next three years, government will take the first steps to implement national health insurance. As in the envisaged design of social security arrangements, the principle of social solidarity lies at the heart of health reforms: national health insurance coverage will extend to everyone, while its funding will be distributed on the basis of ability to pay.

Infrastructure

Chapter 7 discusses public-sector infrastructure investment. South Africa’s investment in infrastructure gained momentum in the years leading up to the 2010 soccer World Cup. In recent years there has been a strong acceleration in investment spending by state-owned enterprises, including Eskom’s large power generation projects and several major transport improvement programmes. In some areas, however, project implementation has lagged behind budget allocations.

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Budgeted and approved public-sector infrastructure projects over the next three years currently total R844.5 billion. The full list of mega-projects under consideration comprises investments worth an estimated R3.2 trillion. All proposed public-sector infrastructure projects will be subject to rigorous assessment to determine their feasibility. Financing and implementation plans will depend on value for money, impact on regional and sectoral development, and demonstrate long-term benefits.	All proposed infrastructure projects will be subject to rigorous assessment to ensure value for money

Providing financing for social and economic infrastructure that support development will remain a priority for budgets in future years. Similarly, development finance institutions and state-owned enterprises will be expected to continue to expand their contribution to the economy through the financing and development of new infrastructure.

Achieving the planned acceleration in capital investment will require strengthened capacity to plan, assess and implement complex projects, improved coordination between the public and private sectors, and appropriate financing and regulatory arrangements.	Public-sector capacity to plan, assess and implement complex projects will be strengthened

Medium-term expenditure and the division of revenue

Chapter 8 presents government’s spending priorities over the medium term and the division of nationally raised revenue. Spending plans focus on developing infrastructure, supporting job creation and improving local government services. In the functional composition of expenditure, development imperatives will lead to shifts over the period ahead. Education will remain the largest category of spending, but investment in economic infrastructure has to be strengthened and support for emerging farmers stepped up. Public health spending will rise as national health insurance reforms are implemented.

Improving the efficiency of government by redirecting spending to priority areas is a central focus of the budget process. Departments and public entities have again cut budgets in selected areas and shifted these funds towards government priorities.

Efficient allocation of resources and cost-reducing initiatives

The budget process evaluates spending to improve alignment between resources and priorities. Provincial and national departments and public entities have been asked to identify areas of inefficient and non-priority expenditure. Particular focus is given to shifting resources from administrative components to frontline services. The overall impact of this exercise on the Budgets tabled for 2009 to 2012 is shown below.

Year	Baseline reprioritisation	General baseline reduction	Total savings realised over MTEF
2009	R9.5 billion	R9.5 billion	R19 billion

2010	R2.6 billion	R23 billion	R25.6 billion

2011	R24.6 billion	R6 billion	R30.6 billion

2012	R17.8 billion	R9.2 billion	R27 billion

After setting aside a contingency reserve of R41.6 billion and provision made for debt-service costs, the MTEF provides for a total of R874.2 billion to be allocated in 2012/13, R941.2 billion in 2013/14 and R1 trillion in 2014/15. Aggregate expenditure over the next three years

2012 BUDGET REVIEW

includes R55.9 billion in additional non-interest expenditure over the baseline projections of the 2011 Budget. National government receives R31.2 billion, provinces R19.4 billion and local government R5.3 billion of these additional allocations. Including the contingency reserve, total non-interest spending by consolidated government grows by 8.1 per cent a year over the period ahead, or about 2.6 per cent in real terms.

Table 1.5 Division of revenue

R billion	2011/12	2012/13	2013/14	2014/15
National allocations	383.7	412.4	446.2	478.8
Provincial allocations	362.6	384.5	411.1	437.0
Equitable share	291.7	309.1	328.9	349.4
Conditional grants	70.9	75.4	82.2	87.7
Local government allocations	68.2	77.3	83.9	90.7

Total allocations	814.6	874.2	941.2	1 006.5

Changes to baseline
National allocations	3.6	4.2	7.7	19.2
Provincial allocations	4.7	4.0	6.8	8.5
Equitable share	3.2	3.3	5.3	6.3
Conditional grants	1.5	0.7	1.5	2.2
Local government allocations	-2.0	0.3	1.5	3.5

Total	6.3	8.6	16.1	31.2

¡ Budget documentation

The 2012 Budget Review includes the following annexures:

• A: Report of the Minister of Finance to Parliament

• B: Statistical tables

• C: Miscellaneous tax amendments

• D: Details of specific excise duties

• E: Budget summary

• F: Glossary.

Two additional annexures are available on the National Treasury website: W1 (Explanatory memorandum to the division of revenue) and W2 (Structure of the government accounts).

The Budget Review accompanies several other documents and submissions tabled in Parliament on Budget Day. These include:

• The Budget Speech

• The Division of Revenue Bill, the Appropriation Bill, the Additional Adjustments Appropriation Bill (2011/12 Financial Year) and the Finance Bill (2012)

• Estimates of National Expenditure

• People’s Guide to the Budget

• Response of the National Treasury to the Budgetary Review and Recommendation Reports of the Portfolio Committees.

These and other fiscal and financial publications are available at www.treasury.gov.za.

2

Economic outlook

¡ Overview

International economic conditions remain unsettled. While there are signs of a revival in the US economy, much of Europe is expected to fall into recession during 2012. Emerging markets continue to perform strongly, but growth in China and India is projected to moderate in the year ahead. A high degree of risk clouds the global outlook.	Global economy: hints of recovery alongside substantial risk

The South African economy has demonstrated resilience in this environment. While global developments are likely to hold back higher growth over the short term, the domestic outlook remains positive. Gross domestic product (GDP) growth is expected to slow from 3.1 per cent in 2011 to 2.7 per cent in 2012. As the world economy strengthens, GDP growth will accelerate to 3.6 per cent in 2013 and 4.2 per cent in 2014, led by robust household consumption, and stronger public- and private-sector investment. Government will focus on capital investment in infrastructure projects and reducing the cost of doing business through targeted interventions, including lowering port charges and broadband costs.	The domestic economy has proven resilient; growth is expected to reach 4.2 per cent in 2014

Strengths in the domestic economy will help to sustain growth. Household spending remains robust, private-sector investment is gradually rising and interest rates are low. There are encouraging signs of employment growth in the formal sector, with a net increase of 365 000 jobs reported over the past year. South Africa’s banks are well-capitalised. High levels of corporate saving are expected to enable increased investment spending as global uncertainty eases and business confidence strengthens.	Strengths of the South African economy will help to sustain growth

Fiscal and monetary policies remain supportive of growth. Government will continue to monitor and adjust policy to changes in the domestic and global environment, while stabilising public debt at sustainable levels.

2012 BUDGET REVIEW

South Africa needs to reduce costs of doing business, diversify exports and raise productivity	To reduce unemployment and poverty on a mass scale, the economy needs more rapid and broad-based growth. This requires policy reforms and actions by business and labour to reduce the cost of doing business, cut red tape, raise productivity, diversify exports, tap new markets for trade and take advantage of opportunities presented by enhanced regional integration.

Over the medium term and beyond, large-scale public-sector infrastructure investments, discussed in detail in Chapter 7, will expand the capacity of the economy to grow more rapidly. Government is also implementing an economic support package to boost productivity, competitiveness, and research and development across the agriculture, mining, manufacturing and technology sectors.

National Planning Commission proposals for economic growth and employment

In June 2012, following broad public consultation, the National Planning Commission will submit a revised draft national development plan to Cabinet. The Commission’s proposals include:

•	Raising exports in areas where the economy has endowments and comparative advantage

•	Increasing the size and effectiveness of the innovation system

•	Improving the functioning of the labour market to make it more labour absorbing

•	Supporting small business through better coordination of support agencies, development finance institutions, and public and private incubators

•	Improving the skills base through better education and vocational training

•	Increasing infrastructure investment to lower costs, raise productivity and broaden economic participation

•	Reducing regulatory burdens in sectors where the private sector is the main investor

•	Improving the capacity of the state to effectively implement economic policy.

Policy aims to provide efficient infrastructure and create an environment favourable for investment	Since the onset of the financial crisis in 2008, the state has played a more prominent role in the economy. Sustained spending growth through the 2009 recession supported demand and allowed the public sector to serve as a key source of employment. More rapid and sustainable growth and job creation is reliant on increased private-sector activity. Government will play a supportive role over the medium term by providing high-quality, efficient and affordable network infrastructure, and creating a more favourable environment for business expansion and investment.

¡ Domestic outlook

Growth in private fixed capital formation is projected to rise from 4 per cent in 2012 to 6.8 per cent by 2014	The South African economy grew by an estimated 3.1 per cent in 2011. GDP growth is expected to slow to 2.7 per cent in 2012 before accelerating to 3.6 per cent in 2013 and 4.2 per cent in 2014 as the world economy recovers, and stronger domestic consumption and investment support rising job creation. Growth in private fixed capital formation is projected to rise from 4 per cent in 2012 to 6.8 per cent by 2014, underpinned by improving business confidence. Public investment growth will average 4.3 per cent per year over the next three years.

While export growth will accelerate over the medium term, imports are projected to grow more quickly in response to robust domestic demand. This will contribute to the current account deficit widening from an estimated 3.3 per cent of GDP in 2011 to 4.4 per cent of GDP in 2014. This level of deficit should be comfortably financed through a combination of foreign direct investment (FDI), international investment in the bond and equity markets, long-term foreign loans to public entities and trade finance.

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The trade-weighted rand exchange rate depreciated by 13.2 per cent between July and December 2011. In the year ahead, the currency will remain subject to swings in global risk appetite as investors choose between low-yield “safe-haven” assets such as US government bonds and higher-yield investments in emerging markets.

Headline consumer price index (CPI) inflation is projected to increase from an average of 5 per cent in 2011 to 6.2 per cent in 2012 as a result of high food prices, rising administered prices and higher prices of imported goods due to the weaker rand. After temporarily rising above the upper limit of the 3-6 per cent target band, inflation is forecast to fall to 5.3 per cent in 2013 and 5.1 per cent in 2014.	Higher food, administered and import prices will push CPI inflation to 6.2 per cent in 2012

Table 2.1 Macroeconomic projections, 2008 – 2014

Calendar year	2008	2009	2010	2011	2012	2013	2014
	Actual			Estimate	Forecast
Percentage change unless otherwise indicated
Final household consumption	2.2	-1.6	3.7	4.9	3.6	3.8	4.2
Final government consumption	4.5	4.7	4.9	4.6	4.1	4.1	4.1
Gross fixed capital formation	13.3	-3.2	-1.6	4.3	4.1	4.5	6.0
Gross domestic expenditure	3.5	-1.6	4.2	4.1	3.9	4.2	4.9
Exports	1.8	-19.5	4.5	6.0	2.9	5.8	6.6
Imports	1.5	-17.4	9.6	9.4	7.2	7.1	8.3
Real GDP growth	3.6	-1.5	2.9	3.1	2.7	3.6	4.2

GDP inflation	8.3	7.7	7.9	7.2	6.1	6.2	6.1
GDP at current prices (R billion)	2 263	2 398	2 661	2 941	3 204	3 526	3 897

Headline CPI inflation	9.9	7.1	4.3	5.0	6.2	5.3	5.1
Current account balance (% of GDP)	-7.2	-4.0	-2.8	-3.3	-4.3	-4.5	-4.4

Table 2.2 Macroeconomic projections, 2008/09 – 2014/15

Fiscal year	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15
	Actual			Estimate	Forecast
Percentage change unless otherwise indicated
Real GDP growth	2.5	-0.8	3.1	2.7	3.0	3.8	4.3
GDP inflation	8.3	6.8	9.4	5.9	7.0	5.7	5.8
Headline CPI inflation	9.9	6.4	3.8	5.7	5.9	5.3	4.9
GDP at current prices (R billion)	2 304	2 440	2 754	2 996	3 301	3 622	3 997

¡ Global developments

The world economic outlook has weakened since the October 2011 Medium Term Budget Policy Statement. The International Monetary Fund (IMF) expects global growth to decelerate from an estimated 3.8 per cent in 2011 to 3.3 per cent in 2012, down from the previous forecast of 4 per cent. Emerging markets are expected to remain the primary sources of economic expansion, though growth will be slower than in recent years. Advanced economies are projected to grow by only 1.2 per cent in 2012.	Weaker global economy expected in 2012, with emerging markets providing most growth

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In many developed countries, the process of reducing debt in the public and private sectors will be a considerable drain on growth in the decade ahead. Growth prospects have also declined as a result of rising structural unemployment and lower investment.

Recent global trends, however, are not linear. There are signs of a nascent recovery in the United States, with growth accelerating in the second half of 2011 and stronger-than-expected employment data. The latest global manufacturing surveys show that activity is picking up. Interventions by the European Central Bank to provide liquidity to banks have helped to calm markets, buying time for a resolution of the debt crises facing Greece, Italy, Spain and Portugal.

Capital flows will remain volatile, but interest rate differentials will support investment in emerging markets	Interest rates will remain low in most developed countries over the medium term. The US Federal Reserve has said that interest rates will stay near zero until mid-2014. This should support capital flows to countries where investment returns are higher and underpin demand for commodities, including gold.

The challenges stemming from high levels of global liquidity will continue. While much of the capital flowing to emerging markets reflects structural dynamics and stronger growth prospects, short-term capital flows are highly sensitive to fluctuating interest rate differentials and risk appetite. As seen during the second half of 2011, sharp reversals may occur as a result of uncertainty and swings in investor sentiment, fuelling macroeconomic instability in developing countries.

Trends in major economies and regions include the following:

•      US growth is projected to remain at 1.8 per cent in 2012. Non- agricultural employment has expanded by almost 2 million jobs over the past 12 months, supporting demand and reducing unemployment to 8.3 per cent. The housing market, however, remains weak, and fiscal consolidation will reduce demand as public spending slows.

• The eurozone grew by an estimated 1.6 per cent in 2011, but much of the region is expected to experience recession in 2012. The

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combination of fiscal austerity, stressed credit markets and concerns about the capitalisation of banks has reduced confidence. The potential for default by Greece is a significant risk that could precipitate dislocation in financial markets and a break-up of the currency union.

•      GDP growth in China is projected to slow to 8.2 per cent in 2012, down from an estimated 9.2 per cent in 2011. Brazil’s GDP is forecast to grow at 3 per cent in 2012 (2011: 2.9 per cent). GDP growth in India is projected to be 7 per cent in 2012 (2011: 7.4 per cent).

• Sub-Saharan Africa continues to benefit from high commodity prices. Growth in the region is projected to increase from an estimated 4.9 per cent in 2011 to 5.5 per cent in 2012.

Table 2.3 Annual percentage change in GDP and consumer price inflation, selected regions/countries, 2011 – 2013

Region / Country	2011	2012	2013	2011	2012	2013
Percentage	GDP projections[1]			CPI projections[1]
World	3.8	3.3	3.9	5.0	3.7	3.2
Advanced economies	1.6	1.2	1.9	2.7	1.6	1.3
US	1.8	1.8	2.2	3.0	1.2	0.9
Euro area	1.6	-0.5	0.8	2.5	1.5	1.7
UK	0.9	0.6	2.0	4.5	2.4	2.0
Japan	-0.9	1.7	1.6	-0.4	-0.5	0.0
Emerging and developing economies	6.2	5.4	5.9	7.2	6.2	5.5
Developing Asia	7.9	7.3	7.8	7.0	5.1	4.4
China	9.2	8.2	8.8	5.5	3.3	3.0
India	7.4	7.0	7.3	10.6	8.6	7.1
Latin America and the Caribbean	4.6	3.6	3.9	6.7	6.0	5.4
Brazil	2.9	3.0	4.0	6.6	5.2	4.2
Sub-Saharan Africa	4.9	5.5	5.3	8.4	8.3	6.4
South Africa[2]	3.1	2.7	3.6	5.0	6.2	5.3

1.	IMF, World Economic Outlook, January 2012 and October 2011
2.	National Treasury forecasts

Long-term shifts in global trade and investment

For some time a shift in the composition of global trade, production and investment has been under way. Emerging markets now account for more than 40 per cent of global imports, exports and industrial production.

Last year, Brazil overtook the UK to become the sixth-largest economy in the world. By 2016, the IMF expects BRICS (Brazil, Russia, India, China and South Africa) economies to account for 24 per cent of global GDP, up from 7 per cent in 1993, and China is projected to be the largest economy in the world based on purchasing power parity.	By 2016, BRICS economies will account for 24 per cent of global GDP

Shifts in the global economy provide considerable opportunities for growth and employment in South Africa and the African continent. For example, the World Bank projects that China could shed 85 million manufacturing jobs in the coming years as the economy’s comparative advantage moves away from labour-intensive production and as wages for unskilled labour rise. South Africa can capture a greater share of world manufacturing through focused efforts to achieve a competitive position in global production networks and supply chains.

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South Africa’s regional and global comparative advantages in mining, infrastructure development, retail, distribution, tourism, and financial and professional services offer significant potential for jobs and growth, particularly if underpinned by innovation and productivity gains.

African growth: past, present and future

The commodity boom, improved political stability and prudent macroeconomic policies have fuelled a sharp increase in African growth over the past decade. GDP growth averaged nearly 5 per cent in the 2000s compared with just over 2 per cent over the preceding two decades.

•	Between 2000 and 2016, Sub-Saharan Africa is forecast to almost double its share of global GDP, with per capita incomes rising by 110 per cent based on purchasing power parity.

•

Africa’s share of global FDI inflows has increased from an average of 1.9 per cent in the 1990s to 4 per cent between 2005 and 2011, and totalled US$54.4 billion in 2011. FDI inflows are strongest into East Africa, Central Africa and increasingly West Africa.

•	Spending on infrastructure is projected to increase sharply over the next 20 years in Nigeria (506 per cent), Angola (347 per cent), Kenya (328 per cent) and Egypt (138 per cent).

•	The number of internet users increased from 19 million in 2005 to 91 million in 2010. Mobile phone subscriptions more than tripled to 393 million over the same period.

•	Some 70 per cent of Africa’s population is under age 30, representing a potential demographic dividend.

South Africa’s stock of FDI in Africa has increased more than five-fold, from US$3 billion in 2005 to US$16.6 billion in 2010. South African investment has focused on natural resources in Southern and Eastern Africa, along with telecommunications, finance, retail and construction. South African companies in these sectors have operations in more than 15 countries.

Efforts to foster closer economic integration should focus on developing regional infrastructure, one-stop border policies and systems, removing non-tariff barriers such as import permits and reducing barriers to the movement of skilled labour.

Sources: IMF, World Bank, UN Conference on Trade and Development, Royal Bank of Scotland, Eskom

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Real output trends

Agriculture

Real value added in the agricultural, forestry and fishing sectors expanded by 3.5 per cent in the first nine months of 2011 compared with the same period in 2010. Growth was supported by high prices and greater production of cash crops. Maize, wheat, sunflower seed and soya bean prices rose significantly, with a commensurate increase in production for most of these crops. Wheat production during 2011 is estimated to be 29.4 per cent higher than 2010 and maize farmers have increased planting areas for the 2012 season by 10.9 per cent.	Agricultural growth was supported by high prices and greater production of cash crops

Mining

Mining production was broadly stable, growing by 0.3 per cent in 2011. Production was weighed down by strikes, safety stoppages and maintenance on the Mpumalanga to Richards Bay coal line. Manganese, other metallic minerals and nickel recorded the strongest output growth in response to demand for industrial commodities in Asia. Performance in the largest export commodities was mixed, with platinum group metals and coal expanding by 1.6 and 1.4 per cent respectively, while gold output contracted by 4.1 per cent, despite favourable gold prices.	Metallic minerals and nickel recorded the strongest output growth in response to Asian demand

Robust growth in China and other emerging markets should support commodity demand and high prices for some time to come. Large-scale investments in public-sector infrastructure, complemented by private investment, will expand production and export capacity for coal, platinum, palladium, chrome and other minerals from Limpopo and other regions.

Table 2.4 Growth in mining output by sector, 2007 – 2011

Percentage	Weights	Change from pre- recession highs[1]	2011	Q4 2011[2]
Platinum group metals	27.0	-13.5	1.6	-22.0
Coal	24.9	0.8	1.4	28.1
Gold	17.2	-32.4	-4.1	19.5
Diamonds	7.6	-57.8	-21.3	-43.2
Other non-metallic minerals	5.7	-22.5	-2.3	-19.0
Iron ore	5.3	43.3	-1.3	5.0
Nickel	2.8	9.5	7.2	-30.1
Other metallic minerals	2.8	20.7	10.3	7.6
Building materials	2.1	-14.8	1.8	62.6
Copper	1.8	-25.9	5.4	28.7
Manganese	1.5	36.4	21.3	15.3
Chromium	1.3	9.4	-0.8	15.3

Total	100.0	-10.7	0.3	1.7

1.	Second half of 2011 compared with first half of 2007
2.	Quarter on quarter, seasonally adjusted and annualised

Source: Statistics South Africa

2012 BUDGET REVIEW

Promoting clarity and certainty for the mining sector

In 2009, the Department of Mineral Resources commissioned a task team to review factors impeding the competitiveness of the South African mining sector. A competitiveness strategy has been developed outlining several reforms aimed at improving investor confidence. The strategy recognises that simplifying the regulatory framework and policy certainty will support higher investment in mining.

To streamline the processing of applications for prospecting and mining rights, government launched a new licensing system in April 2011. Applications can now be made through the department’s website. Complementary amendments to the Mineral and Petroleum Resources Development Act (2004) are to be legislated in the second half of 2012 to provide clarity and certainty about administrative processes for transferring mining rights and to speed up applications for water licences. Amendments to the Mine Health and Safety Act will simplify administrative processes.

Manufacturing

Near-term outlook for manufacturing has improved, and purchasing managers’ index anticipates growth in 2012	Manufacturing production increased by 2.5 per cent during 2011, supported by production of motor vehicles and parts, basic iron and steel, and petrochemicals. Although production in most subsectors remains below pre-2008 levels, the near-term outlook has improved, with the Kagiso purchasing managers’ index rising to a seven-month high in January 2012 as a result of strong business activity and new sales orders.

Table 2.5 Growth in manufacturing output by sector, 2008 – 2011

Percentage	Weights[1]	Change from pre- recession highs[2]	2011	Q4 2011[3]
Basic iron and steel	22.9	-19.0	2.8	35.9
Petrochemicals	22.1	-6.6	1.4	0.2
Food and beverages	15.4	11.4	2.5	2.4
Motor vehicles and parts	10.9	-12.2	7.4	-31.6
Wood and paper	10.2	-8.9	1.3	38.1
Furniture and other	5.2	-24.9	1.1	-31.4
Textiles and clothing	4.9	-23.2	-2.9	-9.4
Glass, etc	4.8	-14.6	2.4	2.5
Electrical machinery	2.5	5.8	1.9	17.2
Radio and television	1.1	3.2	11.8	-8.9

Total	100.0	-9.3	2.5	4.1

1.	Weights are based on Statistics South Africa 2005 Large Sample Survey
2.	Second half of 2011 compared with first half of 2008
3.	Quarter on quarter, seasonally adjusted and annualised

Source: Statistics South Africa

Manufacturing competitiveness enhancement programme

The manufacturing competitiveness enhancement programme will begin in 2012/13. It will provide production and distressed funding support to boost productivity and competitiveness, raise investment and create jobs. Investment in capital (machinery, plant and equipment), product development, process redesign, standards accreditation, and feasibility and marketing studies will qualify for the incentive. The programme is aimed at labour-intensive industries, excluding sectors already covered by incentives (clothing, textiles, leather and footwear, and motor vehicles). Government has allocated R5.75 billion to the Department of Trade and Industry over the MTEF period to administer the programme.

Special economic zones programme

Designated special economic zones will provide infrastructure and incentives to develop clusters of firms, encouraging private investment and employment growth. Incentives will target improvements to business conditions and productivity through skills development, business incubation, reducing red tape, technology transfer and adaptation, and providing assistance with access to markets and logistics. The Development Bank of Southern Africa will support infrastructure development and leverage private investment in the zones. Government has allocated R2.25 billion to this programme over the medium term.

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Electricity, gas and water

Value added in the electricity, gas and water sector grew by 1.6 per cent in the first nine months of 2011 compared with the same period in 2010. The electricity reserve margin – a measure of spare capacity – stood at 16.8 per cent, up from 14.9 per cent in 2010, in part due to disruptions in mining and manufacturing activity. The reserve margin has increased from 5.1 per cent in 2007 but will face renewed pressure as demand picks up. The first units of Eskom’s Medupi and Kusile power plants are due to be completed in 2013 and 2014 respectively.	Eskom’s reserve margin has improved owing to softer industrial activity but will face renewed pressure as demand picks up

Over the medium term, growth in the electricity and gas sector will be supported by investments by independent power producers.

Improving efficiencies in network infrastructure

Chapter 7 discusses the scope of South Africa’s major public-sector infrastructure projects. The private sector can play a complementary role in improving the implementation and efficiency of these investments.

•

In the electricity sector, private firms can generate more power and reduce reliance on fossil fuels. Following a competitive bidding process, the Department of Energy has identified 28 preferred independent power producers of renewable energy with a combined potential capacity of 1 416MW.

•

Amendments to regulations in the telecommunications sector have allowed more than 400 companies to gain electronic communications network service licences since March 2009. Private firms have made large investments in undersea fibre optic cables, helping to expand broadband access. Further interventions directed at local loop unbundling and regulation of interconnection tariffs will confer significant benefits to consumers and the economy.

•

The Ports Regulator has announced an average tariff increase of 2.8 per cent for 2012/13—well below inflation. Government will work with the regulator and Transnet to improve competitiveness and reduce port charges on manufactured goods by R1 billion during 2012/13. Private firms can help improve the performance of ports with investment and skills, if provided with concessioning opportunities.

The role of transparent regulation in getting prices right

The correct pricing of utility services provides incentives for efficient production and consumption, spurs productivity gains and ensures cost-reflective tariffs across the value chain.

Government is considering setting up an oversight unit to clarify the roles of regulators and update policy to ensure efficient, transparent regulation of network industries. In addition:

•	New regulators in water and transport (including rail) are being considered.

•	The Department of Energy is reviewing its electricity pricing policy to provide appropriate guidelines to the National Energy Regulator of South Africa for the third multi-year price determination.

•	The Independent System and Market Operator Bill is in the final drafting stages. The bill is intended to ensure that independent power producers have open, competitive access to the electricity grid.

Transport and communication

In the first nine months of 2011, the transport, telecommunications and storage sector grew by 3.2 per cent compared with 2010. Growth in the sector can be attributed to investments in rail, roads and ports, as well as increased capacity and competition in telecommunications. The volume of land freight increased by 6.5 per cent in the first three quarters of 2011, helped by improved infrastructure and increased demand.	Investments in rail, roads and ports, and increased capacity in telecommunications, support sector growth

The number of individual internet users in South Africa surpassed 9.5 million in mid-2011, up from 5.3 million in 2009. Broadband costs have declined somewhat and mobile phone technology has increased accessibility. But South Africa still lags behind peer countries in the quality and cost of telecommunications, with the average price of broadband at US$39.09 per Mbps – significantly higher than the world average of US$9.64 per Mbps.

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Construction

Construction has not performed well but is expected to pick up from the second half of 2012	Value added in construction grew by 0.6 per cent in the first nine months of 2011 compared with the same period in 2010, underpinned by infrastructure investment by public corporations. Activity in the residential subsector has been depressed due to weak demand. Similarly, the commercial sector is still characterised by oversupply, though conditions have begun to improve. Construction is projected to begin expanding again in the second half of 2012, gradually accelerating as infrastructure expenditure picks up and residential investment slowly improves.

Greening the economy

“Green” growth policies promote economic advancement in an environmentally sustainable manner. The shift towards a more resource efficient, low-carbon economy can lead to new sources of growth and complement economic reforms that support greater competitiveness.

Internationally, policies such as carbon pricing, environmental taxes, permits and performance standards, along with support for research and innovation, have achieved more efficient outcomes than direct subsidies to green industries. The major challenge is to make green technologies accessible and affordable.

Sectors with green jobs potential include renewable energy, building and construction, and natural resource management. These sectors also offer opportunities to expand labour-intensive employment. Green job growth expectations should be tempered by the observation that, in the short term, the impact on net job creation can be overestimated, partly because there are no clear definitions of such jobs.1,2

•	Many green jobs will not be new, because existing jobs may be reclassified as companies shift activities to produce greener goods and services.

•	In some cases, the shift will come at the expense of jobs in industries with high carbon emissions.

Government is committed to a more environmentally sustainable economy through a range of policies and programmes. The National Treasury is considering the role of market-based instruments, including a carbon tax, to incentivise the transition to a greener economy.

[1]	Gulen, G., 2011. Defining, Measuring and Predicting Green Jobs, Copenhagen Consensus Centre
[2]	Hughes, G., 2011. The Myth of Green Jobs, The Global Warming Policy Foundation (GWPF)

Finance, insurance, real estate and business services

Banking-sector profitability increased and the banking sector remains well capitalised	The finance, insurance, real estate and business services sector grew by 3.5 per cent in the first nine months of 2011 compared with 2 per cent during 2010. As impaired advances – a measure of loans that may not be fully repaid – and economic activity have improved, the profitability of the banking sector has recovered, rising by 20.9 per cent year-on-year over the first 11 months of 2011. The banking sector remains well capitalised, with tier one capital adequacy – the highest-quality capital reserves – at 12 per cent in November, well in excess of the 7 per cent required by the international Basel III agreement.

¡ Employment and remuneration

Job creation has been concentrated in the formal private sector over the last 12 months	The labour market has shown signs of improvement over the past year, with total employment rising by 2.8 per cent between December 2010 and December 2011. Job creation has been concentrated in the formal private sector. The economy is projected to add 850 000 new jobs over the next three years, with 80 per cent of these in the private sector, lowering the unemployment rate to about 23 per cent in 2014. Most of these jobs are likely to be concentrated in services and construction as a result of steady growth in domestic demand and infrastructure expenditure, and a pickup in residential investment expected during the outer years of the forecast.

CHAPTER 2: ECONOMIC OUTLOOK

Figure 2.3 shows that pre-recession employment peaked in December 2008 at about 14 million. After a period of rapid job losses, about 520 000 new jobs were created between September 2010 and December 2011. Private-sector job creation – which accounted for 60 per cent of new jobs – is gathering pace and has been strongest in finance, real estate and business services, wholesale and retail trade, construction, and mining.	About 520 000 new jobs created between September 2010 and December 2011

Table 2.6 Formal sector non–agricultural employment

	Total employment		Change in employment
	Thousands	%	Thousands	%	Thousands	%
	Sept 2011		Dec 2008 to Mar 2010		Sept 2010 to Sept 2011
Mining	521	6.2	-27	-5.2	16	3.2
Manufacturing	1 151	13.8	-88	-6.9	-8	-0.7
Utilities	59	0.7	-3	-5.1	2	3.5
Construction	434	5.2	-56	-11.8	28	6.9
Wholesale and retail trade	1 666	19.9	-117	-6.7	16	1.0
Transport and communications	363	4.3	-7	-1.9	8	2.3
Finance and business services	1 836	22.0	-172	-9.0	53	3.0
Community and personal services	2 329	27.9	44	2.0	89	4.0

Total	8 359	100.0	-426	-5.0	204	2.5

Source: Statistics South Africa, Quarterly Employment Statistics

Unemployment remains high at 23.9 per cent. Labour force participation is low, with almost 15 million South Africans not economically active. After doubling between 2008 and 2011, the number of discouraged work seekers has stabilised at about 2.3 million, and the broad unemployment rate stands at about 33 per cent. Weak job creation for young people and those who have not completed matric has exacerbated the challenge of low-skill and youth unemployment.

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Moderation in real wage growth and nominal unit labour costs supported labour market improvements	Moderation in the growth of real wages and nominal unit labour costs since September 2010 has supported recent improvements in the labour market. Nominal wage settlements averaged 7.7 per cent in 2011 compared with an average settlement level of 8.2 per cent in 2010. More recently, slowing labour productivity growth has contributed to accelerated growth in nominal unit labour costs, which grew from below 6 per cent in the first quarter of 2011 to 8.3 per cent in September 2011.

¡ Domestic expenditure

Real gross domestic expenditure expanded by an estimated 4.1 per cent between 2010 and 2011, supported by growth in household and government consumption, and renewed growth in fixed capital formation following two years of contraction. Domestic expenditure is expected to expand at an annual average of 4.2 per cent over the medium term.

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Household debt and consumption expenditure

Household consumption rose by 5.2 per cent in the first three quarters of 2011, supported by higher real disposable incomes, an uptick in employment and low interest rates. The expansion was tempered in the final months of the year by weaker consumer confidence and rising inflation.	Household consumption growth supported by higher real disposable income and low interest rates

Household indebtedness continued to decline in 2011. Lower debt-service costs and strong nominal income growth saw the ratio of debt to disposable income fall from 82.7 per cent in the first quarter of 2008 to 75 per cent in the third quarter of 2011. Despite this improvement, debt levels remain elevated and may restrain household consumption growth if interest rates and debt-service costs rise.

Expenditure on durable goods grew at a robust pace in 2011, continuing a shift in consumption expenditure away from non-durable goods over the past two years. Middle- and high-income households, which account for an increasing share of total consumer spending, were responsible for this shift. High real wage settlements, rather than job creation, have underpinned household disposable income gains, presenting a risk to the sustainability of strong household consumption over the long term.	Concerns about whether strong gains in household consumption can be sustained over long term

Gross fixed capital formation

Real gross fixed capital formation increased by 4.1 per cent in the first three quarters of 2011 compared with the same period in 2010. This recovery reflects accelerated private-sector real investment expenditure, with the fastest rates of growth in mining and manufacturing. Private- sector investment was supported by low interest rates and a relatively strong exchange rate during the first half of 2011, encouraging machinery and equipment imports.	Low interest rates and relatively strong exchange rate supported investment during first half of 2011

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Table 2.7 Real investment growth by economic activity, 2007 – 2011

Percentage	2007	2008	2009	2010	2011[1]
Mining and quarrying	31.3	27.5	5.8	-5.5	6.6
Manufacturing	5.8	12.9	-22.1	3.3	11.7
Electricity, gas and water	34.2	44.3	35.2	-1.0	3.7
Transport, storage and communication	15.2	30.3	-0.6	7.3	4.8
Financial intermediation, insurance and real estate	5.7	-6.1	-6.7	-6.3	-3.8
Community, social and personal services	22.1	6.3	-2.5	-7.0	2.7

1.	First three quarters of 2011 compared with same period in 2010

Source: Reserve Bank

Private-sector investment is expected to lose some momentum, growing by 4 per cent in 2012 compared with an estimated 5.4 per cent in 2011, as a result of slower growth in South Africa and continued global uncertainty. Fixed capital formation by the private sector is expected to pick up in 2013, rising by 5 per cent.

Public corporations continue to invest in large-scale infrastructure projects, including Eskom’s Medupi, Kusile and Ingula power stations, and Transnet’s construction of its multiproduct pipeline. Major projects to expand mining and minerals export capacity through energy, rail, road and water infrastructure will increase public investment over the longer term.

Table 2.8 Contribution to overall investment growth, 2007 – 2011

Percentage	2007	2008	2009	2010	2011[1]
General government	3.3	1.7	-0.5	-1.5	0.0
Public corporations	4.2	5.1	3.7	0.4	0.6
Private enterprises	6.5	6.4	-6.4	-0.5	3.4

Total[2]	14.0	13.3	-3.2	-1.6	4.1

1.	First three quarters of 2011 compared with same period in 2010
2.	Totals may not add up due to rounding

Source: Reserve Bank

¡ Balance of payments

Moderate widening of the current account deficit over the next several years as demand boosts imports	The current account deficit widened to an estimated 3.3 per cent of GDP in 2011 from 2.8 per cent in 2010. While the trade balance maintained a small surplus, net income payments were pushed up by higher dividend payments to non-residents. The current account deficit is projected to widen to 4.3 per cent of GDP in 2012 and reach 4.4 per cent in the outer year of the forecast as domestic demand boosts imports.

Table 2.9 Summary of South Africa’s current account, 2007 – 2011

Percentage of GDP	2007	2008	2009	2010	2011[1]
Total current account	-7.0	-7.2	-4.0	-2.8	-3.1
Trade balance	-1.8	-1.6	0.1	1.0	0.9
Net services, income and current transfer payments	-5.2	-5.6	-4.1	-3.8	-4.0
Net service payments	-0.9	-1.5	-1.0	-1.2	-1.2
Net income payments	-3.4	-3.3	-2.2	-2.0	-2.3
Net dividend payments	-3.1	-2.6	-1.6	-1.5	-1.9
Net current transfer payments (mainly SACU)	-0.8	-0.8	-0.9	-0.6	-0.5
Current account excluding net current transfers	-6.1	-6.3	-3.1	-2.2	-2.6

1.	Includes data for the first three quarters of 2011, seasonally adjusted and annualised

Source: Reserve Bank

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The financial account recorded a large surplus in the first half of 2011, reflecting strong portfolio inflows and modest FDI. In the second half of the year, the deterioration in the global environment weighed on portfolio inflows as investors reduced exposure to emerging market equities.

Table 2.10 Summary of South Africa’s financial account, 2007 – 2011

Percentage of GDP	2007	2008	2009	2010	2011[1]
Net portfolio investment	3.6	-6.0	3.9	2.8	-0.3
Net foreign direct investment	1.0	4.4	1.5	0.4	1.0
Net other investment	3.0	5.8	-0.7	-0.5	2.3
Financial account balance	7.6	4.2	4.7	2.6	3.0
Unrecorded transactions	1.7	4.0	0.0	1.4	2.1
Change in net reserves due to BoP transactions	2.4	1.2	0.7	1.2	1.6

1.	Includes data for the first three quarters of 2011

Source: Reserve Bank

Current account

South Africa’s trade balance recorded a surplus of 0.9 per cent of GDP in the first three quarters of 2011 compared with 1 per cent in the whole of 2010. Export volumes grew 5.8 per cent compared with the previous year, while imports of goods and services increased by 9.3 per cent.	Exports volumes showed positive growth during first three quarters of 2011

Factors affecting the current account included the following:

• Relatively high commodity prices benefited the terms of trade, which were up by 4.1 per cent in the first nine months of 2011 compared with the same period in 2010.

• The price of platinum averaged US$1 720/oz in 2011, compared with US$1 612/oz in 2010.

2012 BUDGET REVIEW

• The gold price soared 34 per cent from January 2011 to a record US$1 900/oz in September 2011. In January 2012, the average price of US$1 655/oz was more than double the average for the past decade.

•        After spiking to US$127/bbl at the beginning of 2011, the price of Brent crude oil softened but remained above US$100/ bbl. Geopolitical tensions centred in the Middle East and Persian Gulf are expected to keep the oil price high in the near term.

•        The United Nations Food and Agriculture Organisation index of global food prices was 36 per cent higher in the first half of 2011 compared with the same period in 2010. Prices declined moderately in the second half of 2011.

High commodity prices pushed up the share of resources such as gold, platinum, coal and iron ore in South Africa’s export basket to 40 per cent in the first 11 months of 2011 from 36 per cent in 2010.

Shifting trade patterns

South Africa’s share of exports to China and the SADC countries has grown	South Africa’s trade patterns have changed significantly in response to global growth trends. A rising share of exports to China (from an average of 4.2 per cent between 2005 and 2008 to 13 per cent in 2011) and to Southern African Development Community (SADC) countries has been accompanied by a decline in exports to the European Union, from 33 per cent in 2005 to 21.6 per cent in 2011.

CHAPTER 2: ECONOMIC OUTLOOK

Strong growth in developing countries, which absorb about 60 per cent of South Africa’s commodity exports and half of its manufactured exports, will continue to support demand. Over the past five years, the strongest export growth has been for mineral products (iron ore), fats and oils, chemical products (soaps and plastics), and transport equipment. Imports of machinery and equipment, chemicals, and motor vehicles components increased strongly in 2011 as domestic demand and investment recovered.

The deficit on the services, income and current transfer account widened marginally to 4 per cent of GDP in the first three quarters of 2011 from 3.8 per cent in 2010 as a whole, primarily due to a strong increase in dividend payments to non-residents as corporate profitability improved. As a share of GDP, net dividend payments remain well below the 2007 peak. Net transfer payments to the Southern African Customs Union are expected to rise as import volumes respond to higher investment.

Table 2.11 Composition and performance of South Africa’s trade with major regions, 2005 – 2011

	% change	% share of exports			% share of imports			% change
	in exports 2010–2011[1]	Average 2005–2008	2010	2011[2]	Average 2005–2008	2010	2011[2]	in imports 2010–2011[1]

EU	4.5	31.2	23.5	21.6	34.4	32.0	30.9	14.7
Germany	0.2	6.9	7.4	6.5	12.4	11.3	11.1	16.2
UK	0.1	7.9	4.5	4.0	4.9	3.8	4.2	33.7
Netherlands	14.4	4.3	3.0	2.9	1.5	1.8	1.5	0.2
Spain	-3.0	2.6	1.4	1.2	1.4	1.6	1.4	2.8
China	51.6	4.2	10.2	13.0	10.3	14.2	13.5	13.1
SADC	15.2	9.4	10.4	10.5	4.5	4.7	4.3	6.9
Mozambique	19.2	1.8	2.4	2.5	0.3	0.7	1.1	88.3
Zimbabwe	6.3	2.0	2.6	2.4	1.0	0.2	0.5	124.1
Zambia	37.2	2.0	2.0	2.4	0.4	0.4	0.4	34.1
USA	15.7	10.3	8.9	9.0	7.7	7.1	8.2	38.5
Japan	17.0	10.5	8.0	8.4	6.4	5.3	4.6	2.9
Other	10.2	34.5	38.9	37.5	36.8	36.5	38.5	26.2

Total	14.5	100.0	100.0	100.0	100.0	100.0	100.0	19.3

1.	January – November 2011 compared with same period in 2010
2.	The first 11 months of 2011

Source: Quantec

Financial account

The financial account of the balance of payments recorded a net increase of R64.8 billion in the first nine months of 2011, despite a net outflow of portfolio assets. The decline in portfolio investment occurred as non- residents sold off equities and South African investors took advantage of higher offshore investment allowances. International investors were net buyers of local bonds worth R47.6 billion in 2011 – down from R55.9 billion in 2010 – and were net sellers of equities worth R19.1 billion, compared with net purchases of R36.2 billion in 2010.	International investors were net buyers of South African bonds in 2011, but portfolio investment declined

In the first three quarters of 2011, net FDI inflows more than doubled relative to 2010. Most of these inflows emanated from the US, China and Japan, and were directed primarily to the domestic wholesale and retail trade, mining and manufacturing sectors.

The South African bond market is expected to remain attractive to international investors because domestic interest rates will be higher than developed market rates for some time to come. Equities should also remain attractive, particularly while commodity prices are high.

2012 BUDGET REVIEW

Exchange rate and international reserves

Global volatility will continue to fuel exchange rate fluctuations	High levels of uncertainty in the global environment fuelled exchange rate volatility in 2011. Most emerging market currencies weakened against the US dollar in the second half of the year, when risk aversion increased and previously strong capital inflows reversed; the rand, Turkish lira and Indian rupee recorded the largest losses.

The nominal trade-weighted rand declined by 15.4 per cent from the start of 2011 to the end of December, but strengthened somewhat in the first six weeks of 2012. In real terms, the depreciation over the past year has been slightly less pronounced, owing to South Africa’s higher inflation compared with its trading partners.

Gross foreign exchange reserves rose to US$48.9 billion at the end of December 2011 from US$43.8 billion a year earlier.

¡ Monetary and financial sector developments

Private-sector credit extension

Growth in private-sector credit extension averaged 5.6 per cent in 2011	Growth in private-sector credit extension averaged 5.6 per cent in 2011 compared with 2 per cent in 2010. Two factors supported this modest increase: credit extended to the corporate sector grew more quickly in response to revived investment growth, and higher household borrowing was supported by gradual economic recovery, low interest rates and more relaxed lending criteria. Strong demand for unsecured credit and vehicle finance has offset weak growth in mortgage advances.

The ratio of impaired advances to total loans and advances declined from a peak of 6 per cent in November 2009 to 4.8 per cent in November 2011. Despite an improvement in overall debt levels, the number of consumers

CHAPTER 2: ECONOMIC OUTLOOK

with impaired records increased to 8.8 million in the third quarter of 2011 – almost half (46 per cent) of total credit-active consumers. The subdued property market, and risk aversion by households and banks, may limit growth in credit extension in 2012.

Monitoring shifts in the composition of household debt

Unsecured loans accounted for 21.4 per cent of all new loans in the third quarter of 2011, up from 7.8 per cent at the end of 2007. Over the same period, mortgage loans have fallen to 30.3 per cent of new loans from 51.9 per cent, as uncertainty, high levels of household debt and falling house prices have made banks less willing to extend longer-term credit.

Growth in unsecured lending partly reflects changes in the regulatory framework governing short-term loans following the introduction of the National Credit Act (2005). Previous limits on loan size (R10 000) and repayment duration (up to 36 months) fell away.

Most unsecured lending is directed towards high-income earners who have more job security, which may reduce household and bank vulnerability. The National Credit Regulator is satisfied that banks are complying with the principles of the act and not engaging in reckless lending. These trends should be monitored to ensure that consumers’ growing reliance on unsecured debt does not become a systemic risk.

Inflation and interest rates

Inflationary pressures intensified during 2011. CPI inflation increased from a low of 3.2 per cent in September 2010 to 6.1 per cent in December 2011 – the result of rising food and fuel prices, and the weaker rand exchange rate. Core inflation (headline inflation excluding food, non-alcoholic beverages and petrol) remained well contained, increasing from 3.6 per cent in September 2010 to 4.4 per cent in December 2011. Administered price inflation remains high, with 14 of the 18 components in the administered price index increasing by more than 6 per cent in 2011. Inflationary pressures are expected to persist in 2012 in response to rising food prices, sustained weakness of the rand, wage pressures and continuing increases in administered prices, including electricity tariffs.	By end-December 2011, CPI inflation was just above the target band

Inflation expectations are rising in tandem with the CPI. According to the Bureau for Economic Research, trade unions, businesses and analysts expect inflation to average 6.1 per cent in 2012, up from the June 2011 survey figure of 5.8 per cent.

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The Reserve Bank kept the repurchase (repo) rate unchanged at 5.5 per cent during 2011. Real interest rates have been negative since September 2011 as inflation has risen. The challenge for monetary policy is to balance weaker economic prospects and significant global risks alongside rising inflationary pressures.

New steps to strengthen South Africa’s financial regulatory system

In the 2011 Budget, the Minister of Finance proposed reforms to strengthen the financial regulatory system. Cabinet has approved the principles, technical work is under way and legislation is expected by 2013. The legislation will propose a new prudential regulator in the Reserve Bank, transform the Financial Services Board into a market conduct regulator and formalise the existing Financial Stability Oversight Committee.

Four related bills will also be tabled in Parliament during 2012:

•	Amendments to banking legislation to introduce stronger Basel III capital requirements and introduce “dedicated” banks, which specialise in retail activities such as deposit-taking and/or lending.

•	The Financial Markets Bill will replace the Securities Services Act, strengthen the fight against market manipulation (including insider trading) and regulate over-the-counter derivatives.

•	The Credit Rating Services Bill will regulate the governance and practices of credit rating agencies.

•	A general bill will address gaps in the regulation of pension funds, insurance companies and friendly societies.

Government is working with the financial services industry to improve product disclosure and lower costs.

Gateway into Africa and cross-border investments

Government has undertaken a range of reforms to promote investment into Africa through South Africa. However, significant financial and non-financial barriers still impede the flow of investment between South Africa and the rest of the continent. The National Treasury will consult interested parties to address such blockages, and will also release a new draft of its consultation paper on cross-border investment. The Reserve Bank will make minor refinements to reduce red tape on cross-border transactions.

¡ Conclusion

The economy has shown resilience and growth prospects are forecast to improve over the medium term	The South African economy has shown resilience and growth prospects are forecast to improve over the next several years. Over the short term, global uncertainty is likely to hold back higher growth. In this environment, South Africa needs to move forward by building on the inherent strengths of our economy to achieve higher levels of inclusive growth. To do this, government will build on its record of prudent macroeconomic and fiscal management; use public resources more effectively to alleviate poverty and improve service delivery; expand capital infrastructure projects that boost capacity and productivity over the longer term; lower the costs of doing business; take steps to promote a well-regulated environment for the private sector to expand and thrive; and focus on regional and international partnerships to expand and diversify trade and investment. Success in these areas will lay the foundation for strong, sustainable growth and job creation for years to come.

3

Fiscal policy

¡ Overview

Over the past decade, government has advanced a broad array of social and economic programmes as declining debt-service costs, healthy levels of tax revenue and sound policy choices supported significant increases in public expenditure. The proposed budget of R1.1 trillion in 2012/13 maintains the state’s contribution to growth and social development, while taking steps to ensure fiscal sustainability.	Budget supports growth and social development, while ensuring fiscal sustainability

•     In line with the countercyclical fiscal stance, the budget deficit remains substantial at 4.6 per cent of GDP in 2012/13, but narrows to 3 per cent in the outer year as economic activity accelerates.

•     Over the medium term, slower growth in public spending, combined with rising revenue, will strengthen the sustainability of the fiscus. The stabilisation of public debt will arrest the growth of debt-service costs.

•     Government will begin to shift the composition of spending from consumption towards capital investment. Moderating growth in the public-sector wage bill, and stabilising the growth in interest payments, will allow more funds to be spent on infrastructure and social spending.

Broadening South Africa’s social and economic development in the decades to come requires a sustainable fiscal framework. Later this year, the National Treasury will publish a report on the long-term dynamics that will inform fiscal choices beyond the three-year period.	National Treasury to publish a report on long-term fiscal trends during 2012

Features of the fiscal outlook

During a period of global uncertainty, the 2012 Budget provides continued support for growth, investment and job creation, and maintains the value of the social wage. Key features of the fiscal outlook include:

2012 BUDGET REVIEW

• Real growth in non-interest expenditure averaging 2.6 per cent over the medium term, bringing spending in line with long-term revenue trends.

• Additional allocations of R55.9 billion over the next three years, including R9.5 billion for an economic support package.

• Tax revenue levels stabilising at about one-quarter of GDP.

• A reduction in the budget deficit from 4.8 per cent in 2011/12 to 3 per cent in 2014/15.

• A shift from consumption to capital spending so that, from 2014/15, new borrowing will support productive investment.

Fiscal position consolidates in line with improved economic performance	The fiscal position will consolidate in line with improved economic performance and rising revenue over the medium term. As the economy grows, government will build fiscal space to respond to future crises.

¡ Fiscal trends and goals

The fiscal guidelines set out in the 2011 Budget form the foundation of the fiscal stance. Applied consistently, the principles of countercyclicality, long-term debt sustainability and intergenerational equity will enable government to improve social conditions in a sustainable manner, and strengthen South Africa’s fiscal sovereignty in a volatile global environment.

Stabilising growth in debt

By 2014/15, government will have added more than R1 trillion to its debt stock since 2008	Stable or declining debt stock as a percentage of GDP is a basic indicator of sustainability. Debt grows as a share of GDP when non-interest spending exceeds revenue (a primary deficit), and rising debt-service costs inevitably follow. The large primary deficits since 2009 have resulted in a considerable build-up of public debt. By 2014/15, government will have added more than R1 trillion to its stock of debt since 2008.

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Over the next three years, growth in the economy will outpace growth in non-interest expenditure, and spending as a proportion of GDP will decline. Accelerating GDP growth will lead to stronger growth in revenues.

By 2014/15 government is expected to narrow the primary deficit to 0.3 per cent of GDP, allowing debt to stabilise at about 38.5 per cent of GDP. Debt-service costs are expected to peak at 2.8 per cent of GDP in 2013/14, declining moderately to 2.7 per cent in 2014/15. The benefits of these trends will become apparent over the long term as declining debt-service costs allow a greater share of resources to be allocated for productive investment and social priorities.	Government will narrow the primary deficit to 0.3 per cent of GDP by the outer year

Figure 3.2 illustrates the importance of these trends by comparing state debt-service costs with expenditure in two priority areas. Over the past three years, interest payments on government debt have grown more rapidly than spending in both housing and public order and safety.

Shifting the composition of spending

Since 2009, government has been running a sizeable current deficit – meaning that the state has been borrowing to finance spending on recurrent costs such as compensation of employees, and goods and services. Borrowing to finance recurrent spending creates debt obligations that must be paid by future taxpayers who do not share in the benefits of this spending. In contrast, debt incurred to build infrastructure creates durable economic and social benefits.	Investment in infrastructure creates durable economic and social benefits

Over the next three years, government has prioritised closing the current balance. Figure 3.3 shows that this gap should close in 2014/15, with the result that new borrowing is expected to finance investment rather than consumption.

2012 BUDGET REVIEW

Fiscal policy will complement revenue growth by generating savings in goods and services, moderating growth of employee compensation and improving expenditure on capital budgets. Considerable savings are being realised in goods and services spending, with real growth in this category averaging 1.8 per cent over the medium term, compared with a projection of 3.3 per cent in the 2011 Budget. The 2012 Budget proposes total savings amounting to R27 billion in spending over the MTEF.

The public-sector wage bill is the largest component of current expenditure	Most of the improvement in the current balance needs to come from moderation in the growth of the public-sector wage bill. This is the largest component of current expenditure, and has grown considerably over the past 10 years, as shown in Figure 3.4.

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Strong growth in compensation of employees is the result of expanded staffing in priority areas such as health care and policing; real wage increases for specific categories of professionals; improved benefits such as the Government Employees’ Medical Scheme; and several years of across-the-board salary increases above the rate of inflation.

While many of these improvements were necessary, compensation of employees grew from 35.7 per cent of non-interest spending in 2008/09 to 38.7 per cent in 2011/12. This has resulted in fewer resources available for social and economic infrastructure, and other priorities.	Compensation bill has resulted in fewer resources to fund investment and other priorities

The shift in the composition of expenditure by the outer year will enable government to begin redirecting spending towards growth and job creation.

Long-term fiscal sustainability

Over the long term, government’s ability to pay for infrastructure and social programmes requires a higher level of sustainable economic growth that generates adequate tax revenue.

The National Treasury expects budget revenue to recover to 28 per cent of GDP as the economy improves over the medium term. A sustainable fiscal path would see non-interest spending converging at about the same level. The 2012 Budget targets this objective, with non-interest expenditure expected to level off at 28.3 per cent of GDP in 2014/15. This implies a small primary deficit in the outer year of the forecast, and a structural budget deficit of about 3 per cent of GDP, which is consistent with the stabilisation of the government debt.	Budget revenue to recover to 28 per cent of GDP over the medium term

¡ The budget framework

The budget framework for consolidated government is summarised in Table 3.1. The consolidated budget includes the national budget, social security funds, RDP funds, provincial budgets and extra-budgetary institutions such as the South African National Roads Agency and the Trans-Caledon Tunnel Authority.

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Debt-service costs stabilise as percentage of GDP in the outer year	Average annual real revenue growth of 4.8 per cent is projected to outpace GDP growth of 3.7 per cent over the next three years, while expenditure will grow by an average of 2.9 per cent in real terms over this period. A large share of expenditure growth is absorbed by debt-service costs, which amount to R109 billion in 2014/15. An improvement in the deficit from 4.8 per cent of GDP to 3 per cent in 2014/15 will stabilise growth in debt-service costs as a percentage of GDP.

Table 3.1 Consolidated government budget framework, 2008/09 – 2014/15

	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	Average real growth 2011/12– 2014/15
				Revised estimate
R million	Outcome				Medium-term estimates
Revenue	683 468	663 736	757 513	830 210	904 830	1 005 871	1 118 183	4.8%
Percentage of GDP	29.7%	27.2%	27.5%	27.7%	27.4%	27.8%	28.0%
Gross tax revenue	625 100	598 705	674 183	738 735	826 401	913 610	1 019 620	5.7%
Percentage of GDP	27.1%	24.5%	24.5%	24.7%	25.0%	25.2%	25.5%

Expenditure	708 489	823 323	874 172	972 547	1 058 321	1 149 125	1 239 699	2.9%
Percentage of GDP	30.8%	33.7%	31.7%	32.5%	32.1%	31.7%	31.0%
Non-interest expenditure	654 095	766 194	807 945	895 903	968 933	1 048 319	1 130 660	2.6%
Percentage of GDP	28.4%	31.4%	29.3%	29.9%	29.3%	28.9%	28.3%
Debt-service cost	54 394	57 129	66 227	76 645	89 388	100 806	109 039	6.7%
Percentage of GDP	2.4%	2.3%	2.4%	2.6%	2.7%	2.8%	2.7%

Budget balance	-25 020	-159 587	-116 659	-142 337	-153 491	-143 255	-121 516
Percentage of GDP	-1.1%	-6.5%	-4.2%	-4.8%	-4.6%	-4.0%	-3.0%
Primary balance (% of GDP)	1.3%	-4.2%	-1.8%	-2.2%	-1.9%	-1.2%	-0.3%

Revenue

Structural increases in revenue over the last 10 years were supported by robust economic growth during the mid-2000s, along with improved tax compliance and administration. Tax revenue has been recovering since 2010/11 and, over the medium term, is projected to increase from 24.7 to 25.5 per cent of GDP.

Budget revenue also includes non-tax revenue, and the income of social security funds, provinces, the RDP Fund and extra-budgetary institutions. Non-tax revenue, made up of departmental revenue and mineral royalties, will account for about 0.5 per cent of GDP. Social security fund revenue is boosted by increased contributions to the Unemployment Insurance Fund and Compensation Funds, while changes in the fuel levy increase the projected income for the Road Accident Fund (see Chapter 4). Provincial and extra-budgetary institution revenue is expected to remain in line with previously published estimates.

Transfers to SACU partners rises to R42.2 billion in 2012/13	A significant adjustment to revenue forecasts is made as a result of government’s payments to its partners in the Southern African Customs Union (SACU). Transfers rise to an estimated R42.2 billion in 2012/13, up from R21.8 billion in 2011/12, owing to a strong projected recovery in imports and intra-SACU trade, and the adjustment payment for an overcollection in 2010/11. Reasons for the volatility in the SACU transfers are discussed in the accompanying box.

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Towards a more developmental Southern African Customs Union agreement

South Africa is a member of SACU, together with Botswana, Lesotho, Namibia and Swaziland (BLNS). The five countries share a common external tariff, while intra-SACU trade is free of all tariffs.

Under the SACU revenue-sharing agreement, in place for six years, members deposit all customs and excise duties that they collect into a common fund. The formula to pay out from this fund is based on GDP, GDP per capita and the extent of trade with other SACU members. The structure of this arrangement has resulted in the BLNS countries becoming highly dependent on customs duties as the primary source of their budget revenue. SACU revenue accounts for less than 4 per cent of South Africa’s budget revenue, but BLNS countries depend on SACU for 25 to 70 per cent of their total revenues.

SACU revenue has been highly volatile since 2008. This partly reflects changes in trade and customs duties during and after the recession. But it is also a function of the structure of the revenue-sharing formula, which relies on forecasts that require significant subsequent revisions.

SACU members are expected to agree on a new revenue-sharing agreement in 2012. Under the envisaged agreement, the revenue collected by SACU will be distributed equitably using a select number of socioeconomic indicators. Members’ dependency on customs revenue will be reduced and projects that promote greater economic integration will be supported through the establishment of a development fund.

Taking into account all revenue sources and the adjustments for SACU transfers, consolidated government revenue will improve to 28 per cent of GDP.

Table 3.2 Consolidated government revenue, 2008/09 – 2014/15

	2008/09	2009/10	2010/11	2011/12 Revised estimate	2012/13	2013/14	2014/15

R million	Outcome				Medium-term estimates
Tax revenue	625 100	598 705	674 183	738 735	826 401	913 610	1 019 620
Percentage of GDP	27.1%	24.5%	24.5%	24.7%	25.0%	25.2%	25.5%
Non-tax revenue[1] of which:	12 616	8 889	13 460	17 579	15 091	17 929	19 016
Mineral royalties	—	—	3 555	5 500	6 510	7 490	8 620
Estimate of SACU payments[2]	-28 921	-27 915	-14 991	-21 763	-42 151	-37 245	-41 416
Other adjustment[3]	—	—	-2 914	—	—	—	—
Provinces, social security funds and selected public entities	74 673	84 058	87 776	95 659	105 489	111 577	120 963

Budget revenue	683 468	663 736	757 513	830 210	904 830	1 005 871	1 118 183
Percentage of GDP	29.7%	27.2%	27.5%	27.7%	27.4%	27.8%	28.0%

GDP (R billion)	2 303.6	2 440.2	2 754.3	2 995.5	3 301.4	3 622.2	3 997.0

1.	Includes mineral and petroleum royalties, mining leases and departmental revenue
2.	Estimates are based on National Treasury projections. Actual payment will be determined by outcomes of customs and excise revenue collections in line with the SACU agreement
3.	Payments to SACU partners in respect of a previous error in calculation of the 1969 agreement

Expenditure

The 2012 Budget proposals focus on developing infrastructure, supporting job creation and improving local government services. Education, health care and social protection continue to account for the largest share of government resources, with spending on these functional areas growing in average real terms by 1 per cent, 1.5 per cent and 3 per cent respectively.	Education, health care and social protection continue to account for largest share of non-interest spending

In addition to funds allocated in previous budgets, the budget proposes to add R8.6 billion to expenditure in 2012/13, R16.1 billion in 2013/14 and R31.2 billion in 2014/15. Total additions to baseline over the MTEF amount to R55.9 billion.

2012 BUDGET REVIEW

Contingency reserve of R41.6 billion over the MTEF period	The budget framework includes a contingency reserve of R41.6 billion over the spending period – R5.8 billion in 2012/13, rising to R24 billion in 2014/15. The contingency reserve serves to finance any unforeseen and unavoidable expenditure that may arise during 2012/13, and is available to finance additional policy priorities in the outer two years.

The 2012 Budget makes allowance for a 5 per cent cost of living adjustment for all government employees, exclusive of pay progression. As a result, Figure 3.6 shows the average real growth of spending on wages declining from 9.4 per cent between 2007/08 and 2010/11, to 1 per cent over the MTEF period. This trend will begin the process of shifting the composition of expenditure, creating the opportunity for allocations towards capital investment.

Capital expenditure continues to underperform budgeted amounts, particularly at municipal level	Capital expenditure continues to underperform budgeted amounts. Since 2006/07, provincial capital expenditure has averaged about 86 per cent of budget allocations. Municipal performance on spending improved from 72.1 per cent in 2006/07 to 85.1 per cent in 2008/09, before declining to 82.9 per cent in 2009/10. Chapter 7 discusses public-sector infrastructure and the steps government is taking to expand planning and implementation capacity. At a broader level, the quality and efficiency of public services must be improved in line with spending plans, as detailed in Chapter 8.

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A new format for the consolidated government account

From 2013, the consolidated government account will be presented in the format provided below. The new format is a more transparent and user-friendly presentation that clearly distinguishes between the government’s operating activities, and its plans to invest in capital and infrastructure. A summary representation of the new format appears as Table 7 in Annexure B.

Consolidated revenue, expenditure and financing medium term estimates

	2012/13	2013/14	2014/15
R million	Medium-term estimates
Operating account
Current receipts	904 745	1 006 060	1 118 332
Current payments	951 637	1 029 817	1 097 977
Compensation of employees	371 170	394 413	417 962
Goods and services	171 339	184 933	197 220
Interest and rent on land	96 070	108 889	117 483
Transfers and subsidies	313 058	341 581	365 312

Current balance	-46 892	-23 757	20 356
% of GDP	-1.4%	-0.7%	0.5%

Capital account
Capital receipts	188	203	228
Transfers and subsidies	28 029	31 222	34 301
Payments for capital assets	71 198	75 666	82 683

Capital financing requirement	-99 038	-106 685	-116 756
% of GDP	3.0%	2.9%	2.9%

Transactions in financial assets and liabilities	575	-572	-385
Contingency reserve	5 780	11 854	24 000

Budget balance	-152 315	-141 755	-120 016
% of GDP	-4.6%	-3.9%	-3.0%

Primary balance	-62 927	-40 949	-10 976
% of GDP	-1.9%	-1.1%	0.3%

Gross domestic product (GDP)	3 301 374	3 622 155	3 997 026

The balance on the operating account shows the outcome of government’s operating activities. It is calculated as the difference between current revenue and current expenditure, and the resulting balance shows how much government must borrow to run its operations. In other words, the current balance demonstrates the sustainability of government operations: a long-term operating deficit is unsustainable, while a positive operating balance allows for investment in future productive capacity.

Capital investment activities are presented in the capital account. The capital financing requirement is the outcome of this account, which is calculated as the difference between capital revenue and capital expenditure. This account will be in deficit for many years, owing to continuous investment in infrastructure and substantial capital outlays.

The new format separates out all transactions in financial assets and liabilities, which mainly includes loans extended to public corporations.

If cash generated from operations is insufficient to finance investment, government must borrow. The borrowing requirement, or budget balance, is calculated by adding the operating balance, capital financing requirement, financial transactions and any unallocated expenditure such as the contingency reserve. Extraordinary receipts and payments are presently included in the financing requirement, but are not part of the budget framework. The introduction of the operating account and capital account makes extraordinary items obsolete; these will be included in the main transaction categories.

More detailed discussion of the government accounts is presented in Annexure W2, available at www.treasury.gov.za.

Revisions and forward estimates: consolidated government budget
The deficit in 2010/11 was R51.9 billion lower than budgeted. Spending outcomes were R32.8 billion below budget estimates, largely as a result of underspending on payments for capital assets. Tax revenue was R26.3 billion higher than projected, with personal income tax, value-added tax and customs duties accounting for the bulk of the improvement.

2012 BUDGET REVIEW

Spending on employee compensation in 2011/12 is R8.1 billion above budgeted amount	The revised estimate for the deficit in 2011/12 is R12.5 billion narrower than budgeted. Spending is expected to be R6.7 billion lower than the budgeted figure. Underspending on capital spending is once again a significant contributor to this trend, albeit to a lesser degree than in previous years. The estimated outcome for compensation of employees is estimated to be R8.1 billion above the budgeted amount, as a result of the higher-than-expected salary adjustment. Revenue is also estimated to be R5.7 billion above the budgeted number, contributing to a lower overall deficit.

Table 3.3 Revised estimates of consolidated government revenue and expenditure, 2010/11 and 2011/12

		2010/11 Outcome			2011/12
R million	Budget estimate		Deviation	Budget estimate	Revised estimates	Deviation
Revenue
Tax revenue	647 850	674 183	26 333	741 620	738 735	-2 885
Non-tax revenue	10 380	13 460	3 080	10 001	17 579	7 579
Less: SACU payments	-14 991	-14 991	—	-21 763	-21 763	—
Other adjustment[1]		-2 914	-2 914	—	—	—
Other[2]	95 165	87 776	-7 389	94 609	95 659	1 050

Budget revenue	738 404	757 513	19 109	824 467	830 210	5 744
Percentage of GDP	27.3%	27.5%		28.3%	27.7%

Expenditure
Current payments	527 892	519 281	-8 611	587 702	588 979	1 277
of which:
Compensation of employees	294 432	309 802	15 370	338 572	346 714	8 142
Debt-service cost	71 358	66 227	-5 131	76 579	76 645	66
Transfers and subsidies	284 016	279 267	-4 749	315 097	314 137	-960
Payments for capital assets	68 163	54 099	-14 064	71 608	68 662	-2 946
Payments for financial assets	20 893	21 525	632	767	770	3
Contingency reserve	6 000	—	-6 000	4 090	—	-4 090

Total expenditure	906 964	874 172	-32 792	979 265	972 547	-6 718
Percentage of GDP	33.6%	31.7%		33.6%	32.5%

Budget balance[3]	-168 560	-116 659	51 901	-154 799	-142 337	12 461
Percentage of GDP	-6.2%	-4.2%	2.0%	-5.3%	-4.8%	0.6%

1.	Payments to SACU partners in respect of a previous error in calculation of the 1969 agreement
2.	Includes provinces, social security funds and selected entities
3.	A positive number reflects a surplus and a negative number a deficit

The 2012 Budget adjusts the forward estimates tabled in the 2011 Budget for 2012/13 and 2013/14 to take account of changes in the economic environment and policy priorities, and adds projections for 2014/15.Table 3.4 illustrates the changes to revenue and expenditure forecasts since February 2011.

A large change to the revenue baseline results from larger-than-expected transfers to SACU. Spending in 2012/13 and 2013/14 is lower than the forward estimates presented at the time of Budget 2011, but these are offset by downward revisions to revenue estimates. Budget deficits are consequently wider than the forward estimates in nominal terms.

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Table 3.4 Consolidated government budget medium-term estimates, 2012/13 – 2014/15

	2012/13			2013/14			2014/15
R million	2011 Forward estimate	2012 Budget	Change to baseline	2011 Forward estimate	2012 Budget	Change to baseline	2012 Budget
Revenue
Tax revenue	827 310	826 401	-909	927 960	913 610	-14 350	1 019 620
Non-tax revenue	11 540	15 091	3 551	12 351	17 929	5 578	19 016
Less: SACU payments	-32 432	-42 151	-9 719	-35 997	-37 245	-1 248	-41 416
Other[1]	102 296	105 489	3 193	112 873	111 577	-1 296	120 963

Budget revenue	908 714	904 830	-3 884	1 017 187	1 005 871	-11 316	1 118 183
Percentage of GDP	28.4%	27.4%		28.8%	27.8%		28.0%

Expenditure
Current payments	635 953	638 579	2 626	684 638	688 236	3 597	732 665
of which:
Compensation of employees	357 925	371 170	13 245	380 229	394 413	14 184	417 962
Debt-service cost	90 808	89 388	-1 420	104 036	100 806	-3 230	109 039
Transfers and subsidies	340 806	341 087	281	363 099	372 804	9 705	399 613
Payments for capital assets	73 410	71 198	-2 212	80 656	75 666	-4 991	82 683
Payments for financial assets	8	1 647	1 639	4	536	532	738
Contingency reserve	11 405	5 810	-5 595	23 375	11 884	-11 491	24 000

Total expenditure	1 061 582	1 058 321	-3 261	1 151 773	1 149 125	-2 648	1 239 699
Percentage of GDP	33.2%	32.1%		32.6%	31.7%		31.0%

Budget balance[2]	-152 868	-153 491	-623	-134 586	-143 255	-8 669	-121 516
Percentage of GDP	-4.8%	-4.6%	0.2%	-3.8%	-4.0%	-0.1%	-3.0%

1.	Includes provinces, social security funds and selected public entities
2.	A positive number reflects a surplus and a negative number a deficit

¡ Public-sector borrowing requirement

The public-sector borrowing requirement represents the funds needed by the public sector to cover any deficit in financing its own activities. It includes consolidated government, municipalities and non-financial public institutions such as Eskom and Transnet. Growth of the public-sector borrowing requirement leads to a commensurate increase in the stock of public debt financed in domestic and international markets.

The public-sector borrowing requirement is forecast to decline from 7.1 per cent of GDP in 2011/12 to 5 per cent in 2014/15. This reflects a greater contribution from the internally generated cash flows of state corporations to fund their capital expenditure programmes, as well as lower municipal debt issuance.	Decline in public-sector borrowing requirement reflects, in part, greater contributions from cash flows of state-owned entities

At the main budget level, the net borrowing requirement is projected to decline from 5.1 per cent in 2011/12 to 3.5 per cent in 2014/15. Taking account of social security funds, provinces and extra-budgetary institutions, the consolidated borrowing requirement will decline from 4.6 per cent of GDP in 2011/12 to 3 per cent in 2014/15.

The municipal borrowing requirement averages 0.2 per cent of GDP over the MTEF. This is partly the result of reductions in projected infrastructure expenditure by local government, reflecting the completion of large projects related to the 2010 soccer World Cup and bus rapid transit systems, and rising levels of underspending. In addition, several large municipalities are close to their prudential debt limits, reducing their capacity to borrow.

2012 BUDGET REVIEW

Table 3.5 Public-sector borrowing requirement1, 2008/09 – 2014/15

	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15
R million	Outcome			Revised estimate	Medium-term estimates
National net government borrowing[2]	23 238	161 755	133 232	152 743	168 849	158 036	140 858
Social security funds	-12 362	-10 624	-11 797	-13 510	-13 091	-13 546	-14 201
Provinces	8 690	-108	-5 270	-2 522	-7 432	-7 293	-9 626
Public entities	1 534	2 801	-1 677	1 721	3 988	4 558	2 985
Consolidated government borrowing	21 101	153 824	114 488	138 432	152 315	141 755	120 016
Percentage of GDP	0.9%	6.3%	4.2%	4.6%	4.6%	3.9%	3.0%

Local authorities	9 971	11 119	8 441	7 268	5 925	6 043	6 669
General government borrowing	31 072	164 943	122 929	145 700	158 240	147 798	126 684
Percentage of GDP	1.3%	6.8%	4.5%	4.9%	4.8%	4.1%	3.2%

State-owned enterprises[3]	60 074	70 446	55 964	68 159	76 868	77 539	74 133
Percentage of GDP	2.6%	2.9%	2.0%	2.3%	2.3%	2.1%	1.9%

Public-sector borrowing requirement	91 146	235 389	178 893	213 859	235 108	225 337	200 817
Percentage of GDP	4.0%	9.6%	6.5%	7.1%	7.1%	6.2%	5.0%

1.	A negative number reflects a surplus and a positive number a deficit
2.	Taking account of extra budgetary receipts and payments
3.	2011/12-2014/15 are based on National Treasury estimates. Note SANRAL and TCTA are included in the consolidated borrowing requirement

Capital spending by Eskom and Transnet is supported by internal cash flows, equity and debt	The borrowing of non-financial public institutions is set to decline from 2.3 per cent of GDP in 2011/12 to 1.9 per cent of GDP by the end of the forecast period. The largest contribution to this deficit comes from capital infrastructure programmes of Eskom and Transnet. While their capital spending is expected to grow significantly over the next decade, financing will be supported by a combination of higher cash flows, equity and debt. Government does not envisage their borrowing to expand significantly over the next three years.

¡ Conclusion

By consolidating the fiscal position, South Africa will be well placed for future opportunities

Meeting the country’s social and economic goals requires sustainable increases in real expenditure over the decades to come. To achieve this goal, the principles of countercyclicality, debt sustainability and inter- generational equity will continue to anchor fiscal policy choices.

The 2012 Budget maintains countercyclical support, and presents a clear and realistic path towards the stabilisation of debt as a percentage of GDP. A moderately expansionary budget aims to support economic recovery and employment in the short term. Over the medium term, the fiscal position will consolidate in line with improved economic performance.

4

Revenue trends and tax proposals

¡ Overview

The 2012 tax proposals support a sustainable fiscal framework over the medium term, while facilitating economic growth and a more competitive economy. Reforms will improve the fairness of the tax system, ensuring that income from capital is taxed more appropriately. Measures are proposed to encourage household savings. Financing options for national health insurance as part of a strengthened public health system will be explored.	Tax proposals support a sustainable fiscal framework

Meeting South Africa’s development challenges requires sufficient revenue to fund key expenditure priorities, while ensuring that public debt and debt-service costs are contained, and avoiding overburdening taxpayers. Government is taking steps to improve the efficiency of public expenditure and to root out corruption.

The revised estimated tax revenue for 2011/12 is R738.7 billion, R10.1 billion higher than the estimate at the time of the 2011 Medium Term Budget Policy Statement. This increase is mainly the result of higher corporate income tax collections. The estimated gross tax revenue for the fiscal year 2012/13 is R826.4 billion, a nominal increase of 11.9 per cent.

The main tax proposals for 2012 include:

Higher estimated revenue for 2011/12 is mainly the result of improved corporate income tax collection

• Personal income tax relief of R9.5 billion

• Relief for micro and small businesses

• Implementing the dividend withholding tax at 15 per cent

• An increase in effective capital gains tax rates

• Reforms to the tax treatment of contributions to retirement savings

• Further reforms of the tax treatment of medical scheme contributions

• Higher taxes on alcohol and tobacco products.

2012 BUDGET REVIEW

¡ Budget revenue – revised estimates

Table 4.1 highlights budget estimates and revenue outcomes of the major tax instruments for 2010/11, and revised projected revenue outcomes for 2011/12. Tables 2 and 3 in Annexure B set out these trends in more detail.

Table 4.1 Budget estimates and revenue outcome, 2010/11 and 2011/12

R million	2010/11			2011/12			2010/11 - 2011/12 % change[1]

	Budget	Outcome	Deviation	Budget	Revised	Deviation
Taxes on income and profits	377 716	379 941	2 225	418 345	423 805	5 460	11.5%
Persons and individuals	224 676	226 925	2 249	252 750	249 700	-3 050	10.0%
Companies	133 650	132 902	- 748	144 165	152 000	7 835	14.4%
Secondary tax on companies	16 500	17 178	678	18 100	19 500	1 400	13.5%
Tax on retirement funds	—	3	3	—	—	—	—
Other taxes on income and profits[2]	2 890	2 934	44	3 330	2 605	-725	-11.2%
Taxes on payroll and workforce	8 424	8 652	228	9 150	10 100	950	16.7%
Taxes on property	9 960	9 102	- 858	9 590	7 870	-1 720	-13.5%
Domestic taxes on goods and services	230 880	249 490	18 610	274 210	264 650	-9 560	6.1%
Value-added tax	164 000	183 571	19 571	200 880	190 815	-10 065	3.9%
Specific excise duties	24 250	22 968	-1 282	25 085	25 880	795	12.7%
Ad valorem excise duties	1 200	1 596	396	2 230	1 815	-415	13.7%
General fuel levy	34 600	34 418	-182	36 900	37 180	280	8.0%
Other domestic taxes on goods and services[3]	6 830	6 938	108	9 115	8 960	-155	29.2%
Taxes on international trade and transactions	20 850	26 994	6 144	30 325	32 310	1 985	19.7%
Customs duties	20 500	26 637	6 137	29 860	32 260	2 400	21.1%
Miscellaneous customs and excise receipts	300	286	-14	410	5	-405	-98.3%
Diamond export levy	50	70	20	56	45	-11
Stamp duties and fees	20	3	-17	—	—	—	—

Total tax revenue	647 850	674 183	26 333	741 620	738 735	-2 885	9.6%
Non-tax revenue[4]	10 380	13 460	3 080	10 001	17 579	7 579	30.6%
of which:
Mineral royalties	3 540	3 555	15	4 890	5 500	610	54.7%
Mining leases and ownership	—	860	860	—	—	—	—
Less: SACU payments	-14 991	-14 991	—	-21 763	-21 763	–	45.2%
Other adjustment[5]		-2 914	-2 914	—	—	—	—

National budget revenue	643 239	669 738	26 499	729 858	734 551	4 693	9.7%
Provinces, social security funds and selected public entities	95 165	87 776	-7 389	94 609	95 659	1 050	9.0%

Budget revenue	738 404	757 513	19 109	824 467	830 210	5 744	9.6%

1.	Percentage change 2010/11 outcome versus 2011/12 revised estimate
2.	Includes interest on overdue income tax, turnover tax for small businesses and small business tax amnesty levy
3.	Includes air departure tax, plastic bags levy, electricity levy, CO 2 tax on motor vehicle emissions, incandescent light bulb levy and Universal Service Fund
4.	Includes mineral royalties, mining leases, departmental revenue and sales of capital assets
5.	Payments to Southern African Customs Union (SACU) partners for a previous error in calculation

CHAPTER 4: REVENUE TRENDS AND TAX PROPOSALS

2010/11 outcome, 2011/12 revised estimates and 2012/13 estimates

Audited results show that tax revenue for 2010/11 of R674.2 billion was R75.5 billion or 12.6 per cent higher than actual tax revenue collected in 2009/10. Higher customs duties (36.1 per cent higher than in 2009/10), value-added tax (VAT) (24.1 per cent) and personal income tax (10.6 per cent) accounted for this increase. Table 4.2 sets out the estimates of revenues before consideration of the tax proposals for 2012/13.	2010/11 revenue was R75.5 billion higher than the previous year

Table 4.2 Estimates of revenue before tax proposals, 2012/13

R million	2011/12 Revised	2012/13 Before tax proposals	2011/12– 2012/13 % change
Taxes on income and profits	423 805	486 379	14.8%
Persons and individuals	249 700	295 770	18.5%
Companies	152 000	166 739	9.7%
Secondary tax on companies	19 500	21 000	7.7%
Other taxes on income and profits[1]	2 605	2 871	10.2%
Taxes on payroll and workforce	10 100	11 131	10.2%
Taxes on property	7 870	8 627	9.6%
Domestic taxes on goods and services	264 650	286 212	8.1%
Value-added tax	190 815	209 675	9.9%
Specific excise duties	25 880	26 933	4.1%
Ad valorem excise duties	1 815	2 000	10.2%
General fuel levy	37 180	38 258	2.9%
Electricity levy	6 430	6 616	2.9%
Other domestic taxes on goods and services[2]	2 530	2 730	7.9%
Taxes on international trade and transactions	32 310	36 360	12.5%
Customs duties	32 260	36 160	12.1%
Miscellaneous customs and excise receipts	5	150	—
Diamond export levy	45	50	—

Total tax revenue	738 735	828 709	12.2%
Non-tax revenue[3]	17 579	15 091	-14.2%
of which
Mineral royalties	5 500	6 510	18.4%
Less: SACU payments	-21 763	-42 151	93.7%

National budget revenue	734 551	801 649	9.1%
Provinces, social security funds and selected public entities	95 659	105 489	10.3%

Budget revenue	830 210	907 138	9.3%

1.      Includes interest on overdue income tax and small business tax amnesty levy

2.      Includes air departure tax, plastic bags levy, electricity levy, Universal Service Fund, CO 2 tax on motor vehicle emissions and other domestic taxes on goods and services

3.      Includes mineral royalties, mining leases, departmental revenue and sales of capital assets

The revised tax revenue estimate for 2011/12 of R738.7 billion is R64.6 billion or 9.6 per cent higher than in 2010/11. This is the result of strong collections of customs duties (21.1 per cent), corporate income tax (14.4 per cent), and personal income tax (10 per cent).

2012 BUDGET REVIEW

Actual revenue collections and medium-term estimates

Revenue expected to increase in line with economic growth	Table 4.3 sets out actual revenue collections for 2008/09 to 2010/11, the revised estimate for 2011/12 and estimates for 2012/13 to 2014/15.

After taking into account tax proposals discussed in the next section, tax revenue as a percentage of GDP is expected to increase from 24.7 per cent in 2011/12 to 25.5 per cent in 2014/15.

Table 4.3 Budget revenue, 2008/09 – 2014/15

	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15
R million	Outcome			Revised	Medium-term estimates
Taxes on income and profits[1]	383 483	359 045	379 941	423 805	475 729	535 650	606 456
of which:
Personal income tax	195 115	205 145	226 925	249 700	285 970	328 380	377 650
Corporate income tax	165 378	134 883	132 902	152 000	167 839	183 220	202 220
Taxes on payroll and workforce	7 327	7 805	8 652	10 100	11 131	12 211	13 479
Taxes on property	9 477	8 826	9 102	7 870	8 627	9 500	10 500
Domestic taxes on goods and services	201 416	203 667	249 490	264 650	294 554	318 980	346 110
of which:
Value-added tax	154 343	147 941	183 571	190 815	209 675	231 740	255 990
Taxes on international trade and transactions	22 852	19 319	26 977	32 310	36 359	37 269	43 075
Stamp duties and fees	572	49	3	—	—	—	—
State miscellaneous revenue[2]	- 27	- 6	17	—	—	—	—

Tax revenue	625 100	598 705	674 183	738 735	826 401	913 610	1019 620
Non-tax revenue[3]	12 616	8 889	13 460	17 579	15 091	17 929	19 016
of which:
Mineral and petroleum royalties	—	—	3 555	5 500	6 510	7 490	8 620
Less: SACU payments[4]	-28 921	-27 915	-17 906	-21 763	-42 151	-37 245	-41 416

National budget revenue	608 796	579 679	669 738	734 551	799 341	894 293	997 220
Provinces, social security funds and selected public entities	74 673	84 058	87 776	95 659	105 489	113 098	122 393
Repayment of Gautrain loan	—	—	—	—	—	-1 521	-1 430

Budget revenue	683 469	663 737	757 513	830 210	904 830	1005 871	1118 183

Tax revenue as a percentage of GDP	27.1%	24.5%	24.5%	24.7%	25.0%	25.2%	25.5%
Budget revenue as a percentage of GDP	29.7%	27.2%	27.5%	27.7%	27.4%	27.8%	28.0%
GDP (R billion)	2 304	2 440	2 754	2 996	3 301	3 622	3 997
Tax/GDP multiplier	0.83	-0.71	0.98	1.09	1.16	1.09	1.12

1.	Also includes secondary tax on companies and interest on overdue income tax and small business tax amnesty levy
2.	Revenue received by SARS which could not be allocated to a specific tax instrument
3.	Includes mineral royalties, mining leases, departmental revenue and sales of capital assets
4.	2010/11 Southern African Customs Union (SACU) includes adjustment for a previous error in calculation

CHAPTER 4: REVENUE TRENDS AND TAX PROPOSALS

¡ Overview of tax proposals

Table 4.4 shows the expected impact of tax proposals on revenue collection in 2012/13, the net effect of which decreases the estimated total tax revenue by R2.3 billion.	Net effect of 2012/13 tax proposals reduce total tax revenue by R2.3 billion

Table 4.4 Impact of tax proposals on 2012/13 revenue

R million	Effect of tax proposals
Tax revenue (before tax proposals)		828 709
Non-tax revenue		15 091
Less: SACU payments		-42 151

National budget revenue		801 649
Provinces, social security funds and selected public entities		105 489

Budget revenue (before tax proposals)		907 138
Budget 2012/13 proposals:		-2 308
Taxes on individuals and companies	-10 650
Personal income tax	-4 300
Adjustment in personal tax rate structure	-9 500
Adjustment in monetary thresholds	-1 100
Capital gains – individuals	800
Dividend withholding tax	5 500
Business taxes	-6 350
Capital gains – companies	1 200
Small business relief	- 100
Abolition of STC	-7 450
Indirect taxes	8 342
Increase in general fuel levy	4 517
Increase in excise duties on tobacco products and alcoholic beverages	1 840
Increase in electricity levy	1 985

Tax revenue (after tax proposals)		826 401

Budget revenue (after tax proposals)		904 830

As part of its commitment to transparent budgeting, government publishes a tax expenditure statement (see Annexure C). The statement is a summary of tax revenues foregone as a result of various incentives to help achieve social and economic policy objectives.

Personal income tax relief

To ensure that the direct personal income tax burden on individuals remains reasonable, personal income tax brackets and rebates are adjusted to take account of inflation or “bracket creep”, as well as provide limited real tax relief. The 2012 Budget proposes direct personal income tax relief to individuals amounting to R9.5 billion. Table 4.6 provides a summary of the 2012/13 income tax brackets, rates and rebates for individuals.	Personal income tax relief of R9.5 billion

Personal income tax provides the foundation for an equitable and progressive tax system. Table 4.5 shows the distribution of taxpayers and their relative contributions to the income tax base.

2012 BUDGET REVIEW

Table 4.5 Estimates of individual taxpayers and taxable income, 2012/13

	Taxpayers		Taxable income		Income tax		Personal income
					payable		tax relief
Taxable bracket	Number	%	R million	%	R million	%	R million	%
Below R60 000	4 864 000		99 957

R60 001 to R160 000	1 792 100	29.0%	187 031	12.1%	12 630	4.3%	-1 333	14.1%
R160 001 to R260 000	2 711 200	43.9%	563 174	36.3%	78 387	26.5%	-3 784	39.9%
R260 001 to R600 000	1 396 200	22.6%	471 950	30.4%	94 582	32.0%	-3 018	31.8%
R600 001 to R1 000 000	175 500	2.8%	130 603	8.4%	38 355	13.0%	- 730	7.7%
> R1 000 001	102 050	1.7%	198 826	12.8%	71 782	24.3%	- 618	6.5%

Total	6 177 050	100.0%	1 551 584	100.0%	295 735	100%	-9 483	100.0%

Table 4.6 Personal income tax rate and bracket adjustments, 2011/12 – 2012/13

2011/12		2012/13
Taxable income (R)	Rates of tax	Taxable income (R)	Rates of tax
R0—R150 000	18% of each R1	R0 - R160 000	18% of each R1
R150 001 - R235 000	R27 000 + 25% of the amount above R150 000	R160 001 - R250 000	R28 800 + 25% of the amount above R160 000
R235 001 - R325 000	R48 250 + 30% of the amount above R235 000	R250 001 - R346 000	R51 300 + 30% of the amount above R250 000
R325 001 - R455 000	R75 250 + 35% of the amount above R325 000	R346 001 - R484 000	R80 100 + 35% of the amount above R346 000
R455 001 - R580 000	R120 750 + 38% of the amount above R455 000	R484 001 - R617 000	R128 400 + 38% of the amount above R484 000
R580 001	R168 250 + 40% of the amount above R580 000	R617 001	R178 940 + 40% of the amount above R617 000
Rebates		Rebates
Primary	R10 755	Primary	R11 440
Secondary	R6 012	Secondary	R6 390
Tertiary	R2 000	Tertiary	R2 130
Tax threshold		Tax threshold
Below age 65	R59 750	Below age 65	R63 556
Age 65 and over	R93 150	Age 65 and over	R99 056
Age 75 and over	R104 261	Age 75 and over	R110 889

Implementation of dividend withholding tax

Dividend withholding tax replaces secondary tax on companies on 1 April 2012	As announced previously, the dividend withholding tax will come into effect on 1 April 2012, bringing an end to the secondary tax on companies. Pension funds that are exempt from income tax will receive their dividends tax free. For equity reasons it is proposed that the dividend withholding tax come into effect at 15 per cent – five percentage points higher than the previous secondary tax on companies rate. Income from capital can be derived as interest income, dividends or capital gains, all of which should be taxed equitably.

High-income individuals tend to receive a larger portion of their income in the form of dividends and capital gains. The higher rate will also help to mitigate some of the revenue losses when switching from the secondary tax on companies to the new tax. The estimated net loss as a result of these changes will be R1.9 billion.

CHAPTER 4: REVENUE TRENDS AND TAX PROPOSALS

Increase in effective capital gains tax rates

Capital gains tax was introduced in 2001 at relatively modest rates and has remained unchanged for the past 10 years. This reform has helped to ensure the integrity and progressive nature of the tax system. To enhance equity, effective capital gains tax rates will be increased. The inclusion rate for individuals and special trusts will increase to 33.3 per cent, shifting their maximum effective capital gains tax rate to 13.3 per cent. The inclusion rate for other entities (companies and other trusts) will increase to 66.6 per cent, raising the effective rate for companies to 18.6 per cent and for other trusts to 26.7 per cent. These changes will come into effect for the disposal of assets from 1 March 2012.	Increased capital gains tax rates

To limit the impact of capital gains taxation on middle-income households, the exemption thresholds for individual capital gains and for primary residences will be adjusted significantly. The following exemptions for individual capital gains are increased from 1 March 2012:	Proposals limit impact of capital gains tax on middle- income earners

• The annual exclusion from R20 000 to R30 000

• The exclusion amount on death from R200 000 to R300 000

• The primary residence exclusion from R1.5 million to R2 million

• The exclusion amount on the disposal of a small business when a person is over age 55 from R900 000 to R1.8 million

• The maximum market value of assets allowed for a small business disposal for business owners over 55 years increases from R5 million to R10 million.

Medical deductions converted to medical tax credits

Medical tax credits are a more equitable form of relief than medical deductions because the relative value of the relief does not increase with higher income levels. As announced in the 2011 Budget, income tax deductions for medical scheme contributions for taxpayers below 65 years will be converted into such credits. Monthly tax credits will be increased from R216 to R230 for the first two beneficiaries and from R144 to R154 for each additional beneficiary with effect from 1 March 2012. From that date onwards (apart from those with disabilities), where medical scheme contributions in excess of four times the total allowable tax credits plus out-of-pocket medical expenses combined exceed 7.5 per cent of taxable income, they can be claimed as a deduction against taxable income.	Monthly medical scheme contribution tax credits contribute to equity

To ensure improved equity of the tax system and to help curb increases in health costs, additional medical deductions will be converted into tax credits at a rate of 25 per cent for taxpayers aged below 65 years with effect from 1 March 2014. Also with effect from the same date, employer contributions to medical schemes on behalf of ex-employees will be deemed a taxable fringe benefit and such ex-employees will be able to claim the appropriate tax credits.	Additional medical expenses converted to tax credits

Taxpayers 65 years and older, and those with disabilities or with disabled dependants, can currently claim all medical scheme contributions and out-of-pocket medical expenses as a deduction against their taxable income.

2012 BUDGET REVIEW

The tax credits will, as from 1 March 2014, apply to all taxpayers. However, taxpayers 65 years and older and those with disabilities or disabled dependants will be able to convert all medical scheme contributions in excess of three times the total allowable tax credits plus out-of-pocket medical expenses into a tax credit of 33.3 per cent. Note that the 7.5 per cent threshold will not apply in the case of taxpayers 65 years and older and those with disabilities or with disabled dependants.

Funding options for national health insurance

A range of funding options for national health insurance will be considered	National health insurance is to be phased in over a 14-year period beginning in 2012/13. The new system will provide equitable health coverage for all South Africans. Plans to begin the first phase of national health insurance, and initial funding requirements, are discussed in some detail in Chapter 6. Over time, the new system will require funding over and above current budget allocations to public health. Funding options include an increase in the VAT rate, a payroll tax on employers, a surcharge on the taxable income of individuals, or some combination of the above.

Achieving an appropriate balance in the funding of national health insurance is necessary to ensure that the tax structure remains supportive of economic growth, job creation and savings. The role and implications of co-payments or user charges under certain circumstances (for example, to limit overuse and risky behaviours) will also be explored. A discussion paper will be published by end-April 2012.

Encouraging household savings

To encourage greater savings, tax-preferred savings and investment accounts are proposed	To encourage greater savings among South Africans, tax-preferred savings and investment accounts are proposed as alternatives to the current tax-free interest-income caps. This will encourage a new generation of savings products. Returns generated within these savings and investment vehicles (including interest, capital gains and dividends) and withdrawals will be tax exempt. Aggregate annual contributions could be limited to R30 000 per year per taxpayer, with a lifetime limit of R500 000, to ensure that high net-worth individuals do not benefit disproportionately. The design and costs (banking and other fees) of these savings and investment vehicles may be regulated to help lower-income earners to participate.

Government proposes to introduce tax-preferred savings and investment vehicles by April 2014. A discussion document will be published by May 2012 to facilitate consultation and refine these proposals.

Retirement reforms

Changes to the tax treatment of pension and provident funds	To encourage South Africans to save for retirement, contributions by employees and employers to pension, provident and retirement funds will be tax deductible by individual employees.

Individual taxpayer deductions will be set at 22.5 and 27.5 per cent, for those below 45 years and 45 and above respectively, of the higher of employment or taxable income. Annual deductions will be limited to R250 000 and R300 000 for taxpayers below 45 years and above 45 years respectively. A minimum monetary threshold of R20 000 will apply to

CHAPTER 4: REVENUE TRENDS AND TAX PROPOSALS

allow low-income earners to contribute in excess of the prescribed percentages. Non-deductible contributions (in excess of the thresholds) will be exempt from income tax if, on retirement, they are taken as either part of the lump sum or as annuity income. Measures to address some of the complexities of defined benefit pension schemes will be considered. These amendments will come into effect on 1 March 2014.

A rollover dispensation similar to the current retirement annuity contributions will be adopted to allow flexibility in contributions for those with fluctuating incomes. Contributions towards risk benefits and administration costs within retirement savings will be included in the maximum percentage allowable deduction.	Rollover dispensation similar to retirement annuity contributions will be adopted

Lump sum withdrawals upon retirement from pension and retirement annuity funds are restricted to a maximum of one-third of accumulated savings. Consultations will be held with interested parties on a uniform approach to retirement fund withdrawals, taking into account vested rights and appropriate transitional arrangements.

Business taxes

In addition to the dividend withholding tax and adjustments to capital gains tax discussed earlier, several business tax measures are proposed.

Turnover tax for micro businesses

Several reforms of the turnover tax for micro businesses (with annual turnover below R1 million) were announced in 2011. Building on these reforms, micro businesses will be given the option of making payments for turnover tax, VAT and employees’ tax at twice-yearly intervals from 1 March 2012. It is further envisaged that a single combined return will be filed on a twice-yearly basis from 1 March 2013. The number of returns required for these taxes will fall from about 18 per year to only two a year in 2013. The build-up of tax liability will require such taxpayers to ensure that funds are available when payment is due.	Cutting red tape and improving cash flow for micro businesses

Small business corporations

To encourage the growth of small incorporated businesses, government proposes to increase the tax-free threshold for such firms from R59 750 to R63 556. Taxable income up to R300 000 is taxed at 10 per cent; this threshold is now increased to R350 000 and the applicable rate reduced to 7 per cent. For taxable income above R350 000, the normal corporate tax rate of 28 per cent applies. These amendments will come into effect for years of assessment ending on or after 1 April 2012.	Relief for small business corporations

Limiting excessive debt in businesses

Public debate on section 45 of the Income Tax Act (1962) and private equity acquisitions has highlighted the need to improve the classification of corporate financing. The main problem is the erroneous classification of certain instruments as “debt” to generate interest deductions for the debtor, when such instruments more accurately represent equity financing. Similarly, in some private equity transactions, where creditors receive exempt interest income, the deductibility of interest payments deprives the fiscus of revenue. Excessive debt can also give rise to excessively risky transactions that may represent “credit risk” for the domestic market.	A need to improve the classification of corporate financing

2012 BUDGET REVIEW

To address these concerns, government will enact a revised set of reclassification rules deeming certain debt to be equivalent to shares. In 2013 government will also consider an “across-the-board” percentage ceiling on interest deductions, relative to earnings before interest and depreciation, to limit excessive debt financing.

Debt used to fund share acquisitions

Use of section 45 as an indirect share acquisition tool is accepted	Unlike most countries, South Africa does not allow for interest to be deductible when debt is used to acquire shares. Section 45 has been used as an indirect acquisition technique to facilitate the deduction of interest payments by allowing debt to be formally matched against underlying assets as opposed to shares. Given the acceptance of section 45 as an indirect share acquisition tool, it is now proposed that the use of debt to directly acquire controlling share interests of at least 70 per cent be allowed. However, the interest associated with this form of debt acquisition will be subject to the same controls applied to section 45 acquisitions.

Property loan stock companies and property unit trusts

Property unit trusts and property loan stock companies typically provide a commitment to distribute a minimum of 90 per cent of their rental income to investors. The distribution of rental income is effectively tax-neutral in the hands of the property unit trust. Property loan stock companies appear to achieve roughly the same result but without official sanction. They issue investors a dual-linked unit that consists of a debenture and a share with the distribution in the form of interest.

The dual-linked structure needs to be eliminated so that other entities do not undertake the same structure to avoid tax by relying on excessive debt. The governance of property loan stock entities will be placed on par with property unit trusts. Rental income from these entities will fall under the pass-through regime that applies to property unit trusts.

Special economic zones

Income tax exemption to attract investors	Legislation will introduce special economic zones, which will build on industrial development zone policy. The main aim is to improve governance, streamline procedures and provide more focused support to businesses operating within these zones. In support of this initiative, the following tax interventions will be explored:

•      A possible reduction in the headline corporate income tax rate for businesses within selected zones (as determined by the Minister of Finance after consultation with the Minister of Trade and Industry).

• An income tax exemption for the operators of special economic zones.

• An additional deduction from taxable income for the employment of workers earning below a predetermined threshold.

CHAPTER 4: REVENUE TRENDS AND TAX PROPOSALS

Incentives for the construction of affordable housing

There is insufficient affordable housing stock for middle-income households above the income thresholds for RDP-type housing, but who cannot afford high mortgage finance. To address this “gap market”, a tax incentive for developers (and employers) to build new housing stock (at least five units in compliance with prescribed standards) for sale below R300 000 per dwelling is under consideration. Options include either a tax credit or a deduction at either a fixed rand amount per unit or as a percentage of the value of the dwelling. This proposal will be refined after public consultation. Policy alignment with existing housing incentives and attempts to unblock regulatory bottlenecks will also be considered.	Consideration of an incentive for the construction of middle- income housing

Some low-income employees receive financial assistance from their employers to acquire a house. The current tax hurdles associated with such assistance will also be explored.

International

Dual-listed companies and other offshore reorganisations

In 2011, government introduced rollover rules for some offshore reorganisations. The purpose was to give South African multinationals more flexibility when restructuring offshore subsidiaries, and to curtail the use of the offshore participation exemption to avoid tax. Now that steps have been taken to bring misuse of section 45 under control, government proposes to introduce an offshore section 45 provision. It would also appear that unbundlings are used to facilitate dual-linked structures that allow for foreign operations to be shifted outside South Africa’s tax jurisdiction. The participation exemption will be curtailed if the transaction indirectly strips value from a South African multinational.	Steps to prevent value-stripping from South African multinationals

Rationalisation of withholding tax on foreign payments

International investors are subject to a final withholding tax when receiving royalties unless a tax treaty provides otherwise. They will also be subject to a final withholding tax on interest income as from 2013, subject to tax treaty exemptions. Government proposes to coordinate and streamline the procedures, rates and times for all of these withholding tax regimes, including the adoption of a uniform rate of 15 per cent.	From 2013, some international investors will be subject to a withholding tax on interest income

Indirect taxes

Climate change: carbon emissions tax

A carbon tax will contribute to the global response to mitigate climate change. A modest carbon tax will begin to price carbon dioxide emissions so that the external costs resulting from such emissions start to be incorporated into production costs and consumer prices. This will also create incentives for changes in behaviour and encourage the uptake of cleaner-energy technologies, energy-efficiency measures, and research and development of low-carbon options.	Draft policy paper on carbon tax to be published during 2012

2012 BUDGET REVIEW

Proposed design of carbon emissions tax to help mitigate global climate change

Following public consultation, government has revised its concept design for a carbon tax, and a draft policy paper will be published for comment in 2012. The proposed design features include:

•	Percentage-based rather than absolute emissions thresholds, below which the tax will not be payable.

•	A higher tax-free threshold for process emission, with consideration given to the limitations of the cement, iron and steel, aluminium and glass sectors to mitigate emissions over the near term.

•	Additional relief for trade-exposed sectors.

•	The use of offsets by companies to reduce their carbon tax liability.

•	Phased implementation.

The tax will apply to carbon dioxide equivalent (CO2e) emissions calculated using agreed methods. A basic tax-free threshold of 60 per cent (with additional concession for process emissions and for trade-exposed sectors) and maximum offset percentages of 5 or 10 per cent until 2019/20 is proposed. Additional relief will be considered for firms that reduce their carbon intensity during this first phase. The reduction in carbon intensity will be measured with reference to a base year or industry benchmark. Tax-free thresholds will be reduced during the second phase (2020 to 2025) and may be replaced with absolute emission thresholds thereafter. Alignment with the proposed carbon budgets as per the national climate change response white paper (2011) will be important.

A carbon tax at R120 per ton of CO2e above the suggested thresholds is proposed to take effect during 2013/14, with annual increases of 10 per cent until 2019/20. Revenues from the tax will not be earmarked, but consideration will be given to spending to address environmental concerns. Incentives such as the proposed energy-efficiency tax incentive and measures to assist low-income households will be supported. See Annexure C for further details.

Electricity levy increase

Funding for energy efficiency initiatives	The electricity levy generated from non-renewable sources will be increased by 1c/kWh to 3.5c/kWh. The additional revenue will be used to fund energy-efficiency initiatives such as the solar water heater programme. This arrangement will replace the current funding mechanism that is incorporated into Eskom’s annual tariff application. It will enhance transparency and enable government to use alternative agencies to deliver on energy-efficiency initiatives. The net impact on electricity tariffs should be neutral.

Increase in general fuel levy and Road Accident Fund levy

General fuel levy and RAF levy increased by 20c/l and 8c/l respectively	Government proposes to increase the general fuel levy and Road Accident Fund (RAF) levy by 20c/l and 8c/l respectively with effect from 4 April 2012. Table 4.7 shows the fuel tax rates and estimated fuel tax burden expressed as a percentage of retail and wholesale prices.

Table 4.7 Total combined fuel taxes on petrol and diesel, 2010/11 – 2012/13

	2010/11		2011/12		2012/13
c / litre	93 Octane petrol	Diesel	93 Octane petrol	Diesel	93 Octane petrol	Diesel
General fuel levy	167.50	152.50	177.50	162.50	197.50	182.50
Road Accident Fund levy	72.00	72.00	80.00	80.00	88.00	88.00
Customs and excise levy	4.00	4.00	4.00	4.00	4.00	4.00
Illuminating paraffin marker	0.00	0.01	0.00	0.01	0.00	0.01

Total	243.50	228.51	261.50	246.51	289.50	274.51
Pump price: Gauteng (as in February)[1]	785.00	701.85	884.00	814.05	1 077.00	1 026.69

Taxes as % of pump price	31.0%	32.6%	29.6%	30.3%	26.9%	26.7%

1.	Diesel (0.05% sulphur) wholesale price (retail price not regulated)

CHAPTER 4: REVENUE TRENDS AND TAX PROPOSALS

Value-added tax (VAT)

Square Kilometre Array

South Africa (in cooperation with other African countries) is bidding to host the Square Kilometre Array (SKA), an international collaboration to build the world’s largest radio telescope. SKA is eligible for income-tax exemption under existing public-benefit provisions. Under consideration is providing VAT relief either in the form of a refund mechanism or the zero-rating of consideration received by the project and for imported goods and services if South Africa were to win the bid.	VAT relief for world’s largest radio telescope if South Africa wins the bid

Financial services

Government will eliminate the VAT zero-rating of interest earned on loans to non-residents to level the playing field.

Review of VAT on indirect exports and temporary imports

The policy, legislation and administration of the VAT treatment of indirect exports of goods by road will be reviewed to ensure that exporters are not prejudiced and that the fiscus continues to be protected against potential abuses.	Government will review VAT treatment of indirect exports and temporary imports

Government will review the VAT treatment of temporary imports to promote local processing and beneficiation, while protecting the fiscus.

Revised gambling tax

The 2011 Budget proposed a withholding tax on gambling winnings above R25 000. After broader consultation, a national gambling tax based on gross gambling revenue will be introduced. This tax, effective from 1 April 2013, will take the form of an additional 1 per cent national levy on a uniform provincial gambling tax base. A similar tax base will be used to tax the national lottery.	National tax on gross gambling revenue

Excise duties on tobacco and alcohol

The excise duties on tobacco products are determined in accordance with a targeted total tax burden (excise duties plus VAT) of 52 per cent of the retail price. Increases in excise duties on tobacco products of between 5 and 8.2 per cent are proposed.	Excise duties on tobacco products to increase by between 5 and 8.2 per cent

The current targeted total tax burdens (excise duties plus VAT) on alcoholic beverages are 23, 33, and 43 per cent of the weighted average retail selling price of wine, clear beer and spirits respectively. Following an announcement in Budget 2011, the appropriateness of these benchmark tax burdens was reviewed.

It is now proposed to retain the current benchmark for wine but to increase the targeted benchmark tax burdens for beer and spirits to 35 and 48 per cent respectively. These increases will be phased in over two years. The resulting increases in excise duties on alcoholic beverages for this year range between 6 and 20 per cent. The increase will complement broader efforts to reduce alcohol abuse.

2012 BUDGET REVIEW

Table 4.8 Changes in specific excise duties, 2012/13

	Current excise	Proposed excise	Percentage change
Product	duty rate	duty rate	Nominal	Real
Malt beer	R53.97 / litre of absolute alcohol (91.75c / average 340ml can)	R59.36 / litre of absolute alcohol (100.98c / average 340ml can)	9.99%	3.82%
Traditional African beer	7.82c / litre	7.82c / litre	0.00%	-5.60%
Traditional African beer powder	34.70c / kg	34.70c / kg	0.00%	-5.60%
Unfortified wine	R2.32 / litre	R2.50 / litre	7.76%	1.72%
Fortified wine	R4.33 / litre	R4.59 / litre	6.00%	0.06%
Sparkling wine	R6.97 / litre	R7.53 / litre	8.03%	1.98%
Ciders and alcoholic fruit beverages	R2.71 / litre (92.14c / average 340ml can)	R2.97 / litre (100.98c / average 340ml can)	9.59%	3.45%
Spirits	R93.03 / litre of absolute alcohol (R30.00 / 750ml bottle)	R111.64 / litre of absolute alcohol (R36.00 / 750ml bottle)	20.00%	13.28%
Cigarettes	R9.74/ 20 cigarettes	R10.32/ 20 cigarettes	5.95%	0.02%
Cigarette tobacco	R10.53/ 50g	R11.05/ 50g	4.94%	-0.94%
Pipe tobacco	R2.98/ 25g	R3.22/ 25g	8.05%	2.00%
Cigars	R50.52 / 23g	R53.05 / 23g	5.01%	-0.88%

Financial transaction tax reform (securities transfer tax)

Brokers to be taxed at a lower rate	South Africa has a financial transaction tax in place in the form of the securities transfer tax. This is a tax of 0.25 per cent on purchases of shares, with an exemption for brokers who acquire shares for their own benefit. It is proposed that the current blanket exemption for brokers be abolished and broker transactions, where the beneficial ownership rests with the broker, be taxed at an appropriate lower rate. This reduced rate will also cover the purchase of shares utilised in support of derivative hedging.

These amendments will come into effect on 1 April 2013. Government will also investigate the feasibility of including derivatives in the base of the securities transfer tax.

Taxation of luxury goods

More luxury goods subject to ad valorem excise duties	From 1 October 2012, government proposes to subject the following items to ad valorem tax at the indicated rates:

• Aeroplanes and helicopters with a mass exceeding 450kg but not 5 000kg at 7 per cent

• Motorboats and sailboats longer than 10m at 10 per cent.

Tax administration

SARS to focus on cross- border cooperation	During 2012/13, the South African Revenue Service (SARS) will increase its focus on cross-border cooperation. In addition, several other administrative areas will receive attention.

CHAPTER 4: REVENUE TRENDS AND TAX PROPOSALS

Tax Administration Bill

The bill has been approved by Parliament. It incorporates the common administrative elements of current tax law into one piece of legislation, and makes further improvements in this area. The bill is expected to be promulgated and most of its provisions brought into force in 2012.

Voluntary disclosure programme

By mid-February 2012, SARS had captured 17 938 applications for relief, concluded agreements to the value of R941 million and collected R718 million in related tax.	R718 million collected through voluntary disclosure programme

High net-worth individuals

There is room for improvement in the service offered to this segment and in compliance. This will be a focus area for SARS in the coming year.

Corporate income tax modernisation

Modernisation efforts now shift to corporate income tax. Over the next 12 months SARS will improve its audit capability and align declarations to International Financial Reporting Standards where possible.

Customs transformation

The transformation of SARS customs is starting to gain momentum, and additional steps will be taken over the period ahead to achieve fully integrated electronic customs capability.

Tax ombud

During 2012, South Africa will establish a dedicated ombud for tax matters. The office is intended to provide taxpayers with a low-cost mechanism to address administrative difficulties that cannot be resolved by SARS.	Dedicated tax ombud to be established during 2012

Tax policy research projects

The following tax policy research projects will be undertaken or completed during 2012/13:

•       Reforms to the primary, secondary and tertiary rebates in the context of a review of the means testing for the old age grant and with the intention to introduce a child and/or dependant tax rebate/credit.

• Taxation of financial instruments (including derivatives).

• Long-term insurance companies – review of the taxation, accounting and regulatory practices of the four fund system.

• Taxation of income from capital (interest income, dividends, capital gains, rental) to be reviewed to ensure greater equity and minimise opportunities for tax arbitrage.

• VAT treatment of public passenger transport.

• The implementation and importance of user charges and other fees.

• Taxation of transport fuels – review to determine the equitable treatment of all transport fuels based on their environmental characteristics (for example, CO2 emissions) and energy content.

2012 BUDGET REVIEW

¡ Conclusion

Tax proposals support a sustainable fiscal framework, economic growth and a more competitive economy	The 2012 tax proposals support a sustainable fiscal framework, economic growth and a more competitive economy. Reforms will improve the fairness of the tax system, ensuring that income from capital is taxed more appropriately. A discussion document outlining the design of a proposed tax on carbon emissions will be released. Proposals are advanced to support small business, and to encourage household savings. Options to augment and streamline funding for national health insurance as part of a strengthened public health system will be explored.

5

Asset and liability management

¡ Overview

Over the past three years, public debt has risen to support infrastructure investment, and to fund economic and social priorities. Over the medium term, the fiscal stance will stabilise the growth of debt and maintain long-term sustainability, ensuring that debt and debt-service costs do not crowd out productive expenditure.	Borrowing requirement has risen in the wake of the 2009 recession

In 2012/13, government’s net borrowing requirement is expected to reach R168.8 billion, up from R152.7 billion in 2011/12, while state-owned entities will borrow an estimated R76.9 billion to fund their capital expenditure programmes. Development finance institutions will borrow a projected R13.9 billion to meet developmental funding commitments. After increasing in line with budget deficits, government’s net debt stock is expected to peak at 38.5 per cent of GDP in 2014/15. As the fiscal position improves over time, debt and debt-service costs will stabilise.

Owing to prudent macroeconomic policies, and deep and liquid capital markets, the state is able to finance its borrowing requirement mainly in the domestic market. Government’s debt instruments remain attractive to global investors, as demonstrated by a successful US$1.5 billion global bond issue in January 2012. Global investors increased their holdings of South African domestic bonds from 12.8 per cent in 2008 to 29.1 per cent in 2011.	Global investors increased their holdings of South African bonds during 2011

State-owned entities and development finance institutions will continue to invest and fund infrastructure development that promotes long-term growth. Government will ensure that these institutions remain financially stable, and facilitate cost-effective funding, enabling them to deliver on their mandates.

2012 BUDGET REVIEW

Reports on debt management will complement investor road shows and new website	As part of its commitment to transparency, the National Treasury will begin publishing yearly reports on South Africa’s public debt management. The first such report will be produced by end-June 2012, complementing regular domestic and international road shows and the recent launch of an investor relations website.

This chapter reviews debt market developments and the debt management strategy, outlines borrowing and financing trends, and discusses the role of state-owned entities and development finance institutions.

Key medium-term indicators

•	Net borrowing requirement of R168.8 billion in 2012/13, decreasing to R140.9 billion in 2014/15.

•	Annual Treasury bill net issuance of R22 billion over the medium term.

•	Two new fixed-income and three new inflation-linked domestic bonds.

•	Borrowing of US$3 billion in the international capital market over the medium term.

•	Switches (exchanges) in domestic and foreign bonds.

•	Net loan debt of 36 per cent of GDP in 2012/13, increasing to 38.5 per cent (R1.5 trillion) in 2014/15.

•	Debt-service costs peak at 2.8 per cent of GDP in 2013/14 and decline thereafter.

¡ Developments in South Africa’s debt markets

Domestic bond market

Domestic bond market benefited from asset reallocation towards higher- yielding emerging markets	Over the past year concerns about the continuing European debt and banking crises intensified, contributing to shifts in capital flows. While there was a “flight to safety” toward some developed countries, South Africa’s bond market benefited from asset reallocation towards higher-yielding emerging markets. Net bond purchases by foreign investors reached R48 billion for the year (2010: R56 billion). In contrast, equity purchases recorded a net foreign outflow.

CHAPTER 5: ASSET AND LIABILITY MANAGEMENT

Weekly bond issuances of R3 billion in 2011 were matched by increased appetite for government debt, leading to a robust performance of the fixed-income market. The BEASSA All Bond Index increased by 8.8 per cent during 2011, compared with the JSE Equity All Share Index (up 2.6 per cent for the year) and cash (STeFI, 5.7 per cent).	Strong growth in appetite for government debt in 2011 outpaced performances of equities and cash

The Johannesburg Stock Exchange registered an increase of 23.7 per cent in annual bond turnover in 2011, reaching a record high of R20.9 trillion. The bond market is becoming an increasingly important source of funding for the private sector. During 2011, net issuance by corporations increased by R4 billion to R49 billion, with financial corporations responsible for the largest proportion of this issuance.

Outstanding municipal bonds increased from R11.6 billion in 2010 to R13.2 billion in 2011. Johannesburg, which accounts for 60 per cent of this market, issued R850 million in new debt and Ekurhuleni issued R800 million in new debt. Turnover in municipal debt, however, decreased by R6.9 billion to R17.1 billion.	Outstanding municipal bonds grew to R13.2 billion in 2011, but turnover decreased

During 2011, the domestic bond yield curve steepened, with the long end more than 50 basis points higher. Increased demand for inflation-linked bonds, together with higher-yielding long rates, suggests an expectation of higher inflation over the long term.

Domestic money market

During 2011, the Treasury bill rates were anchored by the monetary policy stance. The Reserve Bank kept the repurchase (repo) rate unchanged at 5.5 per cent.	Reserve Bank kept repo rate unchanged in 2011

International bond market

Emerging and developing economies were affected by higher risk aversion during 2011. Sovereign bond spreads and credit default swaps for emerging markets as a group continued to widen throughout the year.

Emerging markets issued sovereign debt in excess of US$20 billion at the beginning of 2012. South Africa also issued a 12-year, US$1.5 billion note. After two years of low and negative issuance in rand-denominated debt issued in Europe (Eurorand bonds) and Japan (Uridashi bonds), net issuances reached R7 billion and R10 billion respectively in 2011.

¡ Managing the debt portfolio

Recent events in Europe have highlighted how large, poorly structured debt portfolios can make governments more vulnerable to financial and economic shocks. Government’s debt management strategies are designed to ensure fiscal sustainability.

The primary aim of the debt management strategy is to meet the financing requirements of the public sector at the lowest possible cost. This is done within prudent risk levels and in support of government’s broader economic policies. The principles of openness, transparency and predictability support this goal. Government works to develop the country’s capital markets, maintains benchmark bonds, and actively manages the maturity structure and composition of debt.	Strategy is to meet the financing requirements of the public sector at the lowest possible cost

2012 BUDGET REVIEW

Diversifying funding instruments and benchmarking risk

Introduction of Islamic bonds (sukuk) under consideration	In recent years, to develop the domestic bond market and broaden the investor base, government expanded its portfolio from mainly Treasury bills and fixed-income bonds to include inflation-linked bonds, floating-rate notes and retail bonds. The introduction of Islamic bonds (sukuk) is now under consideration. The Treasury bill portfolio has been expanded from 91-day and 182-day bills to include 273-day and 364-day bills. Retail bonds were first issued in 2004 to bolster South African savings, and now consist of fixed-and inflation-linked bonds.

Government’s risk management framework sets benchmarks for:

• Debt composition, limiting foreign debt to 20 per cent of total debt.

• The composition of domestic debt at 70 per cent fixed and 30 per cent non-fixed to reduce risks associated with interest rate increases and inflation.

• Smoothing the maturity structure – the schedule of debt repayments – to manage refinancing risk.

Government reduced the share of foreign debt to 5.4 per cent of total net debt in 2011/12	Financing in international capital markets is intended to meet government’s foreign currency commitments, broadening the investor base and establishing benchmarks for state-owned entities to borrow. This strategy reduced the share of foreign debt as a proportion of total net debt from 19.9 per cent in 2007/08 to 5.4 per cent in 2011/12, reaching 2.9 per cent in 2014/15. Low levels of foreign debt reduce currency risk and contribute to the sustainability of the public finances.

Sovereign rating outlook

Persistent uncertainty in the global economy and the European debt crisis have increased pressure on credit rating agencies to communicate their ratings in a manner that reflects the changing environment.

From January 2011 to December 2011, 171 countries had their ratings reviewed by the major rating agencies (Moody’s Investor Services, Standard & Poor’s, Fitch Ratings, and Ratings and Investment Information Inc.). Of these, 31 countries were upgraded and 55 were downgraded; the ratings of 60 were affirmed; 21 were placed on credit watch; and 4 were assigned ratings for the first time.

South Africa has not been immune to this changing environment. Moody’s Investor Services and Fitch Ratings have revised the outlook for South Africa from stable to negative, while affirming the country’s long-term foreign currency ratings. The agencies report that the country’s rating outlook could be affected negatively in the event of a serious deterioration in the fiscal position, citing lower-than-expected growth and high unemployment among their concerns.

South Africa’s prudent macroeconomic policies, fiscal guidelines, debt management policies and sound constitutional institutions support a positive long-term rating outlook.

Domestic debt consists of fixed-income bonds and non-fixed rate debt instruments (short-term loans, floating-rate notes and inflation-linked bonds). Non-fixed rate debt increased from 26.3 per cent in 2007/08 to 36.3 per cent in 2011/12. Since the onset of the global crisis, government has increased the issuance of Treasury bills and inflation-linked bonds to finance the large borrowing requirement, resulting in a deviation from the 30 per cent risk guidelines. As the fiscal outlook improves, reliance on non-fixed rate debt will be reduced to the benchmark.

To improve the tradability of bonds and achieve a liquidity premium requires that large benchmark bonds are created at key maturities across the yield curve. To reduce near-term exposure to refinancing risk government will continue to exchange maturing bonds before due date for longer-dated bonds, in what is referred to as switch auctions or exchanges.

CHAPTER 5: ASSET AND LIABILITY MANAGEMENT

¡ Consolidated borrowing and financing

The consolidated government borrowing requirement includes the financing requirements of national and provincial government, the social security funds and national extra-budgetary institutions.

Consolidated borrowing in 2012/13 will increase to R152.3 billion before declining to R120 billion in 2014/15. The consolidated borrowing requirement is lower than that of the national government – mainly because of large investments held by the social security funds and capital reserves held by extra-budgetary institutions, which constitute prefunding for infrastructure investment. Extra-budgetary institutions also raise loans to finance large-scale infrastructure investment. These include the South African National Roads Agency Limited (SANRAL) and Trans-Caledon Tunnel Authority (TCTA) project loans, which amount to about R16.5 billion over the medium term.

Consolidated borrowing will increase to R152.3 billion in 2012/13 and decline to R120 billion in 2014/15

Table 5.1 Financing of consolidated government net borrowing requirement, 2008/09 – 2014/15

	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15
R billion	Actual			Estimate	Medium-term estimates
Budget balance[1]	-25.0	-159.6	-116.7	-142.3	-153.5	-143.3	-121.5
Extraordinary receipts and payments	3.9	5.8	2.2	3.9	1.2	1.5	1.5

Net borrowing requirement	-21.1	-153.8	-114.5	-138.4	-152.3	-141.8	-120.0

Domestic loans	45.9	177.1	176.6	169.5	151.1	157.5	141.3
Foreign loans	-3.7	23.9	4.7	4.4	-7.7	-5.0	-2.7
Change in cash and other balances[2]	-21.1	-47.1	-66.8	-35.5	8.9	-10.7	-18.6

Financing	21.1	153.8	114.5	138.4	152.3	141.8	120.0

1.	A negative number reflects a deficit
2.	A negative change indicates an increase in cash balances

¡ National borrowing requirement

The net borrowing requirement for 2010/11, the revised estimate for 2011/12 and estimates for the medium term are set out in Table 5.2. In 2011/12, the net borrowing requirement is expected to amount to R152.7 billion, increasing to R168.8 billion in 2012/13 before declining to R140.9 billion in 2014/15.	Net borrowing requirement of R168.8 billion in 2012/13

2012 BUDGET REVIEW

Table 5.2 National government net borrowing requirement, 2010/11 – 2014/15

	2010/11	2011/12		2012/13	2013/14	2014/15
R million	Outcome	Budget	Revised	Medium-term estimates
National budget balance[1]	-135 403	-159 066	-156 648	-170 025	-159 536	-142 358
Extraordinary receipts	3 010	1 350	4 435	1 200	1 500	1 500
Premiums on bond transactions[2]	1 690	1 300	3 500	1 200	1 500	1 500
Special dividends	362	—	—	—	—	—
Saambou Bank curatorship	20	—	30	—	—	—
Revaluation profits on foreign currency transactions[3]	87	—	660	—	—	—
Liquidation of SASRIA investment	150	50	228	—	—	—
Equalisation Fund account transfer	700	—	—	—	—	—
Other[4]	1	—	17	—	—	—
Extraordinary payments	-839	-150	-530	-24	—	—
Premiums on loan transactions[2]	-227	—	—	—	—	—
Revaluation losses on foreign currency transactions[3]	-439	—	-384	—	—	—
Defrayal of GFECRA losses[5]	-173	-150	-146	-24	—	—

Borrowing requirement	-133 232	-157 866	-152 743	-168 849	-158 036	-140 858

1.	A negative number reflects a deficit
2.	Premiums received or incurred on new loan issues, bond switch and buy-back transactions
3.	Revaluation profits or losses on government’s foreign exchange deposits at the Reserve Bank when used to meet government’s foreign currency commitments
4.	Mainly penalties on early withdrawal of retail bonds
5.	Realised losses on the Gold and Foreign Exchange Contingency Reserve Account

Extraordinary receipts and payments

Extraordinary receipts of R4.4 billion include R3.5 billion premiums on bond transactions	A total of R4.4 billion in extraordinary receipts is expected in 2011/12, consisting of premiums of R3.5 billion on bond transactions, proceeds of R228 million from government’s liquidation of its investments in the South African Special Risk Insurance Association, revaluation profits of R660 million on foreign currency transactions and cash owed to government from the curatorship of Saambou Bank of R30 million. Over the medium term, premiums of R4.2 billion on bond transactions are projected.

Extraordinary payments of R530 million are expected in 2011/12. These consist of losses on the Gold and Foreign Exchange Contingency Reserve Account of R146 million and revaluation losses of R384 million on foreign currency transactions. In 2012/13 provision is made for losses of R24 million on the Gold and Foreign Exchange Contingency Reserve Account.

Where public enterprises hold assets not associated with service delivery, sale or reprioritisation of funds may be considered	Government is reviewing its substantial investments in enterprises and public entities. Some of these enterprises and entities hold cash, excess financial reserves or assets that are not associated with public-service delivery. Where such resources can be more productively applied to finance policy priorities, the sale of such assets, or the return of surplus funds to the fiscus, will be considered.

¡ Financing the national borrowing requirement

Table 5.3 provides information on the funding of government’s net borrowing requirement for 2010/11, revised estimates for 2011/12 and projections for the medium term.

CHAPTER 5: ASSET AND LIABILITY MANAGEMENT

Table 5.3 Financing of national government net borrowing requirement1, 2010/11 – 2014/15

	2010/11	2011/12		2012/13	2013/14	2014/15
R million	Outcome	Budget	Revised	Medium-term estimates
Domestic short-term loans (net)	34 893	22 000	20 828	22 000	22 000	20 000
Treasury bills	21 610	22 000	20 828	22 000	22 000	20 000
Corporation for public deposits	13 283	—	—	—	—	—
Domestic long-term loans (net)	136 850	135 367	139 925	119 998	130 353	114 259
Market loans	150 386	150 400	155 400	151 367	151 054	142 277
Redemptions[2]	-13 536	-15 033	-15 475	-31 369	-20 701	-28 018
Foreign loans (net)	2 839	4 999	9 546	-7 492	-3 564	-305
Market loans	5 151	7 150	12 025	4 035	10 590	7 320
Arms procurement loan agreements	470	1 009	985	183	25	—
Redemptions (including revaluation of loans)[3]	-2 782	-3 160	-3 464	-11 710	-14 179	-7 625
Change in cash and other balances[4]	-41 350	-4 500	-17 556	34 343	9 247	6 904
Cash balances	-48 456	-8 100	-21 156	30 743	5 647	3 304
Other balances[5]	7 106	3 600	3 600	3 600	3 600	3 600

Financing	133 232	157 866	152 743	168 849	158 036	140 858

1.	A longer time series is presented in Table 1 of Annexure B
2.	Domestic loan redemption figures are net of anticipated switches, reducing redemptions by R15 billion in 2013/14 and R34 billion in 2014/15
3.	Foreign loan redemptions in 2014/15 are net of anticipated switches, reducing redemptions by R2.4 billion
4.	A negative change indicates an increase in cash balances
5.	Mainly surrenders of unspent money requested in previous financial years and late requests with regard to expenditure committed in previous years

The net borrowing requirement excludes loan redemptions – the repurchase of bonds at or before maturity – which also need to be financed. Scheduled loan redemptions are set out in Table 5.4. Loan redemptions in 2011/12 amount to R18.9 billion – R746 million higher than anticipated, mainly due to redemption of foreign loans at weaker-than-forecasted exchange rates and higher retail bond redemptions. Loan redemptions are projected to reach R35.6 billion in 2014/15.

Table 5.4 Loan redemptions, 2010/11 – 2014/15

	2010/11	2011/12		2012/13	2013/14	2014/15
R million	Outcome	Budget	Revised	Medium-term estimates
Domestic loans	13 536	15 033	15 475	31 369	20 701	28 018
Foreign loans	2 782	3 160	3 464	11 710	14 179	7 625
Principal	2 439	2 998	2 982	14 030	13 530	6 940
Revaluation[1]	343	162	482	-2 320	649	685

Total	16 318	18 193	18 939	43 079	34 880	35 643

Excludes switch auctions:
Domestic	—	—	—	—	15 000	34 000
Foreign	—	—	—	—	—	2 438

1.	Forward estimates are based on projections of exchange rates

Domestic short-term loans

Short-term borrowing consists of Treasury bill issuance and borrowing of surplus cash from the broader public sector through the Corporation for Public Deposits. In 2011/12, Treasury bill issuance increased by R20.8 billion to R157 billion. Demand for Treasury bills remained strong, with auctions on average oversubscribed by 2.3 times. Of the total amount of Treasury bills issued, 76 per cent is held by South Africa’s commercial banks, and 1 per cent is held by international investors. Over the medium term, Treasury bill net issuance is expected to average R22 billion a year, concentrated in longer-dated maturities.	Domestic short-terms loans increased by R20.8 billion in 2011/12

2012 BUDGET REVIEW

Table 5.5 Treasury bill issuance, 2011/12 – 2012/13

Maturity	2011/12			2012/13		2011/12	2012/13
R million	Opening balance	Net change	Closing balance	Net change	Closing balance	Weekly auction estimates
91-day	49 725	-1 007	48 718	1 007	49 725	3 825	3 825
182-day	27 950	7 930	35 880	3 510	39 390	1 380	1 515
273-day	34 125	4 095	38 220	5 850	44 070	980	1 130
364-day	24 350	9 810	34 160	11 633	45 793	660	880

Total	136 150	20 828	156 978	22 000	178 978	6 845	7 350

Domestic long-term loans

Domestic long-term loan issuance amounts to R155.4 billion in 2011/12. Fixed-income bond issuance was concentrated in the longer maturities.

Table 5.6 Domestic long-term market loan issuance, 2011/12

As of 31 January 2012 R million	Cash value	Average yield %	Outstanding value
Fixed-income[1]	92 842	8.31
R206(7.5%; 2014)	4	6.96	31 861
R203(8.25%; 2017)	13 033	7.71	77 241
R204(8%; 2018)	8 267	8.09	72 975
R207(7.25%; 2020)	11 565	8.16	86 080
R208(6.75%; 2021)	15 258	8.29	77 627
R186(10.5%; 2025/26/27)	11 094	8.47	95 709
R213(7%; 2031)	10 217	8.78	25 264
R209(6.25%; 2036)	8 225	8.67	52 067
R214(6.5%; 2041)	11 046	8.79	23 740
Retail	4 133	7.47	11 517
Inflation-linked[2]	32 807	2.51
R211(2.5%; 2017)	102	1.29	19 141
R212(2.75%; 2022)	7 832	2.45	22 723
R210(2.6%; 2028)	7 546	2.56	27 276
R202(3.45%; 2033)	17 247	2.53	55 611
Retail	80	1.51	223

Total	125 649

1.	Includes non-competitive auction allocations of R14 billion
2.	Outstanding value is revaluated using the relevant reference inflation rate

Fixed-income bond issuance was concentrated in longer maturities during 2011/12	Bonds with a maturity of more than 12 years constitute 43.7 per cent of total fixed-income bond issuance. Over the next two years, domestic long-term loan issuance will average R151.2 billion, decreasing to R142.3 billion in 2014/15. It is anticipated that current weekly auction levels in domestic bonds will be broadly maintained in 2012/13.

The non-competitive auctions in domestic fixed-income bonds, which provide primary dealers a 48-hour option of taking up an additional 30 per cent of their allocation at the auction clearing yield, will remain a source of funding.

To create benchmark bonds and smooth the maturity structure, government will introduce five new bonds in 2012/13.

CHAPTER 5: ASSET AND LIABILITY MANAGEMENT

Table 5.7 New domestic bonds, 2012/13

Fixed-income		Inflation-linked
Bond code	Maturity date	Bond code	Maturity date
R2023	28 February 2023	RI2025	31 January 2025

	28 February 2047	RI2038	31 January 2038
R2048[1]	28 February 2048
	28 February 2049		31 December 2049
		RI2050[1]	31 December 2050
31 December 2051
1.	Bond of which the maturity value is split equally over three years

The two fixed-income bonds will have 11-year and 36-year maturities, and the three inflation-linked bonds will have 13-year, 26-year and 39-year maturities. To improve liquidity and manage refinancing risk, government will re-introduce bonds with the maturity split over three years, similar to the current R157 and R186 benchmark bonds.

Government will continue with its switch auction programme in which short-term bonds are exchanged for longer-dated bonds. Over the past two years, this programme has reduced the maturity value of the R205 bond maturing on 31 March 2012 by R7.5 billion to R270 million and the revalued amount of the R189 bond maturing 31 March 2013 by R30.4 billion to R27.2 billion. Over the medium term, switch auctions to reduce the maturity value of the R206 (7.5 per cent; 2014) and R201 (8.75 per cent; 2014) bonds will be announced and switches (exchanges) in foreign bonds will also be considered.	Switch auction programme will continue to reduce refinancing risk

Retail bonds amount to R12.1 billion or 1.1 per cent of total debt. During 2011/12, investments in retail bonds amounted to R4.6 billion, of which R1.3 billion were reinvestments of maturing bonds and capitalised interest. More retail bond products are under consideration.	Retail bonds worth R12.1 billion account for 1.1 per cent of total debt and aim to increase savings

Foreign loans

Despite challenging market conditions, government successfully issued a 30-year US$750 million bond in March 2011 and a 12-year US$1.5 billion bond in January 2012. The 30-year bond provides an ultra-long global benchmark for state-owned entities.

Over the medium term, government intends to borrow about US$3 billion in global markets to maintain benchmarks in major currencies and meet part of its foreign currency commitments. The balance of these commitments will be met from foreign currency bank balances and purchases of foreign currency in the domestic market. To diversify funding options, government is considering entering the sukuk market. Banking institutions have been invited to submit proposals on advisory services for the structuring and issuing of such bonds.	Global borrowing to maintain benchmarks in major currencies and meet foreign currency commitments

Drawdowns on the arms procurement loan agreements in 2012/13 amount to R183 million, with final drawdowns of R25 million in 2013/14.

Cash balances

Table 5.8 shows the projected change in government’s cash balances over the medium term. Government’s total cash consists of deposits in rands and in foreign currency held with commercial banks and the Reserve Bank.

2012 BUDGET REVIEW

Table 5.8 Change in cash balances, 2011/12 – 2014/15

	2011/12		2012/13	2013/14	2014/15
R million	Budget	Revised	Medium-term estimates
Rand currency
Opening balance	109 053	111 413	129 425	109 060	103 413
Cash utilised for domestic funding	-6 896	18 012	-20 365	-5 647	-1 256
Closing balance	102 157	129 425	109 060	103 413	102 157
Of which:
Tax and loan accounts	35 000	62 268	41 903	36 256	35 000
Sterilisation deposits	67 157	67 157	67 157	67 157	67 157
Change in cash balance[1]	6 896	-18 012	20 365	5 647	1 256
(opening less closing balance)

Foreign currency[2]
Opening balance	57 241	62 143	65 287	54 909	54 909
Domestic foreign exchange purchases	22 285	3 444	8 352	13 917	9 034
International borrowing	8 159	13 010	4 218	10 615	7 320
Cash utilised for foreign funding	-15 448	-13 310	-22 948	-24 532	-18 402
Closing balance	72 237	65 287	54 909	54 909	52 861
US$ equivalent	10 064	8 881	7 624	7 624	7 335
Change in cash balance[1]	-14 996	-3 144	10 378	—	2 048
(opening less closing balance)

Total change in cash balances[1]	-8 100	-21 156	30 743	5 647	3 304

Total closing cash balance	174 394	194 712	163 969	158 322	155 018

1.	A negative value indicates an increase in cash balances and a positive value indicates that cash is utilised to finance part of the borrowing requirement
2.	Rand values at which foreign currency was purchased or borrowed

The foreign exchange deposits with the Reserve Bank are made from money borrowed in the international markets and from purchases of foreign currency in the local market. It is expected that total foreign currency balances will decrease to US$7.3 billion over the medium term.

A portion of cash will be used to finance part of the gross borrowing requirement	Total cash with the Reserve Bank and commercial banks will reach a high of R194.7 billion in 2011/12, declining to R155 billion in 2014/15 as cash is used to finance part of the gross borrowing requirement.

The losses and profits on the foreign exchange activities of the Reserve Bank are accounted for on the Gold and Foreign Exchange Contingency Reserve Account. The balance on this account is split into transactions with a cash flow and non-cash flow (valuation) impact. Due to a weaker currency, the balance of valuation gains and losses increased to a net R78.3 billion as of 31 December 2011, R59.9 billion higher than a year earlier.

¡ Debt-service costs

Debt-service costs are influenced by the volume of debt, new borrowing and market variables such as interest, inflation and exchange rates. Table 5.9 summarises trends and projections to 2014/15. Debt-service costs as a percentage of GDP are expected to peak in 2013/14.

CHAPTER 5: ASSET AND LIABILITY MANAGEMENT

Table 5.9 National government debt-service costs, 2010/11 – 2014/15

	2010/11	2011/12		2012/13	2013/14	2014/15
R million	Outcome	Budget	Revised	Medium-term estimates
Domestic	60 812	70 797	70 550	82 563	94 578	103 103
Short-term loans	8 732	9 661	9 826	10 864	13 983	15 569
Long-term loans	52 080	61 136	60 724	71 699	80 595	87 534
Foreign	5 415	5 782	6 095	6 825	62 228	5 936

Total	66 227	76 579	76 645	89 388	100 806	109 039

As percentage of:
GDP	2.4	2.6	2.6	2.7	2.8	2.7
Expenditure	8.2	9.4	8.6	9.2	9.6	9.6
Revenue	9.9	11.9	10.4	11.2	11.3	10.9

¡ Government’s debt portfolio

Total loan debt

Net loan debt consists of total domestic and foreign debt, less cash balances. Net loan debt is expected to be R1 trillion by the end of 2011/12, or 33.3 per cent of GDP, increasing to 36 per cent of GDP in 2012/13 and reaching 38.5 per cent of GDP in 2014/15.

Table 5.10 Total national government debt, 2008/09 – 2014/15

	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15
R billion		Outcome		Estimate	Medium-term estimates
Domestic debt
Gross loan debt[1]	529.7	705.5	892.7	1 072.9	1 247.4	1 430.6	1 595.6
Cash balances	-101.3	-106.6	-111.4	-129.4	-109.1	-103.4	-102.2
Net loan debt[2]	428.4	598.9	781.3	943.5	1 138.3	1 327.2	1 493.4

Foreign debt
Gross loan debt[1]	97.3	99.5	97.9	129.5	107.5	97.6	99.3
Cash balances[3]	—	-25.3	-60.4	-75.5	-56.4	-54.1	-55.0
Net loan debt[2]	97.3	74.2	37.5	54.0	51.1	43.5	44.3

Total gross loan debt	627.0	805.0	990.6	1 202.4	1 354.9	1 528.2	1 694.9
Total net loan debt	525.7	673.1	818.8	997.5	1 189.4	1 370.7	1 537.7

As percentage of GDP:
Total gross loan debt	27.2	33.0	36.0	40.1	41.0	42.2	42.4
Total net loan debt	22.8	27.6	29.7	33.3	36.0	37.8	38.5
Foreign debt as percentage of:
Gross loan debt	15.5	12.4	9.9	10.8	7.9	6.4	5.9
Net loan debt	18.5	11.0	4.6	5.4	4.3	3.2	2.9

1.	Forward estimates are based on projections of exchange and inflation rates
2.	Net loan debt is calculated with due account of the cash balances of the National Revenue Fund
(bank	balances of government’s accounts with the Reserve Bank and commercial banks)
3.	Foreign currency deposits revaluated at forward estimates of exchange rates

Composition of government loan debt

Table 5.11 presents the maturity distribution of the domestic bond portfolio. The average term-to-maturity of government bonds – the time between when a bond is issued and when it is repaid – is expected to reach 10.9 years in 2011/12. This compares favourably to Germany, Canada, Japan, France, Italy (about six years) and the UK (13 years). The longer the average term-to-maturity, the lower the refinancing risk.	Bond maturity profile compares favourably with other countries

2012 BUDGET REVIEW

Table 5.11 Maturity distribution of domestic marketable bonds, 2009/10 – 2011/12

Percentage of total			2011/12
	Portfolio[1]		Estimates
Years	2009/10	2010/11	Funding[2]	Portfolio[1]
0 – 3	5.7	11.6	—	13.3
3 – 7	31.5	25.3	16.4	24.6
7 – 10	24.4	18.9	28.2	21.9
10 – 19	29.6	31.3	23.3	24.3
Longer than 19	8.8	12.9	32.1	15.9

Weighted average years to maturity	10.1	10.4	15.3	10.9

1.	The total bond portfolio as at the end of the period
2.	Bond issuances for the fiscal year

Table 5.12 shows the composition of domestic debt by various funding instruments, which are broadly categorised as bonds and Treasury bills. Treasury bills as a percentage of the total domestic portfolio increased from 12.3 per cent in 2008/09 to 15.9 per cent in 2011/12. The non-fixed rate debt component of the domestic portfolio will increase from 29.6 per cent in 2008/09 to 36.3 per cent in 2011/12. Over time, government will return the debt portfolio to the optimal risk ratio.

Table 5.12 Composition of domestic debt by instrument, 2008/09 – 2014/15

End of period	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15
R billion	Outcome			Estimate	Medium-term estimates
Short-term loans	65.0	114.8	149.6	170.4	192.4	214.4	234.4
Shorter than 91-days[1]	—	0.3	13.5	13.5	13.5	13.5	13.5
91-days	37.7	48.2	49.7	48.7	49.7	49.7	49.7
182-days	13.8	24.3	28.0	35.9	39.4	43.2	46.2
273-days	12.9	27.8	34.1	38.2	44.0	50.1	55.6
364-days	0.6	14.2	24.3	34.1	45.8	57.9	69.4
Long-term loans	464.7	590.7	743.1	902.5	1 055.0	1 216.2	1 361.2
Fixed-income	369.0	445.7	553.9	670.3	798.6	907.7	998.9
Inflation-linked[2]	83.9	130.4	170.8	219.0	242.4	293.2	343.2
Retail	1.7	4.6	9.5	12.1	12.9	14.2	18.0
Floating rate	7.8	7.8	7.8	—	—	—	—
Zero coupon	2.1	2.1	1.0	1.0	1.0	1.0	1.0
Other[3]	0.2	0.1	0.1	0.1	0.1	0.1	0.1

Total	529.7	705.5	892.7	1 072.9	1 247.4	1 430.6	1 595.6

As percentage of total domestic debt:
Short-term loans	12.3	16.3	16.8	15.9	15.4	15.0	14.7
Non-fixed rate debt	29.6	35.9	36.8	36.3	34.9	35.5	36.2

1.	Mainly borrowing from the Corporation for Public Deposits
2.	Includes revaluation as a result of changes in inflation rates
3.	Loan levies, former regional authorities and Namibian debt

The consolidated maturity schedule of total government and state-owned entities’ debt as of 31 December 2011 shows that 63.1 per cent of total debt will mature within the next 10 years.

As shown in Table 5.13, non-residents’ holdings as a percentage of total domestic government bonds increased to 29.1 per cent in 2011 from 21.8 per cent the previous year.

CHAPTER 5: ASSET AND LIABILITY MANAGEMENT

Table 5.13 Ownership of domestic government bonds, 2007 – 2011

Percentage of total	2007	2008	2009	2010	2011
Pension funds	47.2	43.9	39.9	36.5	33.0
Foreign investors	10.6	12.8	13.8	21.8	29.1
Monetary institutions	16.5	18.0	18.3	17.7	16.3
Insurers	11.6	13.7	12.4	14.1	11.6
Other financial institutions	12.2	10.2	13.2	8.1	8.0
Other	1.9	1.4	2.4	1.8	2.0

Source: Share Transactions Totally Electronic Ltd. (STRATE)

Provisions and contingent liabilities

Projections for provisions and contingent liabilities are shown in Table 5.14. Provisions are liabilities for which the payment date or amount is uncertain.

Table 5.14 Composition of provisions and contingent liabilities1, 2010/11 – 2014/15

End of period	2010/11	2011/12	2012/13	2013/14	2014/15
R billion	Outcome	Estimate	Medium-term estimates
Net loan debt	818.8	997.5	1 189.4	1 370.7	1 537.7
Provisions	74.4	94.4	97.2	92.8	94.8
Special drawing rights	0.8	0.8	0.8	0.8	0.8
International Monetary Fund[2]	40.5	40.5	40.5	40.5	40.5
International Bank for Reconstruction and Development[2]	10.4	11.6	12.3	10.8	11.2
Multilateral Investment Guarantee Agency[2]	0.1	0.1	0.1	0.1	0.1
African Development Bank[2]	7.5	25.8	27.3	23.8	24.7
Development Bank of Southern Africa Limited[3]	4.8	4.8	4.8	4.8	4.8
Government employees leave credits	10.3	10.8	11.4	12.0	12.7
Contingent liabilities	288.6	310.8	338.9	352.6	358.9
Guarantees	149.6	170.1	198.6	217.3	228.2
Post-retirement medical assistance	56.0	56.0	56.0	56.0	56.0
Road Accident Fund	47.6	49.2	47.5	44.6	40.7
Government Employees Pension Funds	–	–	–	–	–
Claims against government departments	20.6	20.6	20.6	20.6	20.6
Export Credit Insurance Corporation of SA Limited	9.6	9.6	10.7	8.2	6.9
Unemployment Insurance Fund	3.3	3.4	3.6	4.0	4.6
Other[4]	1.9	1.9	1.9	1.9	1.9

Total	1 181.8	1 402.7	1 625.5	1 816.1	1 991.4

Total as percentage of GDP	42.9	46.8	49.2	50.1	49.8

1.	Medium-term forecasts of some figures are not available and are kept constant
2.	Represents the unpaid portion of government’s subscription to these institutions
3.	Represents callable capital provided for in terms of the Development Bank of Southern Africa Act
4.	Represents a liability to Reserve Bank in respect of old coinage in circulation and other unconfirmed balances by departments
5.	The annual Consolidated Financial Information of National Government contains more information on provisions and contingent liabilities

The National Treasury carefully monitors contingent liabilities and their potential impact on the fiscus. As at 31 March 2012, net loan debt, provisions and contingent liabilities are expected to amount to 46.8 per cent of GDP, and are projected to reach 49.8 per cent of GDP by 2014/15. This remains below the Southern African Development Community’s macroeconomic convergence target of 60 per cent of GDP, and compares favourably with many developed countries.

The major public entities that hold guarantees are shown in Table 5.15 with details of guarantee commitments set out in Table 10 of Annexure B. No new guarantees were issued during 2011/12. Fees of R59.8 million were received in 2011/12 on the various guarantees provided.	No new guarantees were issued to public entities during 2011/12

2012 BUDGET REVIEW

Table 5.15 Guarantee exposure against major state-owned entities and development finance institutions, 2010/11 – 2011/12

Institution	2010/11		2011/12
R billion	Guarantee	Exposure	Guarantee	Exposure
Total	470.2	149.6	470.2	170.1
Of which:
Eskom	350.0	67.1	350.0	86.1
South African National Roads Agency Limited	40.0	18.6	40.0	23.8
Development Bank of Southern Africa	28.3	25.9	28.3	25.9
Trans-Caledon Tunnel Authority	25.4	18.5	25.4	18.5
Transnet	9.5	9.9	9.5	6.9
Land Bank	3.8	1.8	3.8	1.1

¡ Financing borrowing by state-owned entities

State-owned entities need to borrow against their balance sheets	To invest in infrastructure that contributes to long-term economic growth and broader developmental goals, state-owned entities need to borrow against their balance sheets. Government helps these entities to access financing wherever possible, and provides guarantees where necessary.

During 2011/12, government support through the provision of guarantees reduced the state-owned entities’ costs of borrowing on the domestic capital markets by an estimated R70 million. Domestic bond issuances by the entities amounted to about R10.3 billion at end-December 2011 (2010/11: R19.8 billion). During this period Eskom and Transnet increased their foreign bond issuances, while demand for SANRAL and Transnet’s domestic bond issuances declined.

Government continues to support efforts by state-owned entities to increase their investor base and encourages them to develop cost-effective financing models. In 2011/12, state-owned entities continued to access financing through multilateral development finance institutions such as the African Development Bank (US$1.3 billion), the World Bank’s Clean Technology Fund (US$350 million) and the Agence Française de Développement (€100 million). Over the medium term, state-owned entities will increasingly fund capital expenditure through higher internally generated cash flows, which are estimated to increase from R88.1 billion in 2012/13 to R145.2 billion in 2015/16.

Total borrowing by state- owned entities to amount to R76.9 billion in 2012/13	The National Treasury forecasts that total borrowing by state-owned entities will amount to R76.9 billion in 2012/13, R77.5 billion in 2013/14 and R74.1 billion in 2014/15.

¡ Development finance institutions

Government ensures that development finance institutions have stable financial capacity and access to a mix of funding sources to deliver on their mandates. As shown in Table 5.16, the 57 per cent growth in their asset base from 2006/07 to 2010/11 supported a 58 per cent increase in developmental loans.

CHAPTER 5: ASSET AND LIABILITY MANAGEMENT

Table 5.16 Financial position of development finance institutions, 2006/07 – 2010/11

R billion	2006/07	2007/08	2008/09	2009/10	2010/11
Total assets	119.5	151.0	141.9	161.0	187.9
Total debt	42.2	47.8	48.0	50.7	58.0
Equity	99.5	100.8	91.5	110.7	125.4
Developmental loans	42.4	45.5	52.2	58.5	67.1

Over the medium term, development finance institutions will take advantage of cost-effective funding opportunities, including accessing multilateral funding.

Table 5.17 Projected major sources of funding for development finance institutions, 2010/11 – 2015/16

	2010/11	2011/12		2012/13	2013/14	2014/15	2015/16
R billion	Outcome	Budget	Revised	Estimates
Domestic loans (gross)	7.6	11.8	8.6	10.5	20.4	19.2	9.5
Short-term	2.9	2.7	2.9	2.1	3.5	3.5	2.0
Long-term	4.7	9.1	5.7	8.4	16.9	15.7	7.5
Foreign loans (gross)	1.3	4.2	6.9	3.4	9.7	9.8	7.7
Long-term	1.3	4.2	6.9	3.4	9.7	9.8	7.7
Of which:
Multilateral institutions	1.3	4.2	2.4	1.2	0.8	1.0	2.0

Total	8.9	16.0	15.5	13.9	30.1	29.0	17.2

As percentage of total:
Domestic loans	85.4	73.8	55.5	75.5	67.8	66.2	55.2
Foreign loans	14.6	26.3	44.5	24.5	32.2	33.8	44.8

Development Bank of Southern Africa

As an infrastructure bank, the Development Bank of Southern Africa (DBSA) will play an important role in plans to expand public-sector infrastructure. Government will strengthen the DBSA’s balance sheet in line with the role it is expected to play. The bank will also play a larger role in funding and co-funding regional infrastructure projects, alongside other multilateral organisations, to expand economic opportunities within the Southern African Development Community region. The DBSA plans to commit development loans of R77.4 billion over the next five years.	DBSA key to implementing government’s priority infrastructure investments

Land Bank

The Land Bank will focus its resources on supporting developing farmers. In 2009/10, government approved a R3.5 billion guarantee that proportionately decreases with any capital appropriated for the Bank. To date, government has recapitalised the Land Bank with R2.5 billion. The remaining R1 billion will be allocated to the Land Bank over the medium term. Government is helping the Land Bank to explore other funding options, including accessing cost-effective funding from multilateral institutions such as the African Development Bank.

Housing

Government will recapitalise the Rural Housing Loan Fund and National Urban Reconstruction and Housing Agency (NURCHA), the two housing development finance institutions, with R51.9 million and R200 million respectively over the medium term. The Fund will focus on incremental lending for housing development in rural areas, while NURCHA will support lending for developing contractors to build low-cost housing.	Rural Housing Loan Fund and NURCHA are being recapitalised

2012 BUDGET REVIEW

Industrial Development Corporation

IDC plans to invest R107 billion in industrial development over the next five years	The Industrial Development Corporation (IDC) plans to invest R107 billion in industrial development over the next five years. Over the medium term, the IDC will fund its investment through funds generated from new borrowings, sale of shares, loan repayments and profits.

Recommendations of development finance institutions review

In October 2011, in line with the review’s recommendation on rationalisation, Cabinet endorsed the merger of Khula, the South African Micro Finance Apex Fund and the IDC’s small business activities. This step supports the policy objectives of the New Growth Path and efforts to grow small business. In addition, government is considering rationalising the National Housing Finance Corporation, NURCHA and Rural Housing Loan Fund.

¡ Conclusion

Government’s debt management strategies will remain focused on financing borrowing at the lowest possible cost. Debt stock will increase in line with budget deficits and then stabilise in the outer years. The fiscal stance will ensure long-term sustainability of the public finances. Government will continue to support state-owned entities and development finance institutions, enabling them to increase their support for infrastructure development, growth and jobs.

6

Social security and national health insurance

Overview

The global economic crisis has affected living standards and employment levels in many countries, but in different ways. Where social security and labour policies are effective and well aligned, the loss of jobs and incomes has been more moderate, and economic recovery more rapid. Well-designed systems contribute to both income security and economic resilience.	Well-designed social security and labour policies contribute to income security and economic resilience

South Africa confronts severe inequality and high unemployment, and seeks to improve both its social security system and the effectiveness of labour market institutions. Despite limited fiscal resources, government provides a safety net for nearly one-third of the population through the social grant programme. Contributory social security reforms and a national health insurance framework are now under consideration, alongside measures to boost job creation and improve work conditions.

Employment is the most effective route out of poverty, and boosting long-term job creation remains an overriding objective of economic policy. Over the short term, government provides temporary work through the expanded public works programme and related initiatives. Public employment services help work seekers to find jobs or training. Further education and skills development programmes are intended to bolster higher employment and productivity. But job creation has to be complemented by a well-designed social insurance framework, both as protection against unemployment and income vulnerability, and as part of the broader social wage.	Boosting long-term job creation remains an overriding objective of economic policy

The Constitution recognises that everyone has the right to fair labour practices, and to have access to health care services and social security.

2012 BUDGET REVIEW

Financing arrangements and the scope of statutory protection are central to the realisation of these rights. Reforming social security and health care, and the way these are financed, presents an opportunity to improve the scope and fairness of social expenditure.

Although there are many variants around the world, social security arrangements are typically built on three main pillars:

• A statutory framework for social insurance and earnings-related pensions, funded through mandatory contributions

• Regulation and encouragement of supplementary retirement savings and voluntary insurance

• Direct state assistance for those whose basic income security is at risk.

Proposed reforms to social security to be published for public consultation during 2012	This year government will publish a green paper proposing major social security reforms. The key recommendations are that the present fragmented arrangements should be replaced by an integrated contributory social security system that includes provision for a basic retirement pension, along with shared death, disability and unemployment insurance for all workers.

First steps to phase in national health insurance over the medium term	Over the medium-term expenditure framework (MTEF) period, government will take the first steps to implement national health insurance. As in the envisaged design of social security arrangements, the principle of social solidarity lies at the heart of health reforms: national health insurance coverage will extend to everyone, while its funding will be distributed on the basis of ability to pay.

¡ Social security and labour policies

Composition of the social wage

Figure 6.1 shows how expenditure on social services, which is targeted at low-income households, has doubled in real terms over the past decade. Social spending now comprises 57 per cent of total government expenditure, compared with 49 per cent a decade ago.

CHAPTER 6: SOCIAL SECURITY AND NATIONAL HEALTH INSURANCE

Over the long term, government spending on social services has to complement rising employment, productivity and real wage improvements, alongside a broader contributory social security and health financing framework. These reforms need to be managed in a way that maintains long-term fiscal sustainability.

Social security and the European crisis

Two important lessons for social security design emerge from post-2008 Europe.

The first is that social security arrangements can help employers and employees adjust to an economic downturn, avoiding retrenchment, business closures and unemployment. Germany and the Netherlands undertook social security and labour market reforms prior to the 2008/09 recession that focused on flexibility in work-hours and the wage structure. These reforms helped to limit the impact of the recession on employment, for example, through subsidies to employers who kept workers in part-time employment.

In several countries, the response to the recession also included a marked increase in supplementary welfare support or subsidies to people employed in temporary or low-wage jobs. Through such measures, the Netherlands has kept unemployment below 5 per cent despite faltering economic growth. Flexible labour contracts and wage negotiations that take explicit account of economic circumstances have allowed companies to retain workers. A plan launched in 2009 focuses on enhancing job-placement services and providing apprenticeships and training schemes for young workers. By contrast, in several other countries, rigid wage structures have contributed to steep job losses and business failures.

The second lesson is that the hidden costs of unfunded social security systems can contribute to fiscal and financial instability. The difficulties of Greece, Italy and Spain arise not only from high levels of debt and unsustainable budget deficits, but also from unfunded pension commitments, and the challenge of reducing benefits or raising retirement ages to compensate for higher life expectancy and declining revenue. Many social security systems in Europe have an adverse effect on labour supply because they provide strong incentives for workers to retire at a relatively young age, even though they are still able to work. Reduced labour force participation threatens the solvency of unfunded social security arrangements.

Active labour market policies

Active labour market policies help people find work and accelerate job creation. Labour activation policies include training programmes that enhance skills; incentive schemes that provide subsidies to employers, employees, entrepreneurs and new firms; public works programmes; and job-search and job-matching services. Because labour activation programmes are expensive, and demonstrate varying results, they need to be well designed and customised to meet national and local circumstances. South Africa has a range of labour activation policies:	South Africa’s labour activation policies include training and skills programmes, job services and public employment

• Training programmes have focused on expanding learnerships and apprenticeships to fast-track skills development through qualifications.

•         The national skills accord reflects a commitment to increase the number of artisans, interns and apprentices, increase firms’ spending on training to between 3 and 5 per cent of payroll, and strengthen the performance of further education and training colleges.

•         Employment services are provided by both the public and private sector and help to create a more efficient labour market. The Department of Labour offers job-search and job-matching services at 125 labour centres across the country.

•         Expanded public works programmes provide mainly short-term jobs. While progress of participants into formal employment is uneven, the programme delivers valuable income support and on-the-job learning. In rural areas, the community work programme, which provides participants with two days of work a week, has proved to be popular and cost-effective, and will expand rapidly over the period ahead.

2012 BUDGET REVIEW

•      In 2010 the National Treasury proposed a youth employment incentive to reduce the initial cost of hiring young and inexperienced workers, and encourage firms to expand hiring. Organised labour has expressed concern that the proposal would lead to the displacement of older workers, the distortion of wage bargaining and the subsidisation of employer profits. The proposal continues to be debated in the National Economic Development and Labour Council as part of a multi-pronged strategy for youth employment.

National Planning Commission has proposed a placement subsidy to support matric graduates	The National Planning Commission’s proposed national development plan recommends several policies to improve labour market efficiency and speed up job creation. These include a placement subsidy to get matric graduates into work, staff retention schemes that offer short-time work during periods of low demand, and a more open approach to skilled immigration to boost the supply of high-skilled workers in the short term.

¡ Social security and retirement reform

Government’s proposed social security reforms are intended to establish a fair and sustainable system that provides adequate protection for all South Africans, while continuing to encourage supplementary savings and risk protection by those with higher incomes and/or diverse needs.

A mandatory statutory fund would provide pensions, life insurance and disability benefits	The main proposal is to establish a mandatory statutory fund to provide pensions, life insurance and disability benefits. In the absence of such a fund, a large number of occupational and voluntary schemes have been established, but many workers – primarily low-income earners – are inadequately protected. The proposed national social security fund will be based on the principle of social solidarity: risk will be shared across the workforce and the state will stand behind the fund.

Savings and reform of the retirement landscape

Too few South Africans receive an adequate income in retirement. Many are unable to put enough money aside for their future or do not have access to appropriate savings vehicles. The introduction of mandatory contributions to a public pension fund will address some of these issues. The structure of the retirement industry itself, however, contributes to retirees’ low income-replacement rates. There are four principal concerns:

•	Inadequate lifetime savings: Many households maintain unsustainable consumption levels, and do not save enough to provide for economic shocks and post-retirement needs.

•	Low levels of preservation and portability: Workers often withdraw their retirement savings when they change jobs rather than moving their accumulated funds to a new employer or preservation fund.

•

High fees and charges: Pension, provident and retirement annuity funds impose fees and administrative charges on their members’ savings. In some cases, these fees are excessive and substantially reduce the value of member benefits.

•

Low levels of annuitisation: At retirement, members of provident funds seldom convert the lump sum they receive into an annuity. As a result, they risk outliving their savings. Annuities, which pay a guaranteed monthly income until death, are the best way of mitigating this risk, but certain products incur high up-front costs or management fees, and do not offer value for money to workers who do not expect to live long after retirement.

Alongside reform of the social security system, government seeks to encourage higher voluntary savings and improved retirement provision. Proposed reforms include mandatory preservation and portability, harmonisation of the tax treatment of contributions to retirement funds, reform of the annuities market and better incentives for saving. There will be consultation with trade unions, industry and other interested parties during 2012.

CHAPTER 6: SOCIAL SECURITY AND NATIONAL HEALTH INSURANCE

Over time, government proposes to introduce several other reforms:

•         Means test thresholds for social assistance will be raised and grant values aligned with personal income tax rebates, increasing support for low-income households and streamlining grant system administration.

• There will be an institutional consolidation across current social security arrangements, enabling coherent policy-making, administrative efficiency, and effective regulation and oversight.

• Higher-income earners will be encouraged to contribute to approved supplementary pension and insurance plans, in addition to their national social security fund contributions.

•         The health-related benefits provided by the Compensation Funds and the Road Accident Fund (RAF) will be aligned with national health insurance funding arrangements as the latter is implemented over time.

¡ National health insurance

Government’s green paper on national health insurance, released in 2011, sets out the principles and direction of proposed reforms. Within this framework, a wide range of technical, operational and financial aspects require further elaboration. Recognising the cost and complexity of these plans, the green paper proposes a 14-year transition over three phases. The first five years will focus on strengthening the public sector in preparation for the new system.	First five years of national health insurance will focus on strengthening the public health system

Financing health care

Table 6.1 shows that South Africa spent about R258.4 billion (8.6 per cent of GDP) on health services in 2011/12, split about equally between public and private expenditure. Provincial health departments are the largest public providers of health services. Private health spending is largely paid or reimbursed by medical schemes.

Over the medium term, general taxes will remain the primary financing mechanism for the public health system and national health insurance pilot projects. Over the longer term, new sources of financing will be required to fill the funding gap associated with improved access to more comprehensive health services. Funding options could include a payroll tax (payable by both employees and employers), a higher value-added tax (VAT) rate or a surcharge on taxable income, or some combination of these.

It is expected that an additional revenue source will be needed in 2014/15 amounting to about R6 billion in that year, which is not currently provided for in the MTEF. Longer-term financing requirements will depend on the progress of institutional reforms and health service delivery capacity, and cannot yet be reliably determined. Preliminary modelling suggests that full implementation of national health insurance by 2025 may require public health financing to rise from about 4 per cent of GDP at present to 6 per cent. Alongside options for increased tax revenue, the role of user charges is also being investigated. A discussion paper on revenue options will be released later this year, together with a review of associated transition issues, including the role of medical schemes.	Financing requirement will depend on progress of institutional reforms and health service delivery capacity

2012 BUDGET REVIEW

Table 6.1 Health expenditure in public and private sectors, 2008/09 – 2013/14

R million	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	Annual real change 2008/09 – 2013/14
Public sector
Department of health[1]	1 436	1 645	1 736	1 784	1 864	1 961	0.9%
Provincial departments health	75 120	88 593	98 066	110 014	119 003	126 831	5.3%
Defence	2 177	2 483	2 770	2 961	3 201	3 377	3.6%
Correctional services	282	300	318	339	356	374	0.4%
Local government (own revenue)	1 793	1 829	1 865	1 977	2 096	2 221	-1.0%
Workmens’ compensation	1 415	1 529	1 651	1 718	1 804	1 894	0.5%
Road Accident Fund	797	740	860	980	1 029	1 080	0.8%
Education	2 134	2 350	2 503	2 653	2 812	2 981	1.4%

Total public sector health	85 154	99 469	109 769	122 426	132 165	140 719	4.9%

Private sector
Medical scheme	74 089	84 863	90 973	98 069	105 718	113 964	3.4%
Out-of-pocket	15 429	16 200	17 172	18 202	19 294	20 452	0.3%
Medical insurance	2 452	2 660	2 870	3 094	3 336	3 596	2.4%
Employer private	1 172	1 271	1 372	1 479	1 594	1 718	2.4%

Total private sector health	93 142	104 994	112 387	120 844	129 942	139 730	2.9%

Donors or NGOs	5 212	6 319	5 787	5 308	5 574	5 853	-2.9%

Total	183 508	210 782	227 943	248 578	267 681	286 302	3.7%

Total as % of GDP	8.0%	8.6%	8.3%	8.3%	8.1%	7.9%
Public as % of GDP	3.7%	4.1%	4.0%	4.1%	4.0%	3.9%
Public as % of total government	13.0%	13.0%	13.6%	13.7%	13.6%	13.4%
expenditure (non-interest)
Private financing as % of total	50.8%	49.8%	49.3%	48.6%	48.5%	48.8%
Public sector real rand per	2 300	2 512	2 635	2 812	2 812	2 816
capita 10/11 prices
Public per family of four per	767	837	878	922	937	939
month real 10/11 prices

1.	Includes selected public entities

Pooling

Transition to comprehensive health insurance involves a consolidation of funding pools and broadening of coverage	Pooling refers to the financing arrangements through which health services can be pre-funded and risks shared. There are several broad models internationally. The UK, Australia and Canada have single-payer arrangements, although purchasing and provision networks are typically geographically decentralised. Countries using multi-payer systems with some form of risk equalisation between funds include Germany, the Netherlands, Japan and South Korea. The transition to an integrated comprehensive health insurance system typically takes several decades, involving a progressive consolidation of funding pools and broadening of health service coverage.

The national health insurance green paper favours a single-payer option to maximise purchasing power and promote equity. The green paper suggests that a new public fund be established towards the end of the first five-year phase; its capacity would be built up within the department before being launched as a separate public entity.

CHAPTER 6: SOCIAL SECURITY AND NATIONAL HEALTH INSURANCE

At present, there are about 100 private medical schemes in South Africa. Government sponsors several medical schemes for public service employees and contributes to medical plans for retired civil servants. Still to be considered is the future role and possible consolidation of these funds within the national health insurance framework. The green paper envisages a supplementary role for medical schemes in future, but the details of this transition and its financial implications will need to be carefully planned.

Purchasing

In a health insurance system, there is a separation between payment for and provision of services. At present, in the public sector, these functions are not separated, whereas in an insurance arrangement, the fund pays for services rendered by hospitals or doctors, but does not own or employ them. The separation of these functions is complex and will require reorganisation of public health services and financial management.	The new system will separate two functions: payment for and provision of services

In the early years, public purchasing authorities will contract primarily with public providers, but over the long term more private providers will become involved. Because strengthening primary health care will be a focus of national health insurance during the first five-year phase, district health authorities will be the main purchasers of primary care services. The benefit package will initially resemble the package of services provided by a typical set of public health facilities. Other benefits may be added, over time, based on specific clinical, health and economic evaluations.	Benefits will initially mirror the package of services provided by a typical set of public health facilities

The gradual separation of the purchasing and provision functions within the public sector will be accompanied by new models of contracting and reimbursement. The purchasing arm will develop volume, price and quality-level agreements with public hospitals. Drawing on international experience in such systems, new forms of reimbursement will be introduced that will match hospital workload with funding levels, for example. Various models of capitation – in which service providers are paid a set fee per patient – will be piloted at the primary care level.

Piloting national health insurance

In 2012/13, pilot sites will be established in selected districts to begin laying the foundations of national health insurance – improved facilities, skilled managers and re-engineering of primary health care. A new conditional grant for these pilot projects is established in the 2012 Budget, with allocations amounting to R150 million, R350 million and R500 million over the MTEF period. The pilot projects will provide practical lessons on the new models for primary care services, including:

•	Municipal ward-based primary health care. There will be a greater role for doctors and community health workers in disease prevention.

•

District-based clinical specialist support teams. Integrated teams of specialists (obstetricians, gynaecologists, family physicians, anaesthetists, midwives and nurses) will provide clinical services at this level. In particular, pregnant women and women who have recently given birth, as well as children, are expected to benefit from the greater involvement of specialists at primary level.

•	School-based primary health care. Professional nurses will be responsible for immunisation, curative services and health promotion in schools.

The national health insurance conditional grant will serve as an interim funding mechanism. It is likely to last about five years until a permanent funding stream for the new system is established.

2012 BUDGET REVIEW

Provision

A need to level the playing field for public and private health service providers	Internationally, consumers of national health insurance services exercise choice between service providers, within a common funding framework. This requires a level playing field between public and private providers for standards, reimbursement and tax treatment. At present, the organisation and cost structure of public and private health services in South Africa differ markedly. This limits the scope and affordability for national health insurance contracting with private providers in the early years, and underlines the importance of investing in public health facilities.

Five public hospitals to be strengthened in public-private partnerships over the MTEF period	Strengthening public hospitals is a key component of national health insurance. Five hospitals will be prioritised in the first phase of a public-private partnership programme for improving health facilities: Chris Hani Baragwanath, George Mukhari Hospital, Limpopo Academic Hospital, King Edward VIII Hospital and Nelson Mandela Academic Hospital. Part of the hospital revitalisation grant has been allocated to these projects over the MTEF period. Implementation will begin once feasibility studies have been completed and plans approved.

As national health insurance progresses, the public sector will need to recruit more doctors and nurses, and expand contracting with selected general practitioners. Similar arrangements, for example with private pharmacies or for trauma services, will be phased in over time.

The establishment of the Office of Standards Compliance will improve monitoring and raise standards across all health facilities. The office, currently functioning in the Department of Health, is expected to be established as an independent public entity in 2012/13.

¡ Social assistance

Nearly 15.3 million people now benefit directly from social grants	The social assistance programme is government’s most direct means of combating poverty. At the end of 2011, nearly 15.3 million people were eligible for social grants, up from 2.5 million in 1998. Although grants are targeted to assist potentially vulnerable members of society – the young, the old and the disabled – more than half of all households benefit from social assistance.

Social grants

Child support is the largest grant by number of beneficiaries	The social grant system has been expanded in recent years by extending the child support grant to a child’s 18th birthday, while the age at which men are eligible for the old age grant has been reduced from 65 to 60. A higher old age grant for those over 75 was introduced in 2011, and the means test threshold for the old age grant and disability grant was increased significantly in the same year.

In 2012/13, R104.9 billion is allocated to social assistance, rising to R122 billion in 2014/15. The number of grant recipients is set to rise from 15.6 million in 2011/12 to 16.8 million in 2014/15.

Table 6.2 shows the cost-of-living adjustments for grants in 2012/13. The old age, war veterans, disability, and care dependency grants will increase by R60 in line with inflation. The foster care grant will increase by R30.

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Table 6.2 Social grants values, 2011/12 and 2012/13

Rand	2011/12	2012/13	Increase
State old age grant	1 140	1 200	60
State old age grant, over 75s	1 160	1 220	60
War veterans grant	1 160	1 220	60
Disability grant	1 140	1 200	60
Foster care grant	740	770	30
Care dependency grant	1 140	1 200	60
Child support grant[1]	265	280	15

1.	R265 average value for 2011/12

Social assistance beneficiary and expenditure trends

Table 6.3 shows the growth in grant recipients by grant type and province since 2008/09. Table 6.4 sets out grant expenditure since 2008/09 and spending forecasts over the MTEF period.

Table 6.3 Social grants beneficiary numbers by type and province, 2008/09 – 2014/15

Thousands	2008/09	2009/10 Actual	2010/11	2011/12 Revised estimate	2012/13	2013/14 Projected	2014/15	% Growth per year
Type of grant
Old age	2 344	2 490	2 647	2 724	2 773	2 835	2 881	3.5%
War veterans	2	1	1	1	1	1	1	-10.9%
Disability	1 372	1 299	1 212	1 216	1 192	1 196	1 196	-2.3%
Foster care	476	489	490	598	671	769	874	10.7%
Care dependency	107	119	121	126	131	141	147	5.4%
Child support	8 765	9 381	10 154	10 903	11 301	11 549	11 659	4.9%

Total	13 066	13 779	14 625	15 568	16 069	16 491	16 758	4.2%

Province
Eastern Cape	2 347	2 416	2 544	2 677	2 827	2 904	2 955	3.9%
Free State	766	806	869	934	957	979	991	4.4%
Gauteng	1 538	1 702	1 815	1 955	2 093	2 147	2 181	6.0%
KwaZulu-Natal	3 315	3 456	3 633	3 838	3 963	4 076	4 151	3.8%
Limpopo	1 894	1 974	2 100	2 167	2 221	2 280	2 317	3.4%
Mpumalanga	978	1 009	1 069	1 202	1 232	1 264	1 283	4.6%
Northern Cape	327	348	373	414	426	436	442	5.2%
North West	1 015	1 071	1 103	1 154	1 095	1 124	1 143	2.0%
Western Cape	886	997	1 119	1 227	1 255	1 281	1 295	6.5%

Total	13 066	13 779	14 625	15 568	16 069	16 491	16 758	4.2%

1.	Projected numbers at fiscal year end

Source: Provincial budgets and expenditure review / Socpen system

•        Average annual growth in the number of grant recipients was 6 per cent over the four years to 2011/12. The number of beneficiaries is projected to increase at an average rate of 2.5 per cent a year over the medium term.

• Social assistance expenditure increased at an average annual rate of 11 per cent between 2008/09 and 2011/12, and is projected to increase by 8 per cent per year over the MTEF period.

2012 BUDGET REVIEW

• In 2011/12 the child support grant was the largest programme by number of beneficiaries (almost 11 million) and the old age grant was the largest by expenditure (R37.3 billion).

•      Almost 600 000 caregivers receive care dependency or foster care grants. The number of foster care beneficiaries grew at an annual rate of 7.9 per cent between 2008/09 and 2011/12, and is projected to grow at an annual average of 13.5 per cent over the next three years as a result of the growing number of orphans associated with the impact of Aids.

• More than 2.7 million people receive the old age grant.

• There has been an 11.4 per cent reduction in the number of disability grant beneficiaries between 2008/09 and 2011/12, largely as a result of an improved assessment process.

Table 6.4 Social grants expenditure by type and province, 2008/09 – 2014/15

	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15
R million	Actual			Revised estimate	Projected			% Growth per year
Old age	25 934	29 826	33 751	37 318	39 323	42 526	45 823	10.0%
War veterans	20	17	14	12	13	10	11	-9.8%
Disability	16 474	16 567	16 840	17 834	19 152	20 410	21 992	4.9%
Foster care	3 934	4 434	4 616	5 245	5 952	6 216	6 697	9.3%
Care dependency	1 292	1 434	1 586	1 948	1 857	2 107	2 270	9.9%
Child support	22 348	26 670	30 342	34 036	38 237	41 553	44 774	12.3%
Grant-in-aid	90	146	170	192	188	203	219	15.9%
Social relief of distress	623	165	174	118	165	183	197	-17.5%

Total	70 715	79 260	87 493	96 703	104 888	113 208	121 982	9.5%

Province
Eastern Cape	12 557	13 914	15 281	16 761	18 119	19 556	21 073
Free State	4 573	5 055	5 530	6 234	6 698	7 229	7 790
Gauteng	8 289	9 390	10 539	11 871	13 030	14 063	15 153
KwaZulu-Natal	17 590	19 454	21 308	23 507	25 301	27 307	29 424
Limpopo	9 656	10 855	11 986	12 318	14 111	15 231	16 410
Mpumalanga	4 943	5 567	6 024	7 431	7 558	8 157	8 790
Northern Cape	5 711	2 227	2 497	2 816	3 021	3 260	3 514
North West	1 962	6 366	6 869	7 241	7 851	8 474	9 131
Western Cape	5 434	6 432	7 460	8 524	9 199	9 930	10 698

Total	70 715	79 260	87 493	96 703	104 888	113 208	121 982

Source: Socpen system

South African Social Security Agency

The South African Social Security Agency (SASSA) administers the social assistance system. Progress has been made in turning around its financial position: in 2010/11 SASSA posted a surplus of R463 million, bringing down the accumulated deficit to R137 million. The remaining deficit is likely to be cleared by the end of 2011/12.

CHAPTER 6: SOCIAL SECURITY AND NATIONAL HEALTH INSURANCE

Despite rapid growth in the number of beneficiaries in recent years, spending on social grants will decline as a percentage of GDP from 3.5 per cent in 2011/12 to 3.2 per cent over the MTEF
(see Table 6.5). This is because there are no major grant increases planned over the medium
term and because economic growth is expected to outpace growth in the number of recipients.	Spending on social grants will decline as a percentage of GDP over the medium term as no new increases are planned

SASSA has reduced the average turnaround time for new grant applications to nine days and is working to bring down the cost of grant payments. It is encouraging beneficiaries to open bank accounts: at present 40 per cent of beneficiaries access their grants at banks or the post office at a much lower cost than if they were to receive a cash payment. A new tender has been awarded for cash payments that will sharply reduce the unit cost per payment.

As a result of these measures, SASSA’s administrative costs are expected to decline from 6.1 per cent of grant expenditure to 5.4 per cent over the next three years. Steps are also being taken to strengthen social grants administration. An Inspectorate of Social Security has been set up to improve oversight of grant payments, and plans are under way to automate the application process.	An inspectorate has been set up to improve oversight of social grant payments

Table 6.5 Social grant trends as a percentage of GDP

	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15
R million	Actual			Revised estimate	Projected
Grants	70 715	79 260	87 493	96 703	104 888	113 208	121 982
Administration	4 700	5 254	5 768	6 238	6 309	6 645	6 994

Total	75 415	84 514	93 261	102 941	111 197	119 853	128 976
Administration as % of total	6.2%	6.2%	6.2%	6.1%	5.7%	5.5%	5.4%
GDP (R billion)	2 304	2 440	2 754	2 996	3 301	3 622	3 997
Total as % of GDP	3.3%	3.5%	3.4%	3.4%	3.4%	3.3%	3.2%

1.	Administration includes SASSA, payment contractors and appeals tribunal

Social welfare

The Department of Social Development and provincial departments work with non-governmental organisations on a range of social welfare initiatives. Major projects include the early childhood development programme, the victim empowerment programme and Isibindi, a community scheme to help poor children.

The early childhood development subsidy will increase in 2013/14. Additional funding has been made available to raise the number of beneficiaries from 500 000 to 580 000, to improve facilities and to provide learning materials. Additional early childhood development centres will be established, salaries for practitioners will be improved and more stringent monitoring of programmes established.	Early childhood development subsidy to be increased, supporting an increase to 580 000 beneficiaries

Under the Isibindi programme, some 10 000 unemployed people will be trained to become child and youth care workers. They will help orphans and vulnerable children in their homes and schools, and with health and general government services. The programme will benefit an estimated 858 000 children, particularly in rural communities.

2012 BUDGET REVIEW

¡ Social security funds

Social insurance funds provide benefits under specific circumstances:

• The Unemployment Insurance Fund (UIF) provides short-term unemployment insurance to qualifying workers.

•      The funds established under the Compensation Fund for Occupational Injuries and Diseases Act, and the Occupational Diseases in Mines and Works Act, pay medical care and income benefits to workers who suffer a disability or illness related to their employment.

• The RAF provides compensation for losses incurred due to injuries caused by the wrongful or negligent driving of another vehicle.

The financial position of these funds is reflected in Table 6.6.

Table 6.6 Social security funds, 2008/09 – 2014/15

	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15
R million	Outcome			Revised estimate	Medium-term estimates
Unemployment Insurance Fund
Revenue	13 691	14 199	14 865	15 769	17 028	18 120	19 196
Expenditure	4 636	6 581	6 435	8 159	9 166	10 040	11 029
Compensation Funds
Revenue	6 860	7 334	6 950	7 224	7 785	8 374	9 025
Expenditure	3 451	3 893	4 065	3 175	3 470	3 612	3 764
Road Accident Fund
Revenue	11 865	11 785	14 293	15 733	17 662	19 695	21 798
Expenditure	11 966	12 221	13 810	13 883	16 748	18 991	21 026

Total: Social security funds
Tax revenue	23 288	26 956	29 602	32 104	35 180	38 310	41 599
Non-tax revenue	6 619	6 353	6 494	6 583	7 279	7 860	8 399
Grants received	2 509	10	12	39	17	19	20

Total revenue	32 416	33 319	36 108	38 726	42 475	46 189	50 019
Total expenditure	20 054	22 695	24 311	25 216	29 385	32 643	35 818
Budget balance[1]	12 362	10 624	11 797	13 510	13 091	13 546	14 201

1.	A positive number reflects a surplus and a negative number a deficit

Unemployment Insurance Fund

Annual growth in UIF claims is expected to slow over the medium term	For the first nine months of 2011/12, the number of new claimants for UIF benefits averaged 59 924 a month.

Average monthly benefit payments amounted to about R481 million to 214 556 beneficiaries, compared with 207 646 beneficiary payments a month over the same period in 2010/11. Benefit expenditure increased at an average annual rate of 20.7 per cent between 2008/09 and 2011/12 as a result of the economic downturn. Periods of unemployment have been lasting longer, and there has been an increase in higher-income claimants. Annual growth in claims is expected to slow to about 13 per cent over the medium term.

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Table 6.7 UIF benefits and recipient numbers, 2008/09 – 2011/12

	2008/09	2009/10	2010/11	2011/12
	Outcome			Revised estimate
Benefits (R million)
Unemployment	2 834	4 536	4 173	5 244
Illness	212	232	233	473
Maternity/adoption	538	625	659	1 103
Dependant	264	317	317	652

Total paid[1]	3 848	5 710	5 382	7 472

Beneficiaries (thousand)
Unemployment	475	629	582	640
Illness	26	25	29	31
Maternity/adoption	94	105	108	119
Dependant	16	22	20	22

Total beneficiaries	611	781	739	812

1.	Numbers are recorded on an accrual basis, excluding provisions

The UIF also supports initiatives to boost employment. In 2009, the fund invested R1.2 billion in the training layoff scheme to protect workers at risk of retrenchment. By the end of December
2011, the scheme had assisted 17 companies and 4 221 workers. The UIF also supported the
Industrial Development Corporation’s issuance of bonds to stimulate industrial employment and has sponsored training programmes.

Compensation Fund

The Compensation Fund is administered by the Department of Labour. It derives its revenue from levies paid by employers on the basis of the annual earnings of their employees. The fund registered 215 493 claims during 2010/11, of which 144 081 were finalised. The remaining 33 per cent are claims where the medical condition of the employee has not yet stabilised, and will only be assessed in the next financial year. Fewer payments were made in 2010/11 (329 091 compared with 340 159 in 2009/10), but the rand value of claims was 4 per cent higher at R802 million. Over the past few years, the Compensation Fund has shortened turnaround time for benefit claims.	Compensation Fund has shortened turnaround time for benefit claims

Compensation for occupational diseases

Government’s compensation arrangements continue to be split between several entities. The Compensation Commissioner for Occupational Diseases, administered under the Department of Health, compensates about 3 500 former mine workers for occupational lung disease. The Department of Health is investigating the possibility of outsourcing some of this body’s functions to Rand Mutual, which operates the compensation dispensation in the mining industry on behalf of the Compensation Fund.

Road Accident Fund

The RAF is funded from a dedicated fuel levy collected by the South African Revenue Service. The levy will be increased by 8c to 88c/l on 1 April 2012.	RAF levy will be increased by 8c to 88c/l

2012 BUDGET REVIEW

The RAF’s surplus grew to R1.9 billion in 2011/12 due to a fall in the number of claims finalised caused by a delay in implementing a new operating model. As a result, outstanding claims increased by about 35 500 in 2009/10 to 244 652 in 2010/11, equating to a liability of
R49 billion in 2011/12. Provision for outstanding claims will be reduced over the MTEF period as the fund’s processing capacity increases, and as the provisions of the RAF
Amendment Act (2005) come into effect. The act limits liability for certain types of claims and places a cap on compensation.

Legislation for no-fault insurance plan is being prepared for public consultation	It is expected that the Road Accident Benefit Scheme, which will operate on a no-fault basis, will eliminate the need for legal costs associated with claims, and accelerate processing and payment. The policy was approved by Cabinet in 2011 and the legislation is being finalised for public consultation. The scheme will shift the focus towards health care and be more closely aligned with other social security arrangements.

¡ Conclusion

Proposals complement initiatives to support job creation and economic participation over long term	Government is committed to a major restructuring of South Africa’s social protection arrangements that will eliminate gaps in coverage, improve service delivery and roll out national health insurance. These reforms give expression to the principle of social solidarity: all South Africans will benefit from new arrangements and risk will be shared.

Social security and health financing reforms are also key elements in improving the social wage – improved access to social insurance enhances workplace earnings and contributes to fairer labour standards on affordable terms. Better social protection complements initiatives to support job creation and economic participation, which provide a sustainable route to reducing poverty and inequality.

7

Infrastructure

¡ Overview

South Africa’s investment in infrastructure gained momentum in the years leading up to the 2010 soccer World Cup, and is set to expand as the foundation of a national growth and development strategy. The country’s electricity, water, transport and telecommunications networks are being extended, education and health capacity is being expanded, and human settlements are being built and upgraded to strengthen the fabric of communities.	Investments in electricity, water, transport, telecommunications and housing

Over the medium-term expenditure framework (MTEF) period, budgeted and approved public-sector projects total R844.5 billion. As announced in the State of the Nation Address, the Presidential Infrastructure Coordinating Commission will give new impetus to the planning and implementation of major capital projects, described in Chapter 1, raising the level of investment spending and contributing to industrial and regional development.

All public-sector infrastructure projects will be subject to rigorous assessment to determine their feasibility. Not all of the R3.2 trillion of infrastructure projects under consideration (see Table 7.1) will be approved for implementation. Government will choose the most cost-effective projects that provide optimal long-term benefits.	All projects will be subject to rigorous assessment, and not all will be funded

Major infrastructure projects can take more than a decade to implement. Meeting the complex challenges of a diverse and geographically dispersed set of capital projects requires long-term planning, detailed analysis, and continual learning and adaptation. Government acknowledges that public-sector capacity to implement projects is presently inadequate, and is taking steps to strengthen planning and implementation capacity at all levels.	Coordinating the infrastructure matrix requires improved planning and project assessment

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Reversing a pattern of underinvestment

Sharp rise in capital investment began in the mid-1990s

South Africa’s critical infrastructure needs are in part the outcome of two decades of underinvestment. As shown in Figure 7.1, public infrastructure spending tailed off from the early 1980s. From the mid- 1990s, government began to increase capital spending, with a sharp rise after 2003 as prudent management of the economy created the fiscal space for long-term investment. Private-sector capital formation has also increased strongly, rising by 84 per cent between 2002 and 2008.

In 2010, public-sector capital investment was 7.4 per cent of GDP and private investment was 12.2 per cent of GDP	The experience of other developing countries shows that capital investment equivalent to about 25 per cent of GDP is generally needed for a substantial rise in per capita income. In recent years, government has sought to accelerate public infrastructure spending, while also encouraging greater private-sector investment. South Africa’s public- sector capital investment stood at 7.4 per cent of GDP in 2010, while investment by private enterprises amounted to 12.2 per cent of GDP.

Table 7.1 summarises the sectoral breakdown of the estimated R3.2 trillion worth of large-scale projects currently under consideration or in progress. Of this total, about a quarter are being financed and implemented, and the remaining three-quarters are under assessment.

A need for thorough assessments of project feasibility	Expanding the range of capital projects under way will depend on thorough feasibility assessments, improved regulatory and oversight processes, and enhanced planning and implementation capacity.

This chapter reviews major developments in key infrastructure sectors. It discusses how government plans to overcome hurdles in managing the infrastructure pipeline and financing capital projects in a sustainable way.

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Table 7.1 Mega-projects under consideration, 2012 – 2020

	Project stage
R billion	Concept	Pre- feasibility	Feasibility	Financing	Detailed design	Tender	Cons- truction	Ongoing prog- rammes[1]	Total
Water	20	—	—	32	—	5	18	—	74
Transport	310	—	78	17	12	88	8	71	583
Electricity	720	268	314	—	95	103	345	101	1 945
Liquid fuels	—	—	211	—	2	—	—	—	213
Education	20	—		40	—	—	—	125	185
Health	—	—	50	29	—	—	—	31	110
Telecommunication	12	—		—	—	—	3	—	15
Human settlement	—	—		78	—	—	—	—	78

Total	1 082	268	653	195	109	195	374	328	3 204
% total expenditure	33.8%	8.4%	20.4%	6.1%	3.4%	6.1%	11.7%	10.2%	100.0%

1.	Ongoing programmes include multiple projects at different stages of development, such as universal access to electricity and school building programme

¡ Sector review

Electricity

South Africa’s programme to increase electricity generation capacity is well under way. Eskom’s two large coal-fired plants – Medupi and Kusile – are under construction and expected to start operating in 2013 and 2014, with full electricity generation expected by 2017 and 2018 respectively. The Ingula pumped storage scheme is on track to assist with peak capacity supply from 2014. Several mothballed plants have been returned to service and most of their units are operational.	Medupi and Kusile are under construction and expected to start operating in 2013 and 2014

Switching on renewable energy capacity

Renewable energy features strongly in South Africa’s long-term energy plans. The Integrated Resource Plan sets an ambitious target of providing 21 per cent or 18.9GW of generation capacity from renewable sources by 2030.

It is envisaged that 9.2GW will be generated from wind, 8.4GW from photovoltaic sources (solar panels) and 1.2GW from concentrated solar power that use mirrors and lenses to concentrate the sun’s rays. Other technologies, such as biogas and small hydroelectric installations, are included in the mix.

Strengthening renewable energy involves developing local supply chains, diversifying supply and helping meet the environmental goals set out in the National Climate Change Response Paper adopted in 2011. Several other renewable energy projects complement these efforts:

•

Government’s renewable energy independent power producer programme aims to procure 3 725MW of renewable energy by 2016. In late 2011, 28 bidders were selected to produce 1 415MW of renewable energy, mostly from wind and solar power. There will be a separate bidding process to encourage smaller producers (<5MW) and to test innovative technologies not included under the main programme.

•	Eskom plans to build a 100MW concentrated solar power plant.

•	Government is exploring the feasibility of a large solar park of between 1 000MW and 5 000MW in the Northern Cape to accommodate independent power producers.

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Table 7.2 Major infrastructure projects

Project name/ Implementing agent	Total project cost R billion	Project objective and completion target date	Status
Energy

Kusile power station (Eskom)	121.0	Build 4 800MW coal-fired power station, first unit commissioned by 2014	Under construction

Medupi power station (Eskom)	99.0	Build 4 788MW coal-fired power station, first unit commissioned by 2013	Under construction

Grootvlei (Eskom)	7.8	Return to service of 1 180MW power station, scheduled completion in 2012	Civil works complete, commissioning in progress

Komati (Eskom)	12.9	Return to service of 1 000MW power station, scheduled for completion in 2012	Civil works complete, commissioning in progress

Ingula pump-storage scheme (Eskom)	21.4	Build 1 332MW hydroelectric power station to begin operating in 2014	Dam constructed, pipe installation in progress

Renewable energy (independent power producers)	120.0	3 725MW of renewable energy procured into national grid by 2016	Tender process under way, 1 415MW of bids in first procurement round confirmed

Open-cycle gas turbine (independent power producers)	15.4	Build 1 000MW power plant, scheduled completion in 2021	Tendering process undertaken

Distribution backlog (Eskom and municipalities)	27.5	Refurbishment and new distribution network	Ongoing programme

New transmission lines (Eskom)	95.0	Upgrade and new transmission lines over 5 years	Work in progress

Transport

Passenger railways (PRASA)	80.0	Acquire a new fleet of rolling stock over 20 years	Procurement has commenced

National road improvements (SANRAL)	45.4	Maintenance improvements, refurbishment and new roads	Ongoing programme

Rolling stock and locomotives for freight rail (Transnet)	7.7	Acquire rolling stock and locomotives for general freight rail	Procurement under way

Provincial road improvements (Provincial Department of Roads)	25.5	Maintenance, refurbishment and new roads over next 3 years	Work in progress

Ngqura container terminal (Transnet)	7.9	Improve port capacity by 800 000 units, first phase completed in 2012	Port complete, dredging of 2 berths and construction of port rail line in progress

Water

Lesotho Highlands water project phase II (TCTA)	7.5	Generation of hydroelectric power and development of water transfer scheme	Recent decision to proceed with financing options being developed

Komati (TCTA)	1.7	Construction of a water pipeline in Mpumalanga to be completed in 2012	Design complete, construction commenced

Mokolo-Crocodile water augmentation project (TCTA)	15.0	Phase 1 to deliver water in 2014	Financing phase II in progress

Olifants River water resource development project (TCTA)	16.1	Construction of a dam and bulk distribution to be completed in 2016	Dam construction nearing completion; bulk distribution design negotiations in progress

Sedibeng regional sanitation scheme (Sedibeng district municipality, Midvaal and Emfuleni local municipalities)	5.0	Increasing capacity of wastewater treatment system	Appointment of service provider in progress

Housing

Cornubia housing development (Housing Development Agency and eThekwini)	5.1	Construction of 19 313 mixed-income, mixed-density houses, to be completed in 2016/17	80 ha of land will be made available for sale during 2012

Telecommunications

Digital terrestrial television (Sentech)	0.8	Start analogue terrestrial network by December 2013	Signal testing phase recently completed

National wireless broadband network (Infraco)	1.0	Acquire additional broadband capacity	Cables are being laid

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Table 7.3 Major infrastructure projects in concept, pre-feasibility and feasibility stages

Project name/ Implementing agent	Total project cost R billion	Project objective and completion target date	Status
Energy

Nuclear fleet build (Eskom)	300.0	Generation of 9 600MW scheduled for completion by 2029	Final stages of consideration before financial proposal can be determined

Grand Inga (Government of the Democratic Republic of Congo)	200.0	First phases of hydroelectricity project of 40 000MW	South Africa assessing support options

Imported hydroelectricity options (Eskom)	52.2	Hydroelectric, gas and coal projects in Southern African countries	Options of off-take agreements and financial support for projects being considered

Solar park (Central Energy Fund)	200.0	Build 5GW scale solar park in the Northern Cape	Feasibility study to be completed in 2012

Closed cycle gas turbine (Independent Power Producers)	13.6	Construction of 2 450MW of additional gas turbines by 2029	Option under the Integrated Resource Plan

Coal Three (Eskom)	111.0	Build third coal-fired power plant	Feasibility aspects being considered

Transport

Moloto rail (Transnet)	10.0	Construction of 140km line from Pretoria to Siyabuswa	Feasibility study under way

Manganese rail and terminal (Transnet)	18.0	Upgrade rail, port and terminal capacity for manganese export	Feasibility study under way

Iron-ore line (Transnet)	13.0	Expand Sishen-Saldanha iron ore railway line	Feasibility studies completed

Coal line (Transnet)	37.0	Upgrade of the coal line from Mpumalanga to Richards Bay to 80mt over 10 years	Feasibility studies completed

High speed rail (Department of Transport)	300.0	Build a passenger or freight line between Durban and Johannesburg	Concept

Water

Mzimvubu water resources development (Department of Water Affairs)	20.0	Build dam for hydroelectricity and agricultural irrigation scheme	Feasibility studies to be undertaken

Liquid fuels

Oil and gas exploration on the west coast (Central Energy Fund)	11.0	Exploration of commercially recoverable oil and gas volumes	Feasibility studies under way

Project Mthombo (PetroSA)	200.0	Build 360 000bpd crude oil refinery at Coega and supporting infrastructure	Feasibility studies under way for smaller-sized refinery

Education

Mpumalanga University (Mpumalanga Province)	10.0	A new university	Funding committed to project development

Northern Cape University (Northern Cape Province)	10.0	A new university	Funding committed to project development

Hospitals

Limpopo Academic Hospital (Limpopo Department of Health)	6.0	Develop academic hospital	Feasibility studies in progress

Nelson Mandela Hospital (Eastern Cape Department of Health)	6.0	Upgrade and rehabilitation of hospital	Feasibility studies in progress

Chris Hani Baragwanath Hospital (Gauteng Department of Health)	6.0	Upgrade and rehabilitation of hospital	Feasibility studies in progress

Dr George Mukhari Hospital (Gauteng Department of Health)	6.0	Upgrade and rehabilitation of hospital	Feasibility studies in progress

King Edward VIII Hospital (KZN Department of Health )	6.0	Upgrade and rehabilitation of hospital	Feasibility studies in progress

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To complement these efforts and introduce competition into the electricity generation sector, government has launched a 3 725MW renewable energy procurement programme, with the first round of over 1 415MW of mainly wind and solar projects successfully tendered to independent power producers in late 2011. Also under consideration is a nuclear power programme to generate 9 600MW of electricity.

Until the new plants are operating, electricity supply will remain tight	In combination, these initiatives will enable the country to meet long- term demand. Until the new plants are up and running, however, electricity supply will remain tight. While this has implications for industry growth in the short term, there are benefits in the adaptations that are taking place to promote greater energy efficiency, use of renewable energy and co-generation at industrial plants. Eskom is also working to manage demand through initiatives such as solar water geysers, pumped-water hydroelectric systems and consumer awareness campaigns.

Investment in transmission and distribution required	To ensure that electricity can reach businesses and households, simultaneous investments in transmission and distribution are also needed. Eskom plans to upgrade existing transmission systems and build new ones, taking into account growth in demand from current and potential customers, spatial development patterns and changes in the economy. Large investments are needed to build, refurbish and maintain distribution networks, and the Department of Energy is working with Eskom and municipalities to ensure these meet the country’s needs.

Setting tariff levels

Tariffs need to reflect costs and be affordable for households and businesses	Delivering on electricity projects has involved expanding the range of technologies and the number of producers contributing to the national grid – and this requires additional regulatory, technical, financial and project management capacity. In addition, tariff levels need to reflect the price of electricity so that the industry is sustainable and new investment can take place to meet growth in demand. Tariffs must also be affordable for homes and businesses – with particular sensitivity to low-income households. While price increases for electricity are necessary, they should go hand in hand with improved efficiencies and accountability by suppliers, reliable billing and revenue collection services, and increased cost transparency.

Liquid fuels

Liquid fuel powers most of South Africa’s transport and has a range of industrial uses. To ensure that supply is available to customers when and where they need it, logistical systems need to be reviewed and upgraded at regular intervals, taking into account shifts in population growth, spatial development, demand for different grades of fuel, changing transport patterns and regional trends.

First phase of Transnet’s R23.4 billion multiproduct pipeline has recently been completed	Public-sector investments in this sector are focused on logistics infrastructure. Phase 1 of Transnet’s R23.4 billion new multiproduct pipeline has recently been completed and commissioned. The pipeline will increase capacity to meet inland demand and moderate road congestion by reducing the number of fuel tankers traveling between

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Durban and Johannesburg. Port infrastructure is also being upgraded to handle more fuel shipments, both inland and around the coast. An amount of R300 million has been invested in widening and deepening the Durban harbour entrance, and upgrading the berths.

Additional investment is needed for oil refineries to adapt production processes to meet cleaner fuel standards. The national oil producer, PetroSA, is investigating further exploitation of gas fields off the coast to provide feedstock for the gas-to-liquids Mossel Bay Refinery. This would prolong the facility’s useful lifespan and help diversify the country’s energy sources.

Monitoring of demand trends, and the oil and gas industry’s production and import capacity, is important to ensure predictable supply. South Africa’s reliance on imports of refined fuel and recent shortages of bitumen (a key ingredient in road building) underline the importance of coordinated investment and logistical arrangements in the sector. Government will need to work closely with industry to ensure alignment of supply and demand.	Monitoring of demand trends, and production and import capacity, is important to ensure predictable supply of hydrocarbon fuels

Water and sanitation

South Africa is a “water-stressed” country: not only does it have a limited amount of available water resources, but there is also insufficient capacity and quality of the infrastructure required to capture and distribute water to households and industry. Agriculture, mining and electricity generation are all dependent on large-volume water supply.

Government has increased investment in this sector in recent years and plans several large projects over the next two decades. The Trans-Caledon Tunnel Authority, the state-owned entity responsible for project financing and construction, is undertaking large investments. These include the Komati water scheme augmentation projects, which will provide water to Eskom’s power stations; phase 2 of the Lesotho Highlands water project, which will augment water supply for domestic and industrial users in Gauteng; and the Olifants River water resources development project, which will provide water for domestic use to semi-urban and rural communities in Limpopo, and will support new mining projects that boost economic development.	Major water investments benefit households, power stations, mines and industry in several provinces

Over the MTEF period, R75 billion is allocated to water infrastructure, quality management, resource planning and support to local government. Improved billing, revenue collection and more cost-reflective pricing will support greater capacity for investment in distribution networks and local connections. To this end, the Department of Cooperative Governance will spend R599 million over the medium term to support municipal infrastructure management.	R75 billion allocated to water infrastructure, quality management, planning and local government support

On current projections, South Africa’s water demand will outstrip available supply between 2025 and 2030. Avoiding this outcome requires better management and adjusted pricing mechanisms to support efficient and sustainable use of water. The Department of Water Affairs plans to review the water pricing strategy in 2013.

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Independent water sector regulator under consideration	Adequate access is only one part of the equation: water supply must also adhere to quality standards. While 97 per cent of South Africa’s drinking water meets minimum standards, only 71 per cent of wastewater is compliant, and the quality of the latter shows some deterioration. To address these issues, government is developing a national water resource management plan, looking at institutional reforms to bolster service providers, and the possible introduction of an independent water sector regulator to set prices at each stage of the value chain. Government has also put aside R433 million for short-term interventions to tackle acid mine drainage contaminating the Gauteng water table. Service providers have been procured to identify financially sustainable institutional models for a long-term solution to this problem.

Transport

Transport investments account for 27 per cent of public-sector infrastructure budget over MTEF	Government and state enterprises are expected to allocate funding of R262 billion over the next three years to transport and logistics infrastructure. This includes Transnet’s spending on pipelines, and accounts for 27 per cent of the total public-sector infrastructure budget over this period. These investments will improve public transport and the mobility of people and services, overcome spatial inequalities, boost the economic potential of certain regions, and increase domestic and international trade capacity.

Funding these investments will require both support from the fiscus and pricing that better reflects costs. The national and provincial budgets include funding for road construction and maintenance. The fiscus also contributes to the capital costs and subsidises the operations of public transport systems such as Metrorail and bus commuter services. But tax revenue cannot carry the full costs of transport systems. User charges make important contributions both to the fairness and sustainability of transport financing arrangements.

Major projects in roads, rail, ports and airports	Major investments in roads, rail, ports and airports over the MTEF period and beyond include the following:

•      The South African National Roads Agency (SANRAL), which is responsible for maintaining and expanding the 16 170km national road network, will spend R25 billion on new roads and infrastructure, and R18 billion on maintenance. Recent non-toll projects include construction of the N4 Nelspruit bypass, rehabilitation of sections of the N2 (Eastern Cape, Western Cape and KwaZulu-Natal), upgrading the R300 in the Western Cape, the N8 Bloemfontein airport interchange and N6 upgrades in the Eastern Cape. SANRAL recently completed phase 1 of the Gauteng freeway improvement project (GFIP), which will be funded by a combination of tolls and a contribution from the fiscus (see Chapter 8). Options for phase 2 of the GFIP and other toll projects such as the N1/N2 Winelands upgrade and the N2 Wild Coast highway are being assessed. In addition to SANRAL expenditure, private firms such as N3TC (for the N3 toll road) and Bakwena (N1 and N4 toll roads) maintain the roads under their concessions.

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• Provinces will spend a projected R25.5 billion to maintain provincial and rural roads. Funding is also provided to rural municipalities to develop road asset management systems.

•      Transnet is planning to invest about R300 billion over the next seven years, of which R107.7 billion is included in approved plans over the MTEF period. These investments focus on the freight rail network, large capacity upgrades on the iron ore and coal export lines, acquiring modern rolling stock and refurbishing existing infrastructure. The increased capacity will boost general freight and mining exports. The Saldanha port’s handling capacity will be expanded to accommodate increased iron ore throughput. Investments in the Richards Bay port will increase bulk export and cargo capacity.

•      The Passenger Rail Agency of South Africa (PRASA) has begun a long-term project to renew its fleet of rolling stock and upgrade stations nationwide. The cost of the 20-year programme exceeds R80 billion, with a projected R4 billion to be spent over the MTEF period. These investments will improve reliability and safety for the 2.4 million passengers who travel on the network each work day.

•      The bus rapid transport systems that began operating in Johannesburg and Cape Town in 2010 continue to be expanded. Nelson Mandela Bay has completed plans for its public transport network and has purchased a fleet of buses; Tshwane, Rustenburg and eThekwini are finalising their operational plans.

•      Over the past two years the Airports Company South Africa (ACSA) completed the King Shaka Airport in Durban and carried out major upgrades at OR Tambo in Johannesburg and Cape Town International. These investments have improved South Africa’s ability to handle growing numbers of travellers and freight volumes. Projected investments to support other airport upgrades amount to about R2.9 billion over the 2011/12 to 2013/14 period.

Telecommunications

While progress has been made in expanding access, South Africa is some way from achieving the goal of high-quality, affordable telecommunications accessible to all. Progress in this area, which is crucial for building a modern economy, requires additional investment and improved regulation. Recent investment has focused on upgrading broadband internet, and mobile and land-based telephone infrastructure. Increased competition has begun to lower costs to consumers.	Recent investment has focused on upgrading broadband internet

The private sector is the major provider of telecommunications services. Service providers have expanded their land-based and wireless networks, and increased international connections via submarine cables. Broadband capacity has grown and become more affordable, reflected in the growth of internet users from 5.3 million in 2009 to 9.5 million in 2011.

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State investment supports connectivity for large scientific and research projects	The public sector provides additional investment to accelerate access and service provision. State-owned Infraco has committed over R1 billion in capital investment to support the West Africa Cable System, increase service provision in rural areas, and ensure sufficient connectivity for projects such as the Square Kilometre Array, the South African Large Telescope and the South African National Research Network. Sentech plans to spend R1.3bn over the MTEF period, largely to digitise the television broadcasting network by December 2013.

Human settlements

As demand for housing increases, higher building and land costs are slowing the pace of delivery	Providing affordable housing and addressing the spatial disparities of South Africa’s urban landscapes are policy priorities. More than 3 million housing units have been delivered since 1994, but there is a remaining backlog estimated at 2.1 million houses. Population growth trends, including continued urban-rural migration patterns, put pressure on cities to adapt and expand infrastructure quickly. Nearly 70 per cent of the housing backlog is in urban areas. While demand is increasing, the pace of delivery has declined, partly due to higher building and land costs.

The persistence of large informal settlements has necessitated a shift towards developing serviced sites, security of tenure and affordable rental housing. To support this outcome, R50.5 billion is allocated for low-income housing and upgrading informal settlements in secondary cities, as well as R27 billion for upgrading informal settlements in large cities over the next three years.

Over the medium term, accountability for housing will shift from provinces to metropolitan municipalities	Coordinating the installation of bulk services is a complex matter that requires comprehensive planning and cooperation between national, provincial and local government. This needs to be improved to achieve higher rates of delivery. A shift of accountability for housing from provinces to metropolitan municipalities is in progress, and should be completed over the MTEF period. This will allow for better alignment in the planning and implementation of residential infrastructure and housing projects.

Special economic zones

Special economic zones intended to promote widespread industrialisation	The Department of Trade and Industry recently released a draft bill on special economic zones. As part of the economic competitiveness enhancement package, government has allocated R2.3 billion over the MTEF period to support business investment in targeted economic zones. This initiative broadens the present industrial development zone framework, which is limited to regions adjacent to international airports (OR Tambo) or sea ports (Coega, East London and Richards Bay). The special economic zones will promote exports and more widespread industrialisation. The cluster developments are intended to attract manufacturers by providing high-quality infrastructure, incentives and support services, with minimal red tape.

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¡ Improving infrastructure delivery

The President’s State of the Nation address set out a vision for taking forward a large-scale infrastructure development drive. It outlined a pipeline of projects that are geographically and economically related, and organised into clusters, with sequenced project schedules and prioritised according to their strategic and economic importance.

The record of infrastructure investment to date demonstrates that South Africa can assemble the capacity to implement large, complex projects, yet many public entities struggle to manage their planning responsibilities or spend their capital budgets. Institutional capacity to plan, deliver and maintain infrastructure will be strengthened across the public sector as government accelerates its investments.	South Africa has the ability to implement large projects, but many public entities struggle with planning and expenditure

The National Planning Commission has highlighted that better outcomes will be achieved through coordination of integrated development approaches. This would involve a range of interested parties, from business to provincial and local governments.
Source: National Treasury

Planning, assessing and prioritising

Infrastructure projects produce short-term benefits, such as boosting the construction and supplier industries, with an associated increase in employment. The real value of capital projects, however, is in the economic and social development they enable over the long term – including lower business costs, improved access to markets and increased productivity. Every project needs to be assessed on its own merits. Projects that are not properly assessed or planned will not create lasting value for the country.	Infrastructure projects are designed to meet South Africa’s long-term economic and social needs

Many public-sector infrastructure projects are now in the first phase of planning, which includes verifying the concept, and undertaking pre- feasibility and feasibility studies.

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Appraising infrastructure projects

South Africa needs to make prudent infrastructure investment decisions. Concept proposals will always exceed available resources. To get value for money, project appraisals need to take account of the following:

•	Context – A project should make a large contribution to support the economy or promote quality of life.

•	Demand – Investments should prioritise projects that demonstrate strong demand for the service.

•	Viability – Project benefits must offset investment costs and represent value for money.

•

Funding the cost to society – The cost-recovery burden needs to be fairly distributed, with allowances made for assistance to low-income households. Users should pay where they benefit, and taxpayers should contribute where benefits extend beyond the users, or when affordability hampers the delivery of basic rights and services.

•	Delivery mechanism – Capital projects need to be backed by sound institutional arrangements that have an appropriate mandate, proper incentives and the capacity to deliver.

Capital planning guidelines

The National Treasury publishes capital planning guidelines each year for departments submitting infrastructure proposals. The guidelines are designed to promote efficiency in planning and budgeting, and to ensure that funding is directed to projects that offer maximum social and economic benefits. Large and mega-projects will now be evaluated throughout the year. Appraised projects that are ready for funding can be submitted for consideration of a budget allocation.

Table 7.4 Public-sector infrastructure expenditure by area of responsibility, 2008/09 – 2010/11

	2008/09			2009/10			2010/11
R million	Budget	Actual	Percentage spent	Budget	Actual	Percentage spent	Budget	Actual	Percentage spent
National departments	5 408	4 882	90.3%	6 382	5 717	89.6%	5 813	5 799	99.8%
Provincial departments	41 163	34 094	82.8%	41 185	37 280	90.5%	45 649	39 083	85.6%
Local government	46 518	39 577	85.1%	47 785	39 625	82.9%	42 265	30 945	73.2%
Extra-budgetary institutions	7 633	6 194	81.1%	10 859	8 119	74.8%	11 617	8 671	74.6%
Public private partnerships	4 895	4 942	101.0%	13 751	13 832	100.6%	11 974	7 308	61.0%
Non-financial public enterprises	90 192	103 322	114.6%	125 504	99 064	78.9%	143 087	85 992	60.1%
of which
Transnet	19 965	19 300	96.7%	21 912	18 400	84.0%	22 831	21 500	94.2%
Eskom	47 946	43 632	91.0%	69 395	47 524	68.5%	52 409	44 325	84.6%
CEF	11 260	1 987	17.6%	9 099	1 442	15.8%	11 672	236	2.0%
TCTA	300	651	217.0%	534	290	54.3%	3 955	352	8.9%
ACSA	5 521	5 996	108.6%	4 983	5 241	105.2%	1 255	505	40.2%
Rand Water	880	965	109.7%	1 000	905	90.5%	1 200	1 012	84.3%

Total	195 809	193 011	98.6%	245 466	203 637	83.0%	260 407	177 799	68.3%

Project implementation: a mixed record

Public sector lacks sufficient skills in engineering and project management	The allocation of public resources to infrastructure investment has not always yielded the desired results. As illustrated in Table 7.4, in 2010/11 actual spending was about 68 per cent of budget allocations for government infrastructure projects. This figure, however, masks wide disparities in delivery capacity. Some agencies and municipalities have a strong record of spending implementation; in others, there are serious deficiencies in infrastructure delivery capacity. This reflects the lack of sufficient skills in the public sector, particularly with regard to engineers and project managers.

Cost overruns are a frequent challenge in major infrastructure projects. Examples include the Green Point stadium, Medupi and Kusile, De Hoop Dam and the Gautrain. Project cost overruns may reflect an inadequate original budget, lack of adequate cost control, project delays or unforeseen extraneous factors.

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Table 7.5 Public-sector infrastructure expenditure and estimates by sector, 2010/11 – 2014/15

R billion	2010/11 Budget	2010/11 Actual	2011/12	2012/13	2013/14	2014/15	MTEF Total	Percentage of total
Economic services	218.0	147.1	184.0	211.7	228.3	237.1	677.1	80.2%
Energy	102.8	52.2	73.1	91.7	100.2	104.3	296.2	35.1%
Water and sanitation	21.0	14.9	22.0	25.5	24.7	25.0	75.2	8.9%
Transport and logistics	80.5	68.6	75.3	81.2	88.6	92.3	262.0	31.0%
Other economic services[1]	13.7	11.3	13.6	13.3	14.8	15.5	43.6	5.2%
Social services	36.9	25.6	34.9	38.6	48.5	53.1	140.2	16.6%
Health	8.5	6.7	7.7	8.1	13.1	14.8	36.0	4.3%
Education	6.8	6.1	8.1	10.9	14.5	15.3	40.7	4.8%
Community facilities	16.7	11.6	17.5	17.7	18.9	21.0	57.6	6.8%
Other social services[2]	4.9	1.1	1.7	1.9	1.9	2.0	5.9	0.7%
Justice and protection services	3.1	3.0	3.2	3.4	3.5	3.7	10.6	1.3%
Central government and administative services	2.0	1.7	3.8	7.9	3.5	2.8	14.2	1.7%
Financial services	0.1	0.3	0.7	0.7	0.7	0.9	2.4	0.3%

Total	260.1	177.8	226.6	262.3	284.6	297.6	844.5	100.0%
% of GDP	9.4%	6.5%	7.6%	7.9%	7.9%	7.4%

1.	Other economic services includes agriculture and environmental infrastructure, telecommunications etc
2.	Other social services includes infrastructure such as labour centres, heritage institutions, national libraries, etc

Improving infrastructure maintenance

Maintenance of infrastructure requires considerable improvement. According to the second “infrastructure report card” released in 2011 by the South African Institute of Civil Engineers, some sectors are performing better than others. The report indicated an overall improvement since the 2006 assessment (2011: C-, 2006: D-), which reflects accelerated public investment over the past five years and an improvement in the condition of some assets.

The report points out that municipal infrastructure is deteriorating in many places. Bulk water facilities, particularly in small towns and rural areas, sanitation in many municipalities and provincial and rural roads are particular areas of concern. The report gives high marks to South Africa’s major airports, and points out that national roads are generally in good repair, and freight rail and port infrastructure are satisfactory.	Report cites a need to improve maintenance, particularly in municipalities

The report identifies the following as matters of critical importance:

•      The severe shortage of skills and the impact this has on planning, procurement, design, construction and maintenance.

•      Inadequate funding of maintenance for the existing asset base and new assets that are being developed.

•      The practice of not charging true economic costs of infrastructure.

Improving project management capacity

Making use of the project management expertise gained and lessons learnt in preparing for the 2010 soccer World Cup will support

2012 BUDGET REVIEW

infrastructure development. A key element of the approach was the role of a coordinated structure dedicated to planning and overseeing implementation of interlinked sub-projects. These arrangements ensured that deadlines were met.

World Cup experience showed importance of project and risk management, cost control, skills and communication

The following considerations were central to the success of World Cup infrastructure projects:

•      Expert conceptual, project management and project execution skills to increase the pace of delivery

•      Use of effective management tools to bring discipline to programme oversight, including role and responsibility matrixes, budget and delivery schedules, cash-flow tracking and regular tender reviews

•      Pre-emptive risk management to allow early resolution of difficulties

•      Tight cost control and ring-fenced accounts to track monetary flows

•      Solution-oriented specialists capable of making strategic decisions

•      Continuous communication.

Getting the financing mix right

Budget emphasises a shift from current to capital expenditure	As discussed in Chapter 3, the fiscal framework and projected public- sector borrowing requirement take into account rising infrastructure finance requirements, particularly in energy and transport, while maintaining a sustainable outlook for public debt.

Financing options

There are various ways to finance public infrastructure:

•

Financing from fiscal revenues, in which construction costs are paid from current or future tax revenues of national or local government. Generally, such financing would be considered for projects that promote redistribution, offer large external benefits to society, address market failures or provide services considered to be constitutional rights in poorer communities, such as education or rural roads.

•

Public entities finance infrastructure from internal reserves and debt raised in the capital markets. Repayment requires that sufficient revenue can be generated from user charges to cover the capital, operation and maintenance costs. State-owned enterprises and development finance institutions play an important role in expanding the number of projects that can be financed and delivered.

•

Hybrid financing, in which taxpayer contributions supplement funding for projects implemented by public entities. This is often used to ensure that poor communities have access to essential services normally paid for through user charges. Examples include water infrastructure connections for households that are financed partly on the national budget, with user charges for consumers.

•

Private-sector participation augments the state’s capacity to build and operate infrastructure. Public-private partnerships place the risk and responsibility for infrastructure development with the private sector, while retaining long-term public ownership. The private sector also makes a significant independent contribution to infrastructure funding in telecommunications, airlines, mining, small energy projects and community services, such as hospitals and education institutions.

Raising finance

Options to raise debt or equity for infrastructure include commercial banks, capital markets and development finance institutions.

The allocations for the MTEF period reflect projects that have been assessed and subsequently approved by accounting officers. These projects will receive budgeted funds.

CHAPTER 7: INFRASTRUCTURE

Building capacity

As noted from the World Cup experience, the inclusion of experienced engineers, project managers and other delivery experts will help to ensure better planning, assessment and implementation of projects. Training programmes continue to receive significant resources, while leadership programmes, mentoring schemes and opportunities for on-the-job learning are in place to ensure the appropriate acquisition and application of skills.

This is complemented by the following infrastructure-specific capacity building initiatives:

•      The infrastructure delivery improvement programme assists national and provincial departments with finance, training and technical assistance in planning, procurement, and project management. The programme team includes the National Treasury, the Development Bank of Southern Africa and the Construction Industry Development Board, supported by 45 technical assistants. Since its inception, R255 million has been spent on the programme, which will spend about a further R98 million a year over the MTEF period. The national and provincial departments of Education, Health, Public Works and provincial treasuries are currently benefitting from the programme. Several of these departments have set up dedicated infrastructure units. Assistance has been provided to the national Department of Education to develop a standardised approach to costing the construction of schools, which facilitates large-scale multiple-school building programmes and contracts.

Various government programmes are working to build infrastructure implementation capacity

•      The cities support programme, now under consideration, is designed to help cities with governance, spatial planning, public transport systems and environmental management – initially in eight metropolitan cities.

• The municipal infrastructure support agency is being set up by the Department of Cooperative Governance. It will deploy technical experts to assist rural municipalities that lack planning capacity.

•      The infrastructure skills development grant provides funding to train interns in engineering and spatial planning. Since 2011/12, the grant has paid for 150 graduates at six large municipalities and water boards. The grant will be extended to 43 smaller municipalities over the period ahead. Funding of R281 million is allocated over the medium term, providing for over 1 000 graduates to be trained.

•      The neighbourhood development programme aims to assist the development of townships by supporting well-planned capital projects. A cumulative R10 billion grant is committed to over 150 townships. It has more than 220 approved project plans with a value of R4.3 billion, and planned infrastructure spending over the MTEF period of R1.8 billion. Investment focuses on developing economic nodes and corridors, small business facilities, transport and utility infrastructure, parks and community facilities.

2012 BUDGET REVIEW

Building rigorous oversight capacity is part of ensuring public accountability	Building rigorous oversight capacity is critical to ensure that services are being delivered as intended. This will open the way for greater problem-solving to keep projects on track through all stages of the project cycle. It is also required to enforce public accountability among all parties responsible for or involved in service delivery. This will be supported by putting in place more robust operational processes and regulatory functions, bolstering risk management, stiffening penalties and encouraging continued learning from experience.

¡ Conclusion

Improved planning and management, alongside greater private-sector involvement, will support implementation	Government is investing on a large-scale to provide water, transport, electricity, telecommunications, housing and other infrastructure. These investments will remove critical bottlenecks and allow the economy and employment to grow at a more rapid pace; they will facilitate intra-regional and international trade; and they will allow South Africans to enjoy a better quality of life. Improved planning and management of infrastructure projects are critical if these outcomes are to be achieved, alongside accelerated private-sector investment.

8

Medium-term expenditure and division of revenue

¡ Enhancing growth and service delivery

Government is committed to accelerating the pace of economic expansion and job creation, ensuring that the benefits of growth are shared more equitably and improving the quality of service delivery. The 2012 Budget supports these objectives while encouraging more efficient and effective use of resources over the medium-term expenditure framework (MTEF) period.	Budget encourages a more efficient and effective use of public resources

Spending plans focus on developing infrastructure, supporting employment creation and improving local government services. These allocations complement efforts to transform the structure of the economy, broaden participation and reduce inequality. To promote more rapid recovery over the medium term, an economic competitiveness and support package is introduced. This initiative focuses on expanding manufacturing and trade, support for small businesses, investments in network infrastructure and identified special economic zones, and support for innovation and new technology.

South Africa has limited fiscal resources. In the context of an uncertain global outlook, public spending must be carefully managed to ensure maximum developmental impact and sustainable improvements in public services.	Spending must be managed to ensure improvements in public services

Spending trends

South Africa enjoyed strong economic growth from 2003 to 2008. This enabled government to significantly increase public spending. Since the global downturn began in 2008, economic performance has been weaker and government revenue has lagged behind expenditure growth. Between 2008/09 and 2011/12, government spending as a share of GDP increased from 30.8 per cent to 32.5 per cent.

2012 BUDGET REVIEW

Budget balances spending on personnel, goods and services, and capital assets in a manner consistent with developmental objectives	The 2012 Budget adds R55.9 billion to funds already allocated over the next three years. A balance is sought to ensure that spending on personnel, goods and services, and capital assets is consistent with government’s growth and broad-based development objectives. More moderate growth in the wage bill means that most of the additional resources are allocated to infrastructure, employment-related programmes, local government infrastructure and enhancing economic competitiveness.

Improving the efficiency of government by redirecting spending to priority areas is a central focus of the budget process. Departments and public entities have again cut budgets in selected areas and reprioritised these funds.

¡ Division of revenue

Nationally raised funds are apportioned through the division of revenue	In keeping with the requirements of the Constitution, nationally raised revenue is apportioned between national, provincial and local government in the Division of Revenue Bill. Provinces and municipalities receive equitable shares as a general allocation and conditional grants to achieve specific outputs. Funding is also set aside on national department budgets as allocations in-kind; these are used by national departments to provide services and infrastructure on behalf of provinces and municipalities. For statutory purposes, in-kind allocations form part of national expenditure.

CHAPTER 8: MEDIUM-TERM EXPENDITURE AND DIVISION OF REVENUE

The Explanatory Memorandum to the Division of Revenue explains the provincial and municipal allocations, and outlines how the division takes into account the recommendations of the Financial and Fiscal Commission. The memorandum is available as Annexure W1 of the Budget Review on the National Treasury website (www.treasury.gov.za).

Excluding a contingency reserve of R41.6 billion and provision made for debt-service costs, the MTEF provides for a total of R874.2 billion to be allocated in 2012/13, R941.2 billion in 2013/14 and R1 trillion in 2014/15. The 2012 Budget makes available a total of R83 billion above budget baseline, consisting of R55.9 billion in additional non-interest expenditure allocations, R20.2 billion in savings identified on national departments’ budgets, R5.4 billion from provincial conditional grants and R1.4 billion from local government conditional grants.	In aggregate, R83 billion is made available above baseline over MTEF period

National government receives R31.2 billion, provinces R19.4 billion and local government R5.3 billion of these allocations. Total non-interest spending, including the contingency reserve, grows by 9 per cent a year over the period ahead, or about 3.4 per cent in real terms.

In 2011/12, provinces in aggregate received 97.1 per cent of their budgets through transfers from national government. In the 2010/11 municipal financial year, transfers from other spheres accounted for 75 per cent of municipal budgets. Own revenues in the metropolitan municipalities account, on average, for 81 per cent of budgets, but in the poorest municipalities own revenues account for less than half of budgets.	Own revenues account for 81 per cent of metropolitan municipality budgets

Table 8.1 summarises the division of revenue for the 2012 Budget, taking account of the revenue-raising capacities and spending responsibilities of each sphere of government.

2012 BUDGET REVIEW

Table 8.1 Division of nationally raised revenue, 2008/09 – 2014/15

	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15
R million	Outcome			Revised estimate	Medium-term estimates
Debt-service cost	54 394	57 129	66 227	76 645	89 388	100 806	109 039
Non-interest expenditure	581 560	690 068	738 914	814 554	879 977	953 024	1 030 539
Percentage increase	19.0%	18.7%	7.1%	10.2%	8.0%	8.3%	8.1%

Total expenditure	635 953	747 197	805 141	891 199	969 365	1 053 830	1 139 579
Percentage increase	17.5%	17.5%	7.8%	10.7%	8.8%	8.7%	8.1%
Contingency reserve	—	—	—	—	5 780	11 854	24 000

Division of available funds
National departments	289 236	345 366	355 189	383 747	412 368	446 220	478 828
Provinces	246 836	293 164	322 822	362 626	384 487	411 092	437 004
Equitable share	201 796	236 891	265 139	291 736	309 057	328 921	349 351
Conditional grants	45 040	56 273	57 682	70 891	75 430	82 171	87 653
Local government	45 487	51 537	60 904	68 180	77 342	83 858	90 707
Equitable share[1]	25 560	23 845	30 541	32 876	37 873	40 582	43 639
General fuel levy sharing	—	6 800	7 542	8 573	9 040	9 613	10 190
Conditional grants	19 928	20 892	22 821	26 732	30 429	33 663	36 878

Total	581 560	690 068	738 914	814 554	874 197	941 170	1 006 539

Percentage shares
National departments	49.7%	50.0%	48.1%	47.1%	47.2%	47.4%	47.6%
Provinces	42.4%	42.5%	43.7%	44.5%	44.0%	43.7%	43.4%
Local government	7.8%	7.5%	8.2%	8.4%	8.8%	8.9%	9.0%

1.	With effect from 2006/07, the local government equitable share includes compensation for the termination of Regional Services Council (RSC) and Joint Services Board levies for metros and district municipalities From 2009/10 the RSC levies replacement grant is only allocated to district municipalities

Transfers to provinces

Table 8.2 shows the transfers to provinces for 2012 MTEF. After taking account of savings, R19.4 billion is added to the provincial fiscal framework over the next three years, of which R15 billion is added to the equitable share and R4.4 billion to conditional grants.

Table 8.2 Total transfers to provinces, 2010/11 – 2014/15

	2010/11	2011/12		2012/13	2013/14	2014/15
R million	Outcome	Budget	Revised	Medium-term estimates
Eastern Cape	47 460	53 016	53 815	56 624	60 095	63 347
Free State	20 211	22 497	22 909	24 051	25 410	26 682
Gauteng	58 919	65 094	65 647	70 168	75 618	81 160
KwaZulu-Natal	69 340	76 241	76 921	82 230	88 145	94 286
Limpopo	39 249	43 261	44 044	46 267	48 988	51 645
Mpumalanga	25 288	28 576	29 097	30 495	32 450	34 304
Northern Cape	9 090	10 216	10 681	11 337	11 960	12 605
North West	21 294	23 813	24 257	25 554	27 289	28 938
Western Cape	31 972	34 910	35 255	37 581	40 328	43 178
Unallocated	—	305	—	180	809	858

Total	322 822	357 929	362 626	384 487	411 092	437 004

Additions to the equitable share provide for the carry-through costs of the higher-than-anticipated wage settlement in 2011, the expansion of grade R in public ordinary schools, the extension of no-fee schools and the standardisation of subsidies paid to early childhood development centres.

CHAPTER 8: MEDIUM-TERM EXPENDITURE AND DIVISION OF REVENUE

Over the MTEF period, an additional R3.5 billion is added to conditional grants in the health sector, including provision for hospital revitalisation, piloting of national health insurance district health services, and the expansion of HIV and Aids prevention and treatment programmes. Conditional grants to provinces by sector are shown in Table 8.3.

The Department of Health is working with the Council for Scientific and Industrial Research and the Development Bank of Southern Africa to strengthen health infrastructure delivery. A detailed audit on the state of health facilities will be concluded in early 2012 and future infrastructure plans will take this data into account.

Funds are reallocated within health conditional grants to create the new nursing colleges and schools grant, amounting to R450 million over the three-year spending period to fund the rehabilitation and upgrading of these facilities. The national department will exercise a greater oversight role in the provincial procurement process.	Funds allocated to rehabilitate and upgrade nursing colleges

Additions to the human settlements development grant of R1 billion over the medium term provide for informal settlements upgrading, increasing the three-year baseline amount for the grant to R50.5 billion.

The expanded public works programme grants have been restructured and simplified so that provinces and municipalities are better positioned to create jobs. The in-year calculation of performance and incentive payouts earned under the previous structure of the incentive grants made it difficult for provinces and municipalities to plan for and spend the grant effectively. From 2012/13, provinces and municipalities will be given greater certainty on the size of their allocations and more guidance on how to implement labour-intensive projects. The incentive to create jobs will be preserved by including past performance as a factor in calculating allocations for the grant.	Expanded public works grants restructured to encourage provinces and municipalities to create jobs

2012 BUDGET REVIEW

Table 8.3 Conditional grants to provinces, 2011/12 – 2014/15

	2011/12	2012/13	2013/14	2014/15
R million	Revised estimate				Total for MTEF
Agriculture, Forestry and Fisheries	1 652	2 066	2 147	2 194	6 407
Comprehensive agricultural support programme[1]	1 189	1 535	1 600	1 665	4 800
Ilima/Letsema projects	405	416	438	461	1 315
Land care programme: Poverty relief and infrastructure development	58	116	109	68	292
Arts and Culture	570	565	598	632	1 794
Community library services	570	565	598	632	1 794
Basic Education	10 737	11 247	11 923	12 321	35 491
Dinaledi schools	70	100	105	111	316
Education infrastructure[1]	5 678	5 822	6 198	6 270	18 290
HIV and Aids (life skills education)	199	209	220	233	661
National school nutrition programme	4 579	4 906	5 179	5 474	15 559
Technical secondary schools recapitalisation	211	209	221	233	664
Cooperative Governance and Traditional Affairs	—	180	190	201	571
Provincial disaster	—	180	190	201	571
Health	23 877	25 692	28 750	31 794	86 235
Comprehensive HIV and Aids	7 398	8 763	10 534	12 211	31 508
Forensic pathology services	590	—	—	—	—
Health infrastructure	1 690	1 621	1 721	1 836	5 179
Health professions training and development	1 977	2 076	2 190	2 322	6 588
Hospital revitalisation	4 172	4 104	4 184	4 556	12 844
National health insurance	—	150	350	500	1 000
National tertiary services	8 049	8 878	9 620	10 168	28 667
Nursing colleges and schools	—	100	150	200	450
Higher Education and Training	4 375	4 757	5 318	5 618	15 693
Further education and training colleges	4 375	4 757	5 318	5 618	15 693
Human Settlements	15 122	15 726	16 984	17 808	50 518
Human settlements development[1]	15 122	15 726	16 984	17 808	50 518
National Treasury	1 090	—	—	—	—
Infrastructure grant to provinces	1 090	—	—	—	—
Public Works	2 161	2 429	2 671	2 824	7 924
Devolution of property rate funds	1 803	1 919	2 052	2 168	6 138
Expanded public works programme integrated grant for provinces	157	293	362	383	1 038
Social sector expanded public works programme incentive grant for provinces	200	217	258	273	748
Sport and Recreation South Africa	452	470	498	526	1 493
Mass participation and sport development	452	470	498	526	1 493
Transport	10 856	12 299	13 093	13 736	39 128
Gautrain rapid rail link	5	—	—	—	—
Provincial roads maintenance[1]	6 697	7 982	8 540	8 953	25 475
Public transport operations	4 153	4 317	4 553	4 783	13 652

Total conditional grants	70 891	75 430	82 171	87 653	245 255

Indirect transfers	700	2 315	5 189	5 500	13 004
School infrastructure backlogs	700	2 315	5 189	5 500	13 004

1.	Includes funding for disasters

CHAPTER 8: MEDIUM-TERM EXPENDITURE AND DIVISION OF REVENUE

Transfers to local government

Table 8.4 sets out the proposed transfers to local government over the three-year period. Direct transfers to local government increase by R5.3 billion over the baseline allocations. Of this, R2.2 billion is added to the equitable share and R3.1 billion to conditional grants. Additions to the equitable share provide for increased support for the institutional costs of poor municipalities and for the anticipated increase in the costs of basic services in the second and third years of the MTEF period.

Providing basic services infrastructure to cater for growing populations while eliminating backlogs is a major challenge for larger cities. Over the next three years, R2.9 billion is added to the urban settlements development grant to accelerate the upgrading of informal settlements. This increases the total baseline to R27 billion over the medium term. An additional R600 million has been provided to extend the electricity demand-side management grant so that more municipalities can retrofit energy-saving technologies in public lighting and buildings. The regional bulk infrastructure grant, which provides bulk water to municipalities, increases by R1.8 billion, bringing the three-year baseline to R8.8 billion.	Additional support to help cities provide basic infrastructure

Improving the performance of government

National departments are responsible to support and oversee provinces and municipalities, and need the skills and capacity to steer implementation through legislated norms and standards. They also need to balance the tension between supporting institutions and holding them accountable.

Institutional challenges in provinces and municipalities require long-term remedial action. The challenges are manifest in persistent overspending on personnel, which reduces funds for infrastructure and service delivery. New rules aimed at regulating aspects of infrastructure delivery are under consideration to take effect next year. Organisational designs will soon be introduced to prevent appointments being made without budgets and to ensure that the right skills are obtained through appointments. Stronger internal controls should return provinces to sustainable cash positions.	Steps being taken to improve financial management in provinces and municipalities

Although the deterioration in municipal finances is slowing, financial management in many municipalities needs attention. Municipalities need to find the right balance between investing in new infrastructure, clearing backlogs and spending on maintenance to avoid disruption of services. Benchmarks for expenditure on asset management and a change of emphasis in some conditional grants will improve the situation in the period ahead. Recent legislative amendments will help distinguish between managerial and political accountability.

2012 BUDGET REVIEW

Table 8.4 National transfers to local government, 2008/09 – 2014/15

	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15
R million	Outcome			Revised estimate	Medium-term estimates
Direct transfers
Equitable share and related	25 560	23 847	30 541	32 876	37 873	40 582	43 639
Fuel levy sharing	—	6 800	7 542	8 573	9 040	9 613	10 190
Infrastructure	18 562	18 759	20 870	24 846	28 029	31 222	34 301
Municipal infrastructure grant	6 986	8 788	9 704	11 444	13 882	14 643	15 764
Urban settlement development grant	3 572	4 418	4 968	6 267	7 392	9 077	10 546
Public transport infrastructure and systems grant	2 920	2 418	3 699	4 803	4 988	5 550	5 871
Integrated national electrification programme grant	589	900	1 033	1 097	1 151	1 315	1 488
Neighbourhood development partnership grant	181	508	832	750	578	598	591
2010 FIFA World Cup stadiums development grant	4 295	1 661	302	—	—	—	—
Rural roads asset management grant	9	13	10	35	37	39	41
Municipal drought relief grant	9	54	320	450	—	—	—
Capacity building and other current transfers	1 366	2 132	1 951	1 886	2 400	2 440	2 577
2010 FIFA World Cup host city operating grant	—	508	210	—	—	—	—
Financial management grant	180	300	365	424	403	425	449
Municipal systems improvements grant	200	200	212	220	230	243	257
Expanded public works programme incentive grant for municipalities	—	100	280	420	599	702	744
Infrastructure skills development grant	—	—	—	—	75	100	106
Water services operating subsidy grant	986	849	664	542	562	421	450
Electricity demand side management grant	—	175	220	280	200	200	200
Municipal disaster grant	—	—	—	—	330	350	371

Sub total direct transfers	45 487	51 537	60 904	68 180	77 342	83 858	90 707

Indirect transfers
Infrastructure transfers	2 038	2 763	2 682	3 781	4 956	5 348	5 509
Regional bulk infrastructure grant	441	577	851	1 686	2 517	2 922	3 351
Backlogs in the electrification of clinics and schools	90	149	—	—	—	—	—
Backlogs in water and sanitation at clinics and schools	186	350	—	—	—	—	—
Integrated national electrification programme (Eskom) grant	1 241	1 616	1 720	1 738	1 879	1 983	2 099
Neighbourhood development partnership grant	80	70	50	100	80	55	58
Rural households infrastructure grant	—	—	62	258	480	389	—
Capacity-building and other current transfers	380	326	314	247	133	313	328
Financial management grant (DBSA)	50	—	—	—	—	—	—
Electricity demand-side management grant	—	75	109	119	—	—	—
Water services operating subsidy grant	330	251	205	128	133	313	328

Sub total indirect transfers	2 418	3 088	2 996	4 029	5 088	5 661	5 836

Total	47 906	54 626	63 899	72 209	82 430	89 519	96 543

CHAPTER 8: MEDIUM-TERM EXPENDITURE AND DIVISION OF REVENUE

¡ Expenditure outcome and revised estimate: 2010/11 and 2011/12

Expenditure on national votes (including transfers to provinces and municipalities) amounted to R805.1 billion in 2010/11, out of a total adjusted appropriation of R817.4 billion, or 98.5 per cent of available funds. Provinces spent R330.7 billion against an adjusted budget of R340.1 billion, or 97.2 per cent of their budgets. Municipalities underspent their budgets by a net R16.7 billion (2009/10: R16.8 billion).	Municipalities underspent their budgets by a net R16.7 billion in 2010/11

Overspending on personnel costs is evident in several provincial education and health departments, with underspending apparent in the transport and human settlements votes. The revised estimate of expenditure for 2011/12 shows projected underspending of R8.3 billion on national department allocations and provincial overspending of R4.8 billion, or 1.3 per cent.

¡ Consolidated government expenditure

Trends in consolidated government expenditure are set out in Table 8.5.

Table 8.5 Consolidated government expenditure by function, 2011/12 – 2014/15

	2011/12	2012/13	2013/14	2014/15	Average annual growth
R million	Revised estimate	Medium-term estimates			2008/09– 2011/12	2011/12– 2014/15
General public services	52 068	51 991	55 413	58 631	5.9%	4.0%
Defence	38 367	41 617	44 348	46 992	7.3%	7.0%
Public order and safety	90 544	97 991	104 530	110 575	11.0%	6.9%
Police services	60 886	65 047	69 653	73 675	11.9%	6.6%
Law courts	13 325	15 092	16 000	16 892	10.7%	8.2%
Prisons	16 333	17 852	18 877	20 008	8.0%	7.0%
Economic infrastructure	81 494	83 595	90 224	98 298	3.0%	6.4%
Communication	2 471	2 461	2 581	2 729	-4.4%	3.4%
Fuel and energy	6 659	6 218	6 186	6 808	-19.2%	0.7%
Transport	72 364	74 917	81 457	88 760	6.9%	7.0%
Economic services and environmental protection	53 077	61 393	66 439	70 575	11.4%	10.0%
Local government, housing and community amenities	107 482	120 051	129 576	139 322	16.7%	9.0%
Housing development	27 589	28 792	31 099	32 568	18.9%	5.7%
Local government and community development	51 639	59 134	64 476	68 326	16.6%	9.8%
Water supply	28 253	32 125	34 000	38 429	15.1%	10.8%
Health	113 796	121 906	130 536	139 352	13.9%	7.0%
Recreation and culture	9 043	8 571	9 543	9 940	-6.0%	3.2%
Education	195 483	207 281	223 100	236 067	14.2%	6.5%
Social protection	144 693	157 930	171 394	184 792	11.1%	8.5%
Science and technology	9 856	10 797	11 333	12 116	8.1%	7.1%

Allocated expenditure	895 903	963 123	1 036 435	1 106 660	11.1%	7.3%
Debt-service cost	76 645	89 388	100 806	109 039	12.1%	12.5%
Contingency reserve	—	5 780	11 854	24 000
Unallocated	—	30	30	—

Consolidated expenditure[1]	972 547	1 058 321	1 149 125	1 239 699	11.1%	8.4%

1.	Consisting of national, provincial, social security funds and selected public entities. Refer to Annexure W2 for a detailed list of entities included.

2012 BUDGET REVIEW

Consolidated government expenditure is projected to reach R1.2 trillion in 2014/15	These estimates include spending by provinces, government agencies, public entities and transfers to municipalities, but do not include municipal spending from own revenue. Consolidated government expenditure is projected to increase from R972.5 billion in 2011/12 to R1.2 trillion in 2014/15, largely financed through the national budget. Over the MTEF, non-interest government expenditure grows by an annual average of 8.4 per cent, compared with annual average growth of 11.1 per cent over the previous three years. State debt cost, in contrast, increases by 12.5 per cent over the MTEF period, compared with an annual average increase of 12.1 per cent over the previous three years.

The budget framework includes a contingency reserve of R5.8 billion, R11.9 billion and R24 billion over the next three years, which allows for new priorities or unavoidable commitments to be accommodated within the projected framework. Additional allocations and adjustments to consolidated expenditure plans by spending category over the MTEF period are summarised in Table 8.6.

Estimates of National Expenditure provides greater detail on national government spending	The Estimates of National Expenditure provides greater detail on national government spending across all departments. The Explanatory Memorandum to the Division of Revenue describes in detail the transfers to provincial and local government. The spending plans of provinces are published in the two weeks following the tabling of the national budget, and draft budgets of municipalities are tabled in municipal councils by 31 March (90 days before commencement of the municipal financial year).

¡ Revised medium-term expenditure plans

Job creation

Additional support for a range of public employment initiatives	Job creation is a central priority of government. An additional R4.8 billion over the 2012 MTEF period is provided for the expanded public works programme, bringing its allocations to a total of R77.8 billion.

•      The community work programme receives an additional R3.5 billion, enabling the number of people employed to increase to 332 000 in 2014/15 from 89 689 in March 2011. This initiative guarantees participants 100 days of work on local community priorities.

•      The natural resource management programme (Working for Water, Working on Fire) receives an additional R1.1 billion, providing for a total of 135 006 jobs over the medium term from 114 000 jobs in April 2011.

• The non-state sector programme receives an additional R345 million, which will fund about 127 009 cumulative short-term jobs by 2014/15 – up from 48 358 jobs in April 2011.

The National Rural Youth Services Corps receives an additional R200 million over the next three years. This skills development programme for rural youth has enrolled 7 500 participants and plans to enrol an additional 5 000 per year over the next three years.

An additional allocation of R300 million over the MTEF period will support the creation of about 16 000 short-term jobs through the Mzansi Golden Economy strategy in the arts and culture sector.

CHAPTER 8: MEDIUM-TERM EXPENDITURE AND DIVISION OF REVENUE

Table 8.6 2012 Budget priorities – additional MTEF allocations, 2012/13 – 2014/15

R million	2012/13	2013/14	2014/15	Total
Job creation
Community work programme	590	1 089	1 780	3 459
Working for water	150	200	400	750
Working on fire	80	100	200	380
Mzansi Golden Economy	50	100	150	300
National rural youth service corps	200	—	—	200
Other job related items	145	429	524	1 098
Education and related functions
Equalisation of no-fee schools and expansion of access to Grade R	—	1 116	1 899	3 015
Annual national assessments	—	75	160	235
University infrastructure	150	300	400	850
Health and social protection
National health insurance pilot project	150	350	500	1 000
HIV and Aids and ARVs	—	—	968	968
Revitalisation of hospital infrastructure	—	132	294	426
Early childhood development	—	650	700	1 350
Economic infrastructure
Passenger Rail Agency of South Africa (rolling stock)	—	—	4 000	4 000
Sentech: Digital terrestrial television (DTT) infrastructure	—	141	—	141
SABC: Digital library and Playout centre	—	76	62	138
Integrated national electrification programme (municipal) grant	—	100	200	300
Electricity demand-side management grant: Eskom (solar water geysers)	1 000	1 700	2 000	4 700
Electricity demand-side management grant: (municipalities)	200	200	200	600
Repair of flood damaged infrastructure	1 302	1 125	665	3 092
Signalling and depot infrastructure	279	350	400	1 029
Human settlements and community amenities
Regional bulk infrastructure grant	382	606	896	1 884
Informal settlement upgrading: Local conditional grant	—	950	1 931	2 881
Informal settlement upgrading: Provincial conditional grant	139	526	363	1 028
Social housing	220	200	200	620
Economic support and environmental affairs
Upgrading of tourism facilities: SANPARKS	—	150	200	350
Special economic zones	500	750	1 000	2 250
Manufacturing competitiveness enhancement programme	1 250	2 000	2 500	5 750
Green fund	300	500	—	800
General public services
Who Am I project	—	349	425	774
Border post infrastructure upgrading	110	130	160	400
Defence, public order and safety
Court infrastructure	100	100	100	300
Strategic defence procurement programme	150	200	250	600
Compensation of employees adjustment	5 688	6 249	6 757	18 694
Other priorities	5 862	5 212	7 534	18 608

Total	18 997	26 155	37 818	82 970

2012 BUDGET REVIEW

Education

Education remains the largest category of government spending	Education remains the largest category of government spending. Improving the quality of education is the key to sustaining long-term growth and reducing inequality. Progress has been made in expanding access, including the phasing in of no-fee schools. Over the medium term, government’s primary objectives are to improve the quality of education at all levels and to reduce skills shortages in the labour market.

Table 8.7 Education expenditure, 2008/09 – 2014/15

	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2012
R million	Outcome			Revised estimate	Medium-term estimates			MTEF total
National departments	15 839	17 635	20 014	23 173	26 912	31 571	33 579	92 062
Provinces	107 198	125 878	137 967	156 973	163 855	173 935	183 773	521 562
Public entities	8 121	9 218	9 213	15 338	16 515	17 595	18 714	52 824

Total	131 158	152 731	167 193	195 483	207 281	223 100	236 067	666 448

Of which:
Compensation of employees	84 855	100 125	111 037	124 172	128 640	135 317	142 674	406 631
Goods and services	12 116	13 628	13 673	16 975	18 286	20 154	21 442	59 882
Capital expenditure	5 164	5 901	5 811	7 975	10 282	13 395	13 872	37 549

Spending on education increased by an annual average of 12.9 per cent from 2008/09 to 2011/12, and will grow from R207.3 billion in 2012/13 to R236.1 billion in 2014/15, at an average annual growth rate of 6.7 per cent. Provincial education spending is expected to grow by 5.9 per cent over the next three years from R163.9 billion in 2012/13 to R183.8 billion in 2014/15. Additional allocations of R18.8 billion over the medium term are accommodated, mainly for baseline adjustments in provincial education departments and for other key objectives.

Funding to equalise per learner subsidies paid to the poorest 60 per cent of schools	Over the medium term, funding is added to the provincial equitable share to equalise per learner subsidies paid to the poorest 60 per cent of schools and to increase access to grade R. Learner performance in literacy and numeracy remains a challenge, as shown by national assessments of all grade 3 and 6 learners conducted in 2011. The assessments identify problem areas in each school and allow for tailored interventions to be developed. An amount of R235 million is added to the baseline of the national department over the three-year spending period to extend assessments to grade 9 and to strengthen the assessments in grades 1 to 6. Learner and teacher workbooks in literacy and numeracy will be provided to all grade 1 to 9 learners from 2012.

Support for poor students to attend universities and colleges	Over the three-year period, R17.1 billion is allocated to the National Student Financial Aid Scheme to provide poor students with loans and bursaries. An additional R850 million is allocated to improve university infrastructure, including student accommodation facilities.

Health and social protection

Medium-term priorities in health include infrastructure, the comprehensive HIV and Aids treatment and prevention programme, and hospital revitalisation. Progress in these areas will strengthen the public health system, paving the way for the introduction of national health insurance.

CHAPTER 8: MEDIUM-TERM EXPENDITURE AND DIVISION OF REVENUE

The health sector is allocated an additional R12.3 billion over the next three years. Of this, R1 billion is allocated for national health insurance pilot projects and increasing primary health care visits. The health insurance project will include establishing 10 pilot district sites and developing an improved district health authority model. Functioning models of a reengineered primary health care system will be established.	R1 billion for national health insurance pilot projects and increased primary care

To improve health infrastructure, R450 million has been provided to upgrade about 30 nursing colleges. A further R426 million is allocated to the initial stages of a large-scale revitalisation project to be conducted through public-private partnerships. The hospitals are Chris Hani, King Edward, George Mukhari, Limpopo Academic and Nelson Mandela Academic.

Table 8.8 Health and social protection expenditure, 2008/09 – 2014/15

	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2012
R million	Outcome			Revised estimate	Medium-term estimates			MTEF total
National departments	73 001	87 055	92 804	103 414	111 391	119 970	129 061	360 422
Provinces	80 871	94 781	105 007	119 705	128 745	138 312	147 672	414 729
Public entities	28 620	31 533	33 692	35 370	39 700	43 648	47 411	130 759

Total	182 493	213 369	231 503	258 489	279 837	301 930	324 144	905 911

Of which:
Compensation of employees	49 754	52 020	60 942	69 009	75 141	80 162	85 457	240 759
Goods and services	29 754	34 119	35 176	39 381	41 609	45 218	48 615	135 442
Capital expenditure	7 418	8 027	7 817	10 274	10 109	10 312	10 739	31 160

To accommodate provision of antiretroviral treatment at the CD4 threshold of 350, an additional R968 million is made available over the medium term, bringing the number of antiretroviral recipients from 1.5 million in 2011 to about 3 million by 2014/15. This will be funded through provincial conditional grants.

An additional R1.4 billion is allocated over the medium term to support early childhood development programmes, and the implementation of an in-house and community-based childcare and protection programme (Isibindi). This will increase access to early childhood development from the current 500 000 to 580 000 children, and will cater for the increase in subsidy from R12 to R15 per child per day over the MTEF period. The Isibindi model will serve 858 000 children and adolescents, with a focus on rural communities, orphans and child-headed households. About 10 000 youth workers will be employed in this programme.	Early childhood development programmes to be expanded

Allocations for social assistance will grow from R111.2 billion in 2012/13 to R129 billion in 2014/15, at an average annual growth rate of 7.9 per cent. The increase will cater for the expected increase in the social grant beneficiaries from 15.6 million in 2012/13 to 16.8 million in 2014/15. A new payment model for social grants is being implemented to improve grant administration.	A new payment model will improve social grant administration

2012 BUDGET REVIEW

Economic infrastructure

Devolution of provincial bus services to large municipalities is a step towards integrated public transport	With an additional R14 billion allocated over the medium term, the budget for economic infrastructure increases from R83.6 billion in 2012/13 to R98.3 billion in 2014/15, rising by an annual average of 8.4 per cent. Provincial transport expenditure increased marginally between 2008/09 and 2011/12, from R12.3 billion to R13.7 billion. Public transport expenditure in provinces provides for the operational subsidisation of bus services. These services will largely be devolved to metropolitan municipalities, allowing for the development of integrated public transport networks that are aligned with rail and bus rapid transit systems.

Table 8.9 Economic infrastructure expenditure, 2008/09 – 2014/15

	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2012
R million	Outcome			Revised estimate	Medium-term estimates			MTEF total
National departments	23 016	40 758	32 508	14 915	15 767	16 159	17 479	49 406
Provinces	29 445	29 303	28 194	30 822	30 329	32 074	34 388	96 791
Public entities	22 222	32 333	29 342	35 757	37 499	41 991	46 430	125 920

Total	74 683	102 394	90 044	81 494	83 595	90 224	98 298	272 117

Of which:
Compensation of employees	7 193	8 425	9 355	10 664	11 642	12 490	13 256	37 388
Goods and services	13 773	16 547	18 009	21 431	22 334	23 809	25 155	71 298
Capital expenditure	18 458	24 634	20 658	25 301	23 716	25 934	30 107	79 756

Rail commuter transport services are severely constrained by the age and poor condition of much of the rolling stock. A Cabinet-approved programme to replace the current fleet will be phased in over 20 years.

In 2014/15, an additional R4 billion is allocated to the Passenger Rail Agency of South Africa to begin purchasing 233 coaches. The agency also receives R1 billion to build three depots and upgrade signalling in Gauteng, KwaZulu-Natal and the Western Cape.

Steps to roll out digital terrestrial television and transition from analogue programming	Over the medium term the Department of Communications plans to roll out digital terrestrial television. Sentech will receive R141 million to purchase 30 television and 30 radio transmitters. A total of R643 million is provided over the period for the dual illumination of analogue and digital television, and for digital broadcasting infrastructure. To ensure analogue programming content is available in digital format, a playout centre will be established and technology provided for a digital library for the South African Broadcasting Corporation, for which it receives R138 million as part of a total allocation of R478.6 million.

Initiatives to address the impact of limited electricity supply	In energy, the focus is on demand-side management to address the impact of limited supply until new generation capacity comes online. Over the medium term, Eskom receives R4.7 billion to complete installation of 1 million solar water geysers. An additional R600 million is allocated to municipalities to install low-energy lighting, water treatment pumps and traffic signals. To support electrification of informal settlements, an additional R300 million is allocated to the integrated national electrification programme, which has previously focused on formal household connections.

CHAPTER 8: MEDIUM-TERM EXPENDITURE AND DIVISION OF REVENUE

Financing the Gauteng freeway improvement project

The Gauteng freeway improvement project began in 2007. It involves widening, upgrading, surfacing, and building or rebuilding 185km of the road network, and the provision of associated infrastructure. Debt-financed investments for these upgrades totalled R20 billion.

Tolling enables the South African National Roads Agency (SANRAL) to construct and maintain a strategic national highway network to standards that cannot be afforded across the entire road system. Road users benefit through lower vehicle operating costs, improved road safety and time savings. Tolls also contribute, over time, to reducing congestion on major routes. Taxis and other public transport operators will be exempt from tolls on the Gauteng freeway network.

However, the impact of introducing toll fees in a metropolitan environment has raised affordability concerns. To allow for lower tariffs on the Gauteng freeway network and steeper discounts for regular road-users, a special appropriation of R5.75 billion is proposed in the 2011/12 financial year.

To ensure sustainability, attention will be given to alternative routes that can support mobility, with more focus on maintenance of the entire network. Continued investment in rapid public transport networks in metropolitan areas aims to attract more users to scheduled, safe and affordable services.

Human settlements and community amenities

Investment in municipal infrastructure provides for the extension of basic services and is a key component in government’s developmental strategy. Spending under this function increased by 12.1 per cent a year from 2008/09 to 2011/12, and will grow from R120.1 billion in 2012/13 to R139.3 billion in 2014/15, at an average annual growth rate of 9 per cent. National spending is expected to grow by 8.5 per cent over the next three years, from R73.7 billion in 2012/13 to R86.7 billion in 2014/15. Additional allocations of R9.9 billion over the medium term are accommodated, mainly for service delivery expansion.	Allocations to support extension of basic services

Table 8.10 Local government, housing and community amenities expenditure, 2008/09 – 2014/15

	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2012
R million	Outcome			Revised	Medium-term estimates			MTEF total
National departments	39 328	47 897	56 153	63 878	73 689	81 477	86 667	241 833
Provinces	13 952	16 154	18 840	22 439	22 012	22 571	23 340	67 923
Public entities	14 294	15 677	16 276	21 165	24 349	25 528	29 316	79 194

Total	67 574	79 728	91 268	107 482	120 051	129 576	139 322	388 949

Of which:
Compensation of employees	5 690	6 844	7 687	8 744	9 655	10 342	11 053	31 049
Goods and services	7 409	8 397	7 384	8 662	11 485	13 242	14 280	39 006
Capital expenditure	4 556	5 784	5 813	10 430	11 684	11 031	12 782	35 497

A key focus is to develop sustainable settlements. Additional funding of R1 billion is allocated to the human settlements development grant to support informal settlement upgrading in provinces. About 58 per cent of households in informal settlements are in the eight metropolitan municipalities, and R950 million in 2013/14 and R1.9 billion in 2014/15 has been added to the urban settlements development grant for informal settlement upgrading.	R1 billion to support informal settlement upgrading in provinces

The Department of Water Affairs is allocated R400 million to build a wastewater treatment plant in Sedibeng district municipality; R889 million to construct regional bulk water distribution systems in Sekhukhune district municipality to connect with De Hoop dam; and R595 million for water and wastewater systems in the OR Tambo District municipality.

2012 BUDGET REVIEW

Social housing projects to benefit households earning between R1 500 and R7 500 a month	Funding in local government, housing and community amenities has been reprioritised to reflect revised implementation schedules and to support a more focused approach to delivery. Over the MTEF period, R680 million is shifted from the neighbourhood development partnership grant to subsidise investment in social housing projects targeted at households with earnings between R1 500 and R7 500 a month. Funds from the underperforming rural household infrastructure grant have been shifted to the regional bulk infrastructure grant; from 2014/15 this grant is incorporated into the municipal infrastructure grant to allow for improved planning, delivery and maintenance of sanitation services.

Substantial increases to the finance-linked individual subsidy programme will be introduced in the 2012 budget. This subsidy aims to improve households’ ability to access home loans by providing a deposit. The subsidy value that households earning between R3 500 and R15 000 per month can access has increased from R54 000 to R83 000 on a maximum property value of R300 000. These changes will improve participation of low- and middle-income working families in housing programmes, and keep the subsidy level aligned with residential property market price trends.

Economic services and environmental protection

Over the medium term, spending on economic services and environmental protection increases by an annual average of 7.2 per cent, reaching R70.6 billion in 2014/15. An additional allocation of R15.8 billion is provided over the period.

Table 8.11 Economic services and environmental protection expenditure, 2008/09 – 2014/15

	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2012
R million	Outcome			Revised estimate	Medium-term estimates			MTEF total
National departments	16 789	17 021	19 691	23 536	27 965	31 189	33 516	92 670
Provinces	13 527	15 484	15 711	16 744	18 211	19 364	20 369	57 944
Public entities	8 072	9 511	11 024	12 797	15 217	15 886	16 690	47 793

Total	38 388	42 016	46 425	53 077	61 393	66 439	70 575	198 406

Of which:
Compensation of employees	10 034	12 567	13 104	15 244	17 050	18 264	19 355	54 669
Goods and services	10 968	13 528	15 331	17 901	21 625	22 735	24 753	69 113
Capital expenditure	2 429	2 009	2 438	2 871	2 501	2 244	1 944	6 689

Economic support and environmental protection

Additional R350 million to help SANParks upgrade visitor capacity	Protecting South Africa’s ecological heritage benefits the environment and can yield economic benefits through tourism. An additional R350 million is allocated over the medium term for South African National Parks to acquire and upgrade tourism infrastructure, increasing capacity from 4.5 million visitors in 2011/12 to a target of 4.7 million by 2014/15. Funds have also been allocated to provide equipment for institutions supporting environmental management.

CHAPTER 8: MEDIUM-TERM EXPENDITURE AND DIVISION OF REVENUE

Climate change and the environment

Improving environmental management and addressing climate change are key policy objectives. Government is making progress on a number of fronts.

•

South Africa hosted the 17th Conference of the Parties to the United Nations Framework Convention on Climate Change in Durban at the end of 2011. The conference succeeded in extending the Kyoto Protocol until 2017 and approved the Durban Platform, which provides a roadmap towards an accord that will apply to all emitters of greenhouse gases. The meeting also launched a global fund to help developing countries mitigate climate change.

•

Cabinet endorsed a strategy and action plan for sustainable development in November 2011. The plan includes over 100 interventions to promote five priorities: sustaining ecosystems and using natural resources efficiently, building sustainable communities, promoting a green economy, responding effectively to climate change, and enhancing systems for planning and implementation. Interventions cut across multiple government functions and funding instruments.

•	Government will initiate a national green fund in April 2012, with capitalisation of R800 million over two years to support green-economy activities.

The Department of Trade and Industry will receive an additional R150 million for equipment and facilities for the National Metrology Institute of South Africa.

An economic competitiveness support package to promote more rapid recovery and job creation is introduced in the 2012 MTEF; the six-year programme receives R9.5 billion over the medium term.

Economic competitiveness and support package

Department	Programme	Objective
Trade and Industry	Manufacturing competitiveness enhancement programme: R5.8 billion	Provide strengthened financial support to manufacturers to enhance competitiveness.

	Special economic zones: R2.3 billion	To finance special economic zones.

Agriculture, Forestry and Fisheries	Provincial and rural agricultural colleges: R150 million	For research, facilities improvement, equipment acquisition and increasing student intake.

	Agricultural Research Council: R400 million	Research and production of animal vaccines; support to smallholder farmers.

Mineral Resources	Council for Geoscience: R200 million	Upgrade laboratory equipment and facilities.

	Council for Mineral Technology: R150 million	For mineral projects: semi-precious gemstones, rare earth pilot plant, metal atomising plant, mining discharge and exposed rocks facilities.

Science and Technology	Technology localisation: R60 million	Support local and technology-intensive manufacturers.

	Internship programme: R110 million	Placement of postgraduate students at small companies.

	Research: R180 million	Commercialise new technology in satellite development, titanium, nanotechnology, renewable energy and waste.

2012 BUDGET REVIEW

Agriculture and rural development

Government aims to improve the effectiveness of land usage and agricultural productivity. Over the medium term, the Department of Agriculture, Forestry and Fisheries receives a total allocation of R18.1 billion, of which R1.9 billion is an additional allocation.

Further support for agricultural productivity and emerging farmers	The Land Bank receives R1 billion over the medium term. This amount represents the remaining recapitalisation amount owed to the bank to support its developmental mandate. An additional R995 million has been made available to the Department of Agriculture, Forestry and Fisheries for the comprehensive agricultural support programme. Under the economic competitiveness and support package, R150 million is made available for provincial and municipal agricultural colleges. The Department of Rural Development and Land Reform has prioritised the settlement of 4 000 restitution claims over the MTEF period.

Science and technology

Support for research and innovation	The medium-term priorities in science and technology include space science, bioeconomy and energy research, and stimulating scientific and technological innovation. Spending in these areas is intended to enhance public-sector infrastructure and job creation initiatives, and to promote more rapid economic growth. The Department of Science and Technology and its portfolio of science councils receive R34.2 billion over the 2012 MTEF.

Table 8.12 Science and technology expenditure, 2008/09 – 2014/15

	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2012
R million	Outcome			Revised estimate	Medium-term estimates			MTEF total
National departments	2 253	2 680	1 960	1 815	2 324	2 829	3 109	8 263
Public entities	5 541	6 007	7 044	8 041	8 473	8 503	9 006	25 983

Total	7 794	8 686	9 003	9 856	10 797	11 333	12 116	34 246

Of which:
Compensation of employees	2 427	2 674	3 021	3 369	3 524	3 730	4 006	11 260
Goods and services	2 212	2 417	2 615	2 951	3 052	3 157	3 269	9 479
Capital expenditure	373	371	379	459	689	560	701	1 950

Over the next three years, total expenditure increases to R12.1 billion in 2014/15, at an average annual rate of 8 per cent. Of this, R1 billion goes to the economic competitiveness and support package, as follows:

• R400 million to the Agricultural Research Council for research into vaccines, crop production and extension services to smallholder farms.

• R350 million for technology localisation and research

• R200 million to the Council for Geoscience for minerals and energy research

• R150 million to Mintek for upgrading laboratories and mining research.

CHAPTER 8: MEDIUM-TERM EXPENDITURE AND DIVISION OF REVENUE

General public services

With an additional R5.4 billion allocated over the medium term, the budget for general public services increases from R141.4 billion in 2012/13 to R167.7 billion in 2014/15, rising by an annual average of 8.4 per cent. Provincial spending is expected to grow by 4.3 per cent over the next three years, from R16.2 billion in 2012/13 to R18.7 billion in 2014/15.

In the two outer years, the Department of Home Affairs receives an additional R774 million for an integrated information technology system that will help the department to process transactions for issuing documents, certificates, permits and passports. Additional amounts will improve the turnaround time for identity documents and passports. The department will receive an additional R400 million to upgrade border post infrastructure and provide employee housing.	Integrated IT system will help Home Affairs process IDs, passports and other documents

Table 8.13 General public services expenditure, 2008/09 – 2014/15

	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2012
R million	Outcome			Revised estimate	Medium-term estimates			MTEF total
National departments	68 205	72 650	76 992	88 947	100 315	110 619	119 269	330 203
Provinces	12 767	13 541	14 491	15 605	16 153	18 226	18 691	53 069
Public entities	17 239	18 746	20 422	24 161	24 911	27 374	29 711	81 995

Total	98 211	104 937	111 905	128 713	141 379	156 219	167 671	465 268

Of which:
Compensation of employees	16 540	19 259	21 152	23 839	25 938	27 984	29 961	83 882
Goods and services	15 034	14 939	14 132	17 371	15 168	16 567	17 384	49 119
Capital expenditure	5 172	3 978	4 235	4 857	5 234	5 047	5 083	15 364

Funding allocated to the Department of Performance Monitoring and Evaluation amounts to R21 million in 2012/13, R20 million in 2013/14 and R21 million in 2014/15 to adjust the baseline of the presidential hotline, which addresses citizens’ complaints and concerns.

The Richtersveld Community filed a land claim for a parcel of land in Alexander Bay against Alexkor and the state under the Restitution of Land Rights Act (1994). The deed of settlement was signed on 22 April 2007. An amount of R350 million is earmarked for transfer to Alexkor Limited for the settlement of any outstanding and unfunded obligations, and a tax obligation of R69.9 million.	Finalisation of Alexkor claim

Defence, public order and safety

Government is committed to intensifying the fight against crime. While progress has been made in this area, much more needs to be done to reduce violent crime, root out corruption and increase access to justice.

Spending on defence, public order and safety (excluding provincial departments of community safety) has increased by 9.7 per cent a year from 2008/09 to 2011/12, and will grow from R139.6 billion in 2012/13 to R157.6 billion in 2014/15, at an average annual growth rate of 6.3 per cent. The sector receives additional funding of R7.6 billion over the MTEF period to cater mainly for improved conditions of service, additional personnel and infrastructure.	Spending caters for improved conditions of service in defence, public order and safety

2012 BUDGET REVIEW

Table 8.14 Defence, public order and safety expenditure, 2008/09 – 2014/15

	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2012
R million	Outcome			Revised estimate	Medium-term estimates			MTEF total
National departments	92 590	104 970	111 939	123 735	134 154	143 054	151 503	428 712
Provinces	1 411	1 522	1 628	1 716	1 918	2 032	2 147	6 097
Public entities	3 313	3 125	3 489	3 459	3 535	3 792	3 917	11 245

Total	97 315	109 617	117 055	128 911	139 608	148 878	157 567	446 053

Of which:
Compensation of	55 299	63 963	74 236	80 945	87 422	93 283	98 580	279 285
employees
Goods and services	24 542	26 913	28 933	32 728	35 373	37 450	39 500	112 324
Capital expenditure	5 679	6 054	6 446	5 768	6 443	6 686	6 960	20 090

The Independent Police Investigative Directorate Act, which comes into effect in April 2012, establishes a new entity in place of the Independent Complaints Directorate. An amount of R127 million is allocated to recruit 212 additional personnel, and to procure machinery and equipment. The number of cases finalised by the directorate is expected to increase from 5 750 in 2011/12 to 6 750 in 2014/15.

Additional funding of R300 million is allocated over the medium term to supplement the capital works budget for court infrastructure, particularly in previously disadvantaged areas. Two new high courts will be built in Polokwane and Nelspruit, scheduled for completion in 2012/13 and 2014/15, respectively. The additional allocation will increase the total infrastructure budget for the Department of Justice and Constitutional Development from R1 billion in 2011/12 to R1.1 billion in 2014/15.

Additional allocation for the Public Protector to intensify the fight against corruption and promote good governance	The Office of the Public Protector is allocated an additional R60 million over the three-year period to intensify the fight against corruption and promote good governance. This will enable the number of investigators to increase from 98 in 2011/12 to 155 in 2014/15. The number of complaints investigated and finalised is expected to increase from 16 416 in 2011/12 to 21 888 in 2014/15.

To boost border control, an additional R749 million is allocated over the medium term to deploy members of the South African National Defence Force along the borders. Expenditure on this initiative increases from R400 million in 2011/12 to R617 million in 2014/15. The number of deployed personnel increases by 1 142, bringing the total to 3 300.

An amount of R700 million is to be allocated to Denel in 2012/13 to recapitalise Denel Aerostructures.

¡ Conclusion

The 2012 Budget is about creating more jobs, investing in infrastructure and improving delivery	The division of resources between national, provincial and local government reflects their distinct and complementary roles in accelerating growth and development. South Africa’s priorities have to be achieved within a sustainable and responsible fiscal trajectory. A key determinant of progress in managing public-sector expenditure is government’s ability to achieve an efficient mix between personnel, capital, and goods and services spending – and for national departments, provinces and municipalities to make better use of public funds.

    Private Bag X115, Pretoria, 0001 Tel: +27 12 315 1111, Fax: +27 12 315 5126

ERRATA: Budget Review 2012

Please note the following errata in Budget Review 2012 that was tabled on 22 February 2012.

Chapter 7:
Page:	98
Paragraph :	2
Sentence:	2
Line:	4

Incorrectly reflected as:

“This includes Transnet’s spending on pipelines, and accounts for 27 per cent of the total public-sector infrastructure budget over this period.”

To be correctly reflected as:

“ This includes Transnet’s spending on pipelines, and accounts for 31 per cent of the total public-sector infrastructure budget over this period.”

Chapter 7:
Page:	98
Side header :	2

Incorrectly reflected as:

“ Transport investments account for 27 per cent of public-sector infrastructure budget over MTEF”

To be correctly reflected as:

“ Transport investments account for 31 per cent of public-sector infrastructure budget over MTEF”

Chapter 8:
Page:	120
Paragraph :	1
Sentence:	1
Line:	3

Incorrectly reflected as:

“With an additional R14 billion allocated over the medium term, the budget for economic infrastructure increases from R83.6 billion in 2012/13 to R98.3 billion in 2014/15, rising by an annual average of 7.3 per cent.”

To be correctly reflected as:

“With an additional R14 billion allocated over the medium term, the budget for economic infrastructure increases from R83.6 billion in 2012/13 to R98.3 billion in 2014/15, rising by an annual average of 8.4 per cent.”